Exhibit 10.1

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of June 24, 2016

by and among

INDEPENDENCE REALTY OPERATING PARTNERSHIP, LP,

AS BORROWER,

KEYBANK NATIONAL ASSOCIATION,

THE HUNTINGTON NATIONAL BANK,

THE OTHER LENDERS WHICH ARE PARTIES TO THIS AGREEMENT

AND

OTHER LENDERS THAT MAY BECOME

PARTIES TO THIS AGREEMENT,

KEYBANK NATIONAL ASSOCIATION,

AS AGENT,

THE HUNTINGTON NATIONAL BANK,

AS SYNDICATION AGENT,

AND

KEYBANC CAPITAL MARKETS and THE HUNTINGTON NATIONAL BANK,
AS JOINT LEAD ARRANGERS AND BOOK MANAGERS

______________________________________________________________

$40 MILLION SENIOR TERM LOAN FACILITY

TABLE OF CONTENTS

§1.	DEFINITIONS AND RULES OF INTERPRETATION.1
§1.1	Definitions1
§1.2	Rules of Interpretation.21
§2.	THE CREDIT FACILITY.22
§2.1	The Term Loan22
§2.2	Notes22
§2.3	[Reserved]22
§2.4	[Reserved]22
§2.5	[Reserved].22
§2.6	Interest on Loans.22
§2.7	[Reserved]23
§2.8	[Reserved].23
§2.9	Use of Proceeds23
§2.10	Acknowledgement and Consent to Bail-In of EEA Financial Institutions.23
§2.11	[Reserved].24
§2.12	[Reserved]24
§3.	REPAYMENT OF THE LOANS.24
§3.1	Repayment of Principal24
§3.2	Mandatory Prepayments24
§3.3	Optional Prepayments.25
§3.4	Partial Prepayments25
§3.5	Effect of Prepayments25
§4.	CERTAIN GENERAL PROVISIONS.26
§4.1	Conversion Options.26
§4.2	Fees26
§4.3	[Reserved].26
§4.4	Funds for Payments.27
§4.5	Computations30
§4.6	Suspension of LIBOR Rate Loans30
§4.7	Illegality30
§4.8	Additional Interest30
§4.9	Additional Costs, Etc.31
§4.10	Capital Adequacy32
§4.11	Breakage Costs32
§4.12	Default Interest; Late Charge32
§4.13	Certificate32
§4.14	Limitation on Interest32
§4.15	Certain Provisions Relating to Increased Costs and Non-Funding Lenders33
§5.	COLLATERAL SECURITY.34

§5.1	Collateral34
§5.2	[Reserved].35
§5.3	[Reserved]35
§5.4	[Reserved]35
§5.5	[Reserved]35
§5.6	[Reserved]35
§5.7	Release of Collateral35
§6.	REPRESENTATIONS AND WARRANTIES.35
§6.1	Corporate Authority, Etc.35
§6.2	Governmental Approvals37
§6.3	[Reserved]37
§6.4	Financial Statements37
§6.5	No Material Changes37
§6.6	Franchises, Patents, Copyrights, Etc.37
§6.7	Litigation37
§6.8	No Material Adverse Contracts, Etc.38
§6.9	Compliance with Other Instruments, Laws, Etc.38
§6.10	Tax Status38
§6.11	No Event of Default38
§6.12	Investment Company Act38
§6.13	Absence of UCC Financing Statements, Etc.38
§6.14	Setoff, Etc.39
§6.15	[Reserved].39
§6.16	Employee Benefit Plans39
§6.17	Disclosure39
§6.18	Trade Name; Place of Business39
§6.19	Regulations T, U and X40
§6.20	Environmental Compliance40
§6.21	Subsidiaries; Organizational Structure41
§6.22	[Reserved]41
§6.23	[Reserved]41
§6.24	Brokers42
§6.25	Other Debt42
§6.26	Solvency42
§6.27	No Bankruptcy Filing42
§6.28	No Fraudulent Intent42
§6.29	Transaction in Best Interests of Loan Parties; Consideration42
§6.30	OFAC42
§6.31	REIT Status43
§7.	AFFIRMATIVE COVENANTS.43
§7.1	Punctual Payment43
§7.2	Maintenance of Office43
§7.3	Records and Accounts43
§7.4	Financial Statements, Certificates and Information43
§7.5	Notices.45

§7.6	Existence.46
§7.7	Insurance.46
§7.8	Taxes; Liens46
§7.9	Inspection of Books and Records47
§7.10	Compliance with Laws, Contracts, Licenses, and Permits47
§7.11	Further Assurances47
§7.12	Management47
§7.13	[Reserved]48
§7.14	Business Operations48
§7.15	[Reserved]48
§7.16	[Reserved]48
§7.17	Distributions of Income to Borrower.48
§7.18	Plan Assets48
§7.19	Parent Guarantor Covenants48
§7.20	[Reserved]49
§7.21	Keepwell49
§8.	NEGATIVE COVENANTS.49
§8.1	Restrictions on Indebtedness.49
§8.2	Restrictions on Liens, Etc.51
§8.3	Restrictions on Investments55
§8.4	Merger, Consolidation56
§8.5	[Reserved].56
§8.6	Compliance with Environmental Laws56
§8.7	[Reserved]57
§8.8	Asset Sales57
§8.9	[Reserved]57
§8.10	Restriction on Prepayment of Indebtedness57
§8.11	[Reserved]57
§8.12	Derivatives Contracts57
§8.13	Transactions with Affiliates57
§8.14	Management Fees58
§9.	FINANCIAL COVENANTS.58
§9.1	Maximum Consolidated Leverage Ratio58
§9.2	Minimum Consolidated Fixed Charge Coverage Ratio58
§9.3	Minimum Consolidated Tangible Net Worth58
§9.4	Maximum Distributions58
§9.5	Minimum Liquidity59
§9.6	Maximum Recourse Indebtedness59
§9.7	Maximum Unhedged Variable Rate Indebtedness59
§9.8	Intentionally Deleted.59
§9.9	Business Assets of IRT59
§10.	CLOSING CONDITIONS.59
§10.1	Loan Documents59
§10.2	Certified Copies of Organizational Documents59

§10.3	Resolutions60
§10.4	Incumbency Certificate; Authorized Signers60
§10.5	Opinion of Counsel60
§10.6	Payment of Fees60
§10.7	Insurance60
§10.8	Performance; No Default60
§10.9	Representations and Warranties60
§10.10	Proceedings and Documents60
§10.11	Security Documents61
§10.12	Compliance Certificate61
§10.13	[Reserved]61
§10.14	Consents61
§10.15	[Reserved]61
§10.16	Other61
§10.17	No Materal Adverse Effect61
§11.	[RESERVED].61
§12.	EVENTS OF DEFAULT; ACCELERATION; ETC.61
§12.1	Events of Default and Acceleration61
§12.2	Certain Cure Periods64
§12.3	Termination of Commitments64
§12.4	Remedies64
§12.5	Distribution of Collateral Proceeds65
§13.	SETOFF.65
§14.	THE AGENT.66
§14.1	Authorization66
§14.2	Employees and Agents66
§14.3	No Liability67
§14.4	No Representations67
§14.5	Payments.68
§14.6	Holders of Notes68
§14.7	Indemnity68
§14.8	Agent as Lender68
§14.9	Resignation68
§14.10	Duties in the Case of Enforcement69
§14.11	Bankruptcy70
§14.12	Request for Agent Action70
§14.13	Reliance by Agent70
§14.14	Approvals70
§14.15	Borrower Not Beneficiary71
§14.16	Defaulting Lenders.71
§14.17	Reliance on Hedge Provider73
§15.	EXPENSES.73
§16.	INDEMNIFICATION.74

§17.	SURVIVAL OF COVENANTS, ETC.74
§18.	ASSIGNMENT AND PARTICIPATION.75
§18.1	Conditions to Assignment by Lenders75
§18.2	Register76
§18.3	New Notes76
§18.4	Participations76
§18.5	Pledge by Lender77
§18.6	No Assignment by Loan Parties77
§18.7	Disclosure77
§18.8	Titled Agents78
§18.9	Amendments to Loan Documents78
§19.	NOTICES.78
§20.	RELATIONSHIP.79
§21.	GOVERNING LAW; CONSENT TO JURISDICTION AND SERVICE.79
§22.	HEADINGS.80
§23.	COUNTERPARTS.80
§24.	ENTIRE AGREEMENT, ETC.80
§25.	WAIVER OF JURY TRIAL AND CERTAIN DAMAGE CLAIMS.80
§26.	DEALINGS WITH THE LOAN PARTIES.81
§27.	CONSENTS, AMENDMENTS, WAIVERS, ETC.81
§28.	SEVERABILITY.82
§29.	TIME OF THE ESSENCE.82
§30.	NO UNWRITTEN AGREEMENTS.82
§31.	REPLACEMENT NOTES.82
§32.	NO THIRD PARTIES BENEFITED.83
§33.	PATRIOT ACT.83
§34.	[RESERVED].83
§35.	[RESERVED].83
§36.	[RESERVED].83
§37.	[RESERVED].83
§38.	RECOURSE PROVISIONS83
§39.	EXISTING CREDIT AGREEMENT.83

v

EXHIBITS AND SCHEDULES

Exhibit A	FORM OF TERM NOTE
Exhibit B	[RESERVED]
Exhibit C	[RESERVED]
Exhibit D	[RESERVED]
Exhibit E	[RESERVED]
Exhibit F	[RESERVED]
Exhibit G	FORM OF COMPLIANCE CERTIFICATE
Exhibit H	FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT
Exhibit I	[RESERVED]
Schedule 1.1	LENDERS AND COMMITMENTS
Schedule 1.1-A	DISQUALIFIED LENDERS
Schedule 1.1-B	COLLATERAL – DISTRIBUTION INTEREST PLEDGES
Schedule 1.1-C	COLLATERAL – OWNERSHIP INTEREST PLEDGES
Schedule 1.2	[RESERVED]
Schedule 5.1	BORROWER SUBSIDIARIES REQUIRING NOTICE TO LENDER
Scheduled 5.3	[RESERVED]
Schedule 6.3	[RESERVED]
Schedule 6.5	[RESERVED]
Schedule 6.7	PENDING LITIGATION
Schedule 6.20	ENVIRONMENTAL MATTERS
Schedule 6.21(a)	BORROWER SUBSIDIARIES
Schedule 6.23	[RESERVED]
Schedule 8.1	SPECIFIED INDEBTEDNESS

Schedule 8.14	MANAGEMENT FEES
Schedule 19	NOTICE ADDRESSES

AMENDED AND RESTATED CREDIT AGREEMENT

THIS AMENDED AND RESTATED CREDIT AGREEMENT is made as of the 24th day of June, 2016, by and among INDEPENDENCE REALTY OPERATING PARTNERSHIP, LP, a Delaware limited partnership (“Borrower”), KEYBANK NATIONAL ASSOCIATION (together with any successor in interest, “KeyBank”), THE HUNTINGTON NATIONAL BANK (together with any successor in interest, “Huntington”), the other lending institutions which are parties to this Agreement as “Lenders”, and the other lending institutions that may become parties hereto pursuant to §18, KEYBANK NATIONAL ASSOCIATION, as administrative agent for the Lenders (the “Agent”), THE HUNTINGTON NATIONAL BANK, as Syndication Agent (“Syndication Agent”), and KEYBANC CAPITAL MARKETS and THE HUNTINGTON NATIONAL BANK, as Joint Lead Arranger and Joint Book Managers.

R E C I T A L S

WHEREAS, Borrower, Lenders, and Agent, among others, are party to that certain Credit Agreement dated September 17, 2015, as amended by that certain First Amendment to Credit Agreement dated October 2, 2015 (as amended, the “Existing Credit Agreement”); and

WHEREAS, Borrower has requested that Lenders provide a term loan facility to Borrower in order to refinance the Term Loan Facility (as such term is defined in the Existing Credit Agreement) and for other general corporate purposes; and

WHEREAS, Agent and Lenders are willing to provide such term loan facility on and subject to the terms and conditions set forth herein, including, without limitation, the repayment in full of the obligations of certain Lenders party to the Existing Credit Agreement; and

WHEREAS, Guarantor is willing to guaranty all of the Obligations of Borrower pursuant to this Agreement and the other Loan Documents on the terms and conditions set forth in the Guaranty to which it is a party;

NOW, THEREFORE, in consideration of the recitals herein and mutual covenants and agreements contained herein, the parties hereto hereby covenant and agree that, in accordance with Section 27 of the Existing Credit Agreement, the Existing Credit Agreement is hereby amended and restated in its entirety to read as follows:

§1.DEFINITIONS AND RULES OF INTERPRETATION.

§1.1Definitions

.  The following terms shall have the meanings set forth in this §1 or elsewhere in the provisions of this Agreement referred to below.  Further, certain definitions of the Specified Senior Secured Credit Agreement have been incorporated herein by reference, as provided below.  Each of the parties hereto expressly acknowledges and agrees that (1) each has reviewed the terms and provisions of the Specified Senior Secured Credit Agreement executed and delivered as of the Original Closing Date; (2) all of the terms and provisions of the Specified Senior Secured Credit Agreement (as and to the extent referenced herein) are specifically incorporated herein by reference; (3) references herein to the Specified Senior Secured Credit Agreement, including, without limitation, with respect to certain defined terms, shall be used herein as if separately restated, mutatis mutandis; (4) all references to the Specified Senior

Secured Credit Agreement shall mean and refer to such agreement as executed, delivered, and in effect as of the Original Closing Date, unless otherwise expressly agreed in writing by the Agent and Required Lenders (or all Lenders, if applicable, with respect to any corresponding amendments thereto requiring the approval of all “Lenders” thereunder) with respect to any amendments or modifications to the Specified Senior Secured Credit Agreement from and after the Original Closing Date; (5) if requested by Agent, in its reasonable discretion (and at the direction of the Required Lenders), including, without limitation, (x) on account of there being a syndicate of Lenders under the Specified Senior Secured Credit Agreement which differs from the syndicate of Lenders under the Facility hereunder) or (y) in the event that the Specified Senior Secured Credit Facility is refinanced or otherwise satisfied, repaid, or terminated prior to the repayment in full of the Obligations hereunder, the Loan Parties shall promptly execute and deliver, at no cost or expense to Agent or Lenders, an amendment to this Agreement which shall expressly incorporate and restate the provisions of the Specified Senior Secured Credit Agreement (including, without limitation, certain defined terms therein), mutatis mutandis, which remain applicable to this Agreement, as reasonably determined by Agent; provided, however, that the terms and provisions of the Specified Senior Secured Credit Agreement (as then last having been approved in writing by Agent and Required Lenders (and, if applicable, all Lenders) as of the date of any such refinancing, satisfaction, repayment, or termination of the Specified Senior Secured Credit Facility) shall nevertheless remain in effect and applicable to this Agreement (notwithstanding any such refinancing, satisfaction, repayment, or termination of the Specified Senior Secured Credit Facility) until such time, if any, that Agent requests that the Loan Parties enter into any such amendment of this Agreement.

Adjusted EBITDA.  As defined in the Specified Senior Secured Credit Agreement.

Adjusted NOI.  As defined in the Specified Senior Secured Credit Agreement.

Affected Lender.  See §4.15.

Affiliate.  An Affiliate, as applied to any Person, shall mean any other Person directly or indirectly controlling, controlled by, or under common control with, that Person.  For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means (a) the possession, directly or indirectly, of the power to vote fifty percent (50%) or more of the stock, shares, voting trust certificates, beneficial interest, partnership interests, member interests or other interests having voting power for the election of directors of such Person or otherwise to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise, or (b) the ownership of (i) a general partnership interest, (ii) a managing member’s or manager’s interest in a limited liability company or (iii) a limited partnership interest or preferred stock (or other ownership interest) representing fifty percent (50%) or more of the outstanding limited partnership interests, preferred stock or other ownership interests of such Person.

Agent.  KeyBank National Association, acting as administrative agent for the Lenders, and its successors and assigns.

Agent’s Head Office.  The Agent’s head office located at 127 Public Square, Cleveland, Ohio 44114-1306, or at such other location as the Agent may designate from time to time by notice to the Borrower and the Lenders.

Agent’s Special Counsel.  Riemer & Braunstein LLP or such other counsel as selected by Agent.

Aggregate Credit Exposure.  The aggregate Term Loan Exposure of all of the Lenders.

Agreement.  This Credit Agreement, as the same may be amended, modified, supplemented and/or extended from time to time, including the Schedules and Exhibits hereto.

Agreement Regarding Fees.  See §4.2.

Anti-Corruption Laws.  All laws, rules, and regulations of any jurisdiction applicable to Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.

Applicable Margin.  The Applicable Margin (a) for LIBOR Rate Loans shall be four percent (4.00%) and (b) for Base Rate Loans shall be three percent (3.00%).

Approved Fund.  Any Fund that is administered or managed by (a) a Lender, or (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

Arranger.  KeyBanc Capital Markets, The Huntington Bank, and/or any successors thereto.

Assignment and Acceptance Agreement.  See §18.1.

Authorized Officer. Any of the following Persons: Scott F. Schaeffer, Farrell M. Ender, James J. Sebra and Anders Laren, and such other Persons as Borrower shall designate in a written notice to Agent.

Bail-In Action. means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

Bail-In Legislation. means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

Balance Sheet Date.  December 31, 2015.

Bankruptcy Code.  Title 11, U.S.C.A., as amended from time to time or any successor statute thereto.

Base Rate.  The greater of (a) the Applicable Margin for Base Rate Loans plus the greater of (i) the fluctuating annual rate of interest announced from time to time by the Agent at the Agent’s Head Office as its “prime rate”, or (ii) one half of one percent (0.50%) above the Federal

Funds Effective Rate, or (b) the sum of LIBOR with an Interest Period of one (1) month based on the then applicable LIBOR determined for such Interest Period) plus the then Applicable Margin for LIBOR Rate Loans.  The Base Rate is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer.  Any change in the rate of interest payable hereunder resulting from a change in the Base Rate shall become effective as of the opening of business on the day on which such change in the Base Rate becomes effective, without notice or demand of any kind.

Base Rate Loans. Collectively, the Term Base Rate Loans.

Borrower.  As defined in the Preamble.

Borrower Subsidiaries.  Means each Subsidiary of Borrower, including, without limitation, each “Subsidiary Borrower” (as such quoted term is defined in the Specified Senior Secured Credit Agreement); provided, however, that each reference herein to Borrower Subsidiary or Borrower Subsidiaries shall (unless otherwise indicated) be deemed to exclude any Excluded Subsidiary.

Borrowing Base Adjusted NOI.  As defined in the Specified Senior Secured Credit Agreement.

Borrowing Base Value.  As defined in the Specified Senior Secured Credit Agreement.

Breakage Costs.  The commercially reasonable cost to any Lender of re-employing funds bearing interest at LIBOR incurred (or reasonably expected to be incurred) in connection with (i) any payment of any portion of the Loans bearing interest at LIBOR prior to the termination of any applicable Interest Period, (ii) the conversion of a LIBOR Rate Loan to any other applicable interest rate on a date other than the last day of the relevant Interest Period, or (iii) the failure of Borrower to draw down, on the first day of the applicable Interest Period, any amount as to which Borrower has elected a LIBOR Rate Loan.

Building.  As defined in the Specified Senior Secured Credit Agreement.

Business Day.  Any day on which banking institutions located in the same city and State as the Agent’s Head Office are located are open for the transaction of banking business and, in the case of LIBOR Rate Loans, which also is a LIBOR Business Day.

Cash Equivalents.  As defined in the Specified Senior Secured Credit Agreement.

CERCLA.  The Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. 9601 et seq.

CFTC Regulations.  Any and all regulations, rules, directives, or orders now or hereafter promulgated or issued by the Commodity and Futures Trading Commission (including any successor thereto) relating to Derivatives Contracts.

Change in Law. The occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any

Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

Change of Control.  As defined in the Specified Senior Secured Credit Agreement.

Code.  The Internal Revenue Code of 1986, as amended.

Collateral.  All of the property, rights and interests of the Borrower and/or Guarantors (or any other Person) which are subject to the pledges, security interests, security title, and liens created by the Security Documents.

Collateral Property or Collateral Properties.  Means Real Estate owned by each Subsidiary of Borrower, including, without limitation, each “Collateral Property” (as such quoted term is defined in the Specified Senior Secured Credit Agreement).

Commitment.  As to each Lender, the Term Loan Commitment of such Lender (or either of them, as the context requires).

Commitment Percentage.  As to each Lender, the ratio, expressed as a percentage, of (a) the amount of such Lender’s outstanding Term Loans to (b) the sum of the outstanding Term Loans of all Lenders.

Commodity Exchange Act. The Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended and in effect from time to time, or any successor law.

Compliance Certificate.  See §7.4(c).

Consolidated.  As defined in the Specified Senior Secured Credit Agreement.

Consolidated EBITDA. As defined in the Specified Senior Secured Credit Agreement.

Consolidated Fixed Charge Coverage Ratio. As defined in the Specified Senior Secured Credit Agreement.

Consolidated Group. As defined in the Specified Senior Secured Credit Agreement.

Consolidated Group Pro Rata Share. As defined in the Specified Senior Secured Credit Agreement.

Consolidated Leverage Ratio.  As defined in the Specified Senior Secured Credit Agreement.

Consolidated Net Income. As defined in the Specified Senior Secured Credit Agreement.

Consolidated Tangible Net Worth. As defined in the Specified Senior Secured Credit Agreement.

Construction in Process.  As defined in the Specified Senior Secured Credit Agreement.

Conversion/Continuation Request.  A notice given by the Borrower to the Agent of its election to convert or continue a Loan in accordance with §4.1.

Default.  See §12.1.

Default Rate.  See §4.12.

Defaulting Lender.  Any Lender that, as determined by the Agent, (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans, within three (3) Business Days of the date required to be funded by it hereunder, unless such Lender is contesting its obligation to fund such amount in good faith, provided that if such Lender is the only Lender contesting its obligation to fund, such Lender shall be deemed to be a Defaulting Lender hereunder if such contest is not resolved within ninety (90) days, (b) has notified the Borrower, or the Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it has extended credit, unless such notification or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied, (c) has failed, within three Business Days after request by the Agent, to confirm in a manner reasonably satisfactory to the Agent that it will comply with its funding obligations, unless such Lender is contesting its obligation to fund in good faith, provided that if such Lender is the only Lender contesting its obligation to fund, such Lender shall be deemed to be a Defaulting Lender hereunder if such contest is not resolved within ninety (90) days, (d) become the subject of a Bail-In Action, or (e) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any bankruptcy or other debtor relief law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

Derivatives Contract. Any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing

(including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement.  Not in limitation of the foregoing, the term “Derivatives Contract” includes any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities under any such master agreement.

Directions.   See §14.14

Disqualified Lender.  Not more than ten (10) publicly traded real estate investment entities that invest primarily in multi-family housing as detailed in Schedule 1.1-A hereto.

Distribution.  Any (a) dividend or other distribution, direct or indirect, on account of any Equity Interest of a Loan Party or any Subsidiary of a Loan Party, now or hereafter outstanding, except a dividend or other distribution payable solely in Equity Interest to the holders of that class; (b) redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interest of a Loan Party or any Subsidiary of a Loan Party now or hereafter outstanding; and (c) payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests of a Loan Party or any Subsidiary of a Loan Party now or hereafter outstanding.

Distribution Interest Pledges.  The Pledge and Security Agreement (Distribution Interests) from each of (x) Borrower, (y) IR OpCo, and (z) any other Borrower Subsidiary which has an intervening ownership interest in another Borrower Subsidiary, respectively, to the Agent for the benefit of the Lenders respecting the “Collateral” as therein defined and described, including, without limitation, all “Distributions” (as therein defined) with respect to the “Ownership Interests” (as defined therein) of (a) Borrower in IR OpCo and (b) IR OpCo (and as may be applicable, any Borrower Subsidiary which has an intervening ownership interest in another Borrower Subsidiary) in a Borrower Subsidiary, respectively, without duplication, for whom Borrower, IR OpCo, and/or such Borrower Subsidiary, respectively as applicable, is not able (and/or is prohibited) to grant an Ownership Interest Pledge with respect to such Ownership Interests and is able to grant a Distribution Interest Pledge in respect thereof (each as reasonably determined in good faith), whether now existing or hereafter arising, as further provided therein, respectively, now or hereafter delivered to secure the Obligations, as the same may be modified or amended.  The initial Collateral granted pursuant to the Distribution Interest Pledges as of the Effective Date is detailed on Schedule 1.1-B, but shall exclude any of the Distributions related to any of the Excluded Subsidiaries.

Dollars or $.  Dollars in lawful currency of the United States of America.

Domestic Lending Office.  Initially, the office of each Lender designated as such on Schedule 1.1 hereto; thereafter, such other office of such Lender, if any, located within the United States that will be making or maintaining Base Rate Loans.

Drawdown Date.  The date on which any Loan is made or is to be made (which shall be the Effective Date), and the date on which any Loan is converted in accordance with §4.1.

EEA Financial Institution. means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

EEA Member Country. means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

EEA Resolution Authority. means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

Effective Date.  The first date on which all of the conditions set forth in §10 have been satisfied.

Eligible Assignee. (a) A Lender; (b) an Affiliate of a Lender; (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by (i) the Agent, and (ii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include (x) Borrower or any of the Borrower’s or the Guarantors’ Affiliates or Subsidiaries and (y) so long as no payment or bankruptcy related Event of Default shall have occurred and is continuing, any Disqualified Lender.

Eligible Bank. As defined in the Specified Senior Secured Credit Agreement.

Environmental Engineer.  As defined in the Specified Senior Secured Credit Agreement.

Environmental Laws.  As defined in the Specified Senior Secured Credit Agreement.

Equity Interests.  With respect to any Person, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting.

Equity Issuance.   See §3.2(a).

Equity Issuance Pledges.  The Pledge and Security Agreement (Equity Issuance Proceeds) from each of (x) Borrower and (y) Parent Guarantor to the Agent for the benefit of the Lenders respecting the “Collateral” as therein defined and described, including, without limitation, all Net Equity Issuance Proceeds, respectively, now or hereafter delivered to secure the Obligations, as the same may be modified or amended.

ERISA.  The Employee Retirement Income Security Act of 1974, as amended and in effect from time to time.

ERISA Affiliate. Any Person that is subject to ERISA and is treated as a single employer with Borrower or its Subsidiaries under §414 of the Code.

ERISA Reportable Event.  A reportable event with respect to a Guaranteed Pension Plan within the meaning of §4043 of ERISA and the regulations promulgated thereunder as to which the requirement of notice has not been waived.

EU Bail-In Legislation Schedule. means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

Excess Refinanced Principal Amount.  As defined in the Specified Senior Secured Credit Agreement.

Excluded Subsidiary. Each of (a) IRT UPREIT Lender, LP, (b) IRT UPREIT Lender Limited Partner, LLC, (c) BREF/Midlothian, LLC, (d) MTC-East, LLC, (e) TS Manager LLC, (f) Trade Street Property Management, LLC, (g) Bayview Club TIC I – XXVII LLCs, (h) Feldman Equities General Partner, Inc., (i) Feldman Holdings Business Trust I, (j) Feldman Holdings Business Trust II, (k) Feldman Equities Operating Partnership, LP. , (l) IRT Centrepoint Arizona, LLC, (m) IRT Belle Creek Apartments Colorado, LLC, (n) IRT Tresa at Arrowhead Arizona, LLC, and (o) IRT Cumberland Glen Apartments Georgia, LLC and, collectively, the “Excluded Subsidiaries”.

Excluded Swap Obligation.  With respect to any Loan Party, any Hedge Obligation of another Loan Party as to which such Loan Party is jointly and severally or otherwise liable (as Borrower or as a Guarantor) pursuant to the terms of this Agreement or any other Loan Document if, and to the extent that, the incurrence of Obligations by such Loan Party in respect of such Hedge Obligation, or the grant under a Loan Document by Borrower of a security interest to secure such Hedge Obligation (or any guaranty thereof), is or becomes illegal under the Commodity Exchange Act (or the application or official interpretation thereof, including under any applicable CFTC Regulation) by virtue of Borrower’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to any “keepwell,” support or other agreement for the benefit of such Loan Party and any and all guarantees of, or other credit support for, any Hedge Obligation provided by other Loan Parties as further provided in §7.21) at the time such Loan Party becomes jointly and severally or otherwise liable with respect to such Hedge Obligation or grants a security interest to secure same.  If a Hedge Obligation arises under a Derivatives Contract governing more than one Hedge Obligation, such exclusion shall apply only to the portion of such Hedge Obligation that is attributable to a Derivatives Contract for which such Hedge Obligation or security interest becomes illegal.

Existing Credit Agreement.  As defined in the preamble hereto.

Event of Default.  See §12.1.

Facility.  The credit facility described herein with respect to the Loans up to the Maximum Facility Amount.

FATCA.  Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b) of the Code and any legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the foregoing.

Federal Funds Effective Rate.  For any day, the rate per annum (rounded upward to the nearest one-hundredth of one percent (1/100 of 1%)) announced by the Federal Reserve Bank of New York on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate.”

Fixed Charges.  For any period for the Consolidated Group, the sum of (a) Interest Expense and (b) the aggregate of all regularly scheduled principal payments on Indebtedness (but excluding (i) balloon payments of principal due upon the stated maturity of any Indebtedness, (ii) payments of principal outstanding under the Facility, and (iii) principal payments under the Specified Senior Secured Credit Facility) of the Consolidated Group made or required to be made during such period, measured on a Consolidated basis, and (c) the aggregate of all dividends payable on the preferred Equity Interests of a member of the Consolidated Group (excluding, for the avoidance of doubt, any dividends payable by one member of the Consolidated Group to another member of the Consolidated Group); in each instance Fixed Charges shall include such Person’s Consolidated Group Pro Rata Share of Fixed Charges attributable to any Non-Wholly Owned Subsidiary.

Fund. Any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

Funds from Operations.  As defined in the Specified Senior Secured Credit Agreement.

GAAP.  Generally accepted accounting principles consistently applied.

Governmental Authority. The government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

Gross Asset Value.  As defined in the Specified Senior Secured Credit Agreement.

Ground Lease.   As defined in the Specified Senior Secured Credit Agreement.

Guarantors.  Collectively, (a) the Parent Guarantor; (b) IR OpCo; (c) any other Borrower Subsidiaries which are permitted to (and/or not prohibited from) providing a Guaranty of the Obligations; and (d) any other Person who subsequently provides a Guaranty, but excluding, in any case, any of the Excluded Subsidiaries.

Guaranty.  The guaranty of each Guarantor in favor of the Agent and the Lenders of certain of the Obligations of the Borrower hereunder.

Hazardous Substances.  As defined in the Specified Senior Secured Credit Agreement.

Hedge Obligations.  As may be applicable at any time, all obligations of the Borrower to any Lender Hedge Provider to make any payments (including termination payments) under any Derivatives Contract with respect to an interest rate swap, collar, or floor or a forward rate agreement or other agreement regarding the hedging of interest rate risk exposure (other than any interest rate “cap”), and any confirming letter executed pursuant to such hedging agreement, all as amended, restated or otherwise modified.

Huntington.  As defined in the preamble hereto.

Indebtedness.  As defined in the Specified Senior Secured Credit Agreement.

Indemnified Person.  See §16.

Intercompany Note.  As defined in the Specified Senior Secured Credit Agreement.

Interest Expense.  As defined in the Specified Senior Secured Credit Agreement.

Interest Payment Date.  As to each Loan, the first day of each calendar month, or if such date is not a Business Day, then the next succeeding Business Day.

Interest Period.  With respect to each LIBOR Rate Loan (a) initially, the period commencing on the Drawdown Date of such LIBOR Rate Loan and ending one, two, or three months thereafter and (b) thereafter, each period commencing on the day following the last day of the next preceding Interest Period applicable to such Loan and ending on the last day of one of the periods set forth above, as selected by the Borrower in a Loan Request or Conversion/Continuation Request; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)if any Interest Period with respect to a LIBOR Rate Loan would otherwise end on a day that is not a LIBOR Business Day, such Interest Period shall end on the next succeeding LIBOR Business Day, unless such next succeeding LIBOR Business Day occurs in the next calendar month, in which case such Interest Period shall end on the next preceding LIBOR Business Day, as determined conclusively by the Agent in accordance with the then current bank practice in London, England;

(ii)if the Borrower shall fail to give notice as provided in §4.1, the Borrower shall be deemed to have requested a continuation of the affected LIBOR Rate Loan as a LIBOR Rate Loan for an interest period of one month on the last day of the then current Interest Period with respect thereto as provided in and subject to the terms of §4.1(c);

(iii)any Interest Period pertaining to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the applicable calendar month; and

(iv) no Interest Period relating to any LIBOR Rate Loan shall extend beyond the Maturity Date, as applicable.

Interpolated Rate. At any time, for any Interest Period, the rate per annum (rounded  to the same number of decimal places as LIBOR)  determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) LIBOR for the longest period for which LIBOR is available that is shorter than the Impacted Interest Period; and (b) the LIBOR for the shortest period for which that LIBOR is available that exceeds the Impacted Interest Period, in each case, at such time.

Investments.  As defined in the Specified Senior Secured Credit Agreement.

IR OpCo.  IR TS Op Co, LLC a Delaware limited liability company, as successor by conversion to Trade Street Operating Partnership, L.P., a Delaware limited partnership.

IRT.  Independence Realty Trust, Inc., a Maryland corporation, and its successors and assigns.

KeyBank.  As defined in the preamble hereto.

Leases.  As defined in the Specified Senior Secured Credit Agreement.

Legal Requirements shall mean all applicable federal, state, county and local laws, rules, regulations, codes and ordinances, and the requirements in each case of any governmental agency or authority having or claiming jurisdiction with respect thereto, including, but not limited to, those applicable to zoning, subdivision, building, health, fire, safety, sanitation, the protection of the handicapped, and environmental matters and shall also include all orders and directives of any court, governmental agency or authority having or claiming jurisdiction with respect thereto.

Lenders.  KeyBank, Huntington, the other lending institutions which are party hereto and any other Person which becomes an assignee of any rights of a Lender pursuant to §18 (but not including any participant as described in §18); and collectively, the Term Loan Lenders.

Lender Hedge Provider.  As may be applicable at any time with respect to any Hedge Obligations, any counterparty thereto that, at the time the applicable hedge agreement was entered into, was a Lender or an Affiliate of a Lender.

LIBOR.  For any LIBOR Rate Loan for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for U.S. Dollars) for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case the “LIBOR Screen Rate”) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that (i) if the LIBOR Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement; provided further that if the LIBOR Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) then LIBOR shall be the Interpolated Rate; provided that if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement, and (ii) if no such rate administered by ICE Benchmark Administration (or by such other Person that has taken over the administration of such rate for U.S. Dollars) is available to the Administrative Agent, the applicable LIBOR for the relevant Interest Period shall instead be the rate determined by the Administrative Agent to be the rate at which KeyBank or one of its Affiliate banks offers to place deposits in U.S. dollars with first class banks in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, in the approximate amount of the relevant LIBOR Rate Loan and having a maturity equal to such Interest Period.  For any period during which a Reserve Percentage shall apply, LIBOR with respect to LIBOR Rate Loans shall be equal to the amount determined above divided by an amount equal to one (1) minus the Reserve Percentage.

LIBOR Business Day.  Any day on which commercial banks are open for international business (including dealings in Dollar deposits) in London, England.

LIBOR Lending Office.  Initially, the office of each Lender designated as such on Schedule 1.1 hereto; thereafter, such other office of such Lender, if any, that shall be making or maintaining LIBOR Rate Loans.

LIBOR Rate Loans.  All Loans bearing interest at a rate based on LIBOR, including the Term LIBOR Rate Loans.

Lien.  See §8.2.

Liquidity.As defined in the Specified Senior Secured Credit Agreement.

Loan Documents.  This Agreement, the Notes, the Guaranty, the Security Documents and all other documents, instruments or agreements now or hereafter executed or delivered by or on behalf of the Borrower in connection with the Loans and intended to constitute a Loan Document.

Loan Party.  Means the Borrower, each Guarantor and IRT OKC Portfolio Member, LLC, a Delaware limited liability company, individually, and Loan Parties means those parties collectively.

Loan Request.  See §2.7.

Loan and Loans.  An individual Term Loan or the aggregate Term Loans to be made by the Lenders hereunder.  All Loans shall be made in Dollars.

Management Agreements.  As defined in the Specified Senior Secured Credit Agreement.

Material Adverse Effect.  A material adverse effect on (a) the business, properties, assets, financial condition or results of operations of the Consolidated Group considered as a whole; (b) the ability of the Loan Parties and Borrower Subsidiaries (taken as a whole) to perform their material obligations, respectively as applicable, under the Loan Documents (including, without limitation, with respect to matters relating to Borrower Subsidiaries); or (c) the validity or enforceability of any of the material Loan Documents or the material rights or remedies of Agent or the Lenders thereunder.

Material Asset.  Any asset (other than Real Estate) with a book value in excess of $250,000.00.

Maturity Date.  September 17, 2018, or such earlier date on which the Loans shall become due and payable pursuant to the terms hereof.

Maximum Facility Amount.  The maximum aggregate amount of the Facility, which amount shall be the Term Loan Facility Amount.

Moody’s.  Moody’s Investor Service, Inc.

Mortgages.  As defined in the Specified Senior Secured Credit Agreement.

Multiemployer Plan.  Any multiemployer plan within the meaning of §3(37) of ERISA maintained or contributed to by Borrower or any ERISA Affiliate.

Multifamily Property.  As defined in the Specified Senior Secured Credit Agreement.

Net Equity Issuance Proceeds.   See §3.2(a).

Net Proceeds.  Means (a) with respect to any Refinanced Indebtedness in respect of any Real Estate or Material Assets, one hundred percent (100%) of any Excess Refinanced Principal Amount in connection with any Refinancing by a Loan Party or its Subsidiaries of Real Estate or Material Assets and (b) with respect to the sale of any Real Estate or Material Assets of a Loan Party or its Subsidiaries, one hundred percent (100%) of the actual gross sales price under the applicable purchase and sale agreement with respect to such Real Estate or such Material Assets less (c) in each case, for clause (a) and (b) above, actual customary, reasonable, and documented closing costs and expenses (including reasonable and documented sales costs, commissions, legal fees and transfer taxes), less (d) in the case of clause (b) above, the payment of principal, premium, penalty interest or other amounts in respect of Indebtedness secured by the Real Property or Material Asset that is the subject of such sale, less (e) in the case of clause (b) above, the amount of any reasonable reserve established in accordance with GAAP against any liabilities associated with the Real Estate or Material Asset that is the subject of such sale, less (f) in the case of clause (b) in respect of any Material Asset, any proceeds of such sale reinvested in fixed, capital, or similar assets of Parent Guarantor and its Subsidiaries.

Non Excluded Taxes.   See §4.4(b).

Non-Funding Lender.  See §4.15.

Non-Recourse Exclusions.  As defined in the Specified Senior Secured Credit Agreement.

Non-Recourse Indebtedness.  As defined in the Specified Senior Secured Credit Agreement.

Non-U.S. Lender.  See §4.4(c).

Non-Wholly Owned Subsidiary.  As defined in the Specified Senior Secured Credit Agreement.

Notes.  Collectively, the Term Notes.

Notice.  See §19.

Obligations.  The term “Obligations” shall mean and include:

A.The payment, in accordance with the terms of the Loan Documents, of the principal sum, interest at variable rates, charges and indebtedness evidenced by the Notes including any extensions, renewals, replacements, increases, modifications and amendments thereof, given by Borrower to the order of the respective Lenders;

B.The payment, performance, discharge and satisfaction, in accordance with the terms of the Loan Documents, of each of the covenants, warranties, representations, undertakings and conditions to be paid, performed, satisfied and complied with by Borrower under and pursuant to this Credit Agreement or the other Loan Documents;

C.The payment, in accordance with the terms of the Loan Documents, of the costs, expenses, legal fees and liabilities incurred by Agent and the Lenders in connection with the enforcement of any of Agent’s or any Lender’s rights or remedies under this Credit Agreement or the other Loan Documents, or any other instrument, agreement or document which evidences or secures any other obligations or collateral therefor, whether now in effect or hereafter executed;

D.The payment, performance, discharge and satisfaction of all other liabilities and obligations of Borrower to Agent or any Lender, whether now existing or hereafter arising, direct or indirect, absolute or contingent, and including, without limitation express or implied upon the generality of the foregoing, each liability and obligation of Borrower under any one or more of the Loan Documents and any amendment, extension, modification, replacement or recasting of any one or more of the instruments, agreements and documents referred to in this Credit Agreement or any other Loan Document or executed in connection with the transactions contemplated by this Credit Agreement or any other Loan Document; and

E.All Hedge Obligations; provided, however, that (x) in no event shall “Obligations” include any Excluded Swap Obligations and (y) the provisions set forth in the definition of Security Documents herein shall be applicable with respect to any Security Document securing any Hedge Obligation.

OFAC.  Office of Foreign Asset Control of the Department of the Treasury of the United States of America.

Operating Property Value.   As defined in the Specified Senior Secured Credit Agreement.

Original Closing Date.  September 17, 2015.

Other Real Estate Investments.  As defined in the Specified Senior Secured Credit Agreement.

Outstanding.  With respect to the Loans, the aggregate unpaid principal thereof as of any date of determination.

Ownership Interest Pledges.  The Pledge and Security Agreement (Ownership Interests) from (x) Borrower, (y) IR OpCo, and (z) any other Borrower Subsidiary which has an intervening ownership interest in another Borrower Subsidiary, respectively, to the Agent for the benefit of the Lenders respecting the “Collateral” as therein defined and described, including, without limitation, all “Pledged Ownership Interests” (as therein defined) respecting Borrower’s and IR OpCo’s (and as may be applicable, that of any Borrower Subsidiary which has an intervening ownership interest in another Borrower Subsidiary) maximum allowable percentage ownership interest, respectively, to and in the Equity Interests in all Subsidiaries of Borrower and/or IR OpCo for which Borrower and/or IR OpCo (or any such Borrower Subsidiary) is able (and/or not prohibited) to grant such Ownership Interest Pledge therein (as reasonably determined in good faith), whether now existing or hereafter arising, as further provided therein, respectively, now or hereafter delivered to secure the Obligations, as the same may be modified or amended.  The initial Collateral granted pursuant to the Ownership Interest Pledges as of the Effective Date is detailed on Schedule 1.1-C, but shall exclude any of the Equity Interests in any of the Excluded Subsidiaries.

Parent Guarantor.  IRT.

Participant Register.  See §18.4.

Patriot Act.  The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as the same may be amended from time to time, and corresponding provisions of future laws.

PBGC.  The Pension Benefit Guaranty Corporation created by §4002 of ERISA and any successor entity or entities having similar responsibilities.

Permitted Liens.  Liens, security interests and other encumbrances permitted (or of a nature permitted) by §8.2.

Permitted Refinancing Indebtedness.  As defined in the Specified Senior Secured Credit Agreement.

Person.  Any individual, corporation, limited liability company, partnership, trust, unincorporated association, or other legal entity, and any government or any governmental agency or political subdivision thereof.

Plan.  Any employee pension benefit plan within the meaning of §3(2) of ERISA maintained or contributed to by Borrower or any ERISA Affiliate the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.

Plan Assets.  Assets of any Plan subject to Part 4, Subtitle B, Title I of ERISA.

Property NOI.  As defined in the Specified Senior Secured Credit Agreement.

Qualified ECP Loan Party. Means, in respect of any Hedge Obligation, each Loan Party with total assets exceeding $10,000,000 at the time the relevant guaranty or grant of the relevant security interest becomes effective with respect to such Hedge Obligation or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” at such time under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Qualified Manager.  As defined in the Specified Senior Secured Credit Agreement.

Real Estate.  As defined in the Specified Senior Secured Credit Agreement.

Recourse Indebtedness.  As defined in the Specified Senior Secured Credit Agreement.

Refinanced Indebtedness.  As defined in the Specified Senior Secured Credit Agreement.

Refinancing. As defined in the definition of Permitted Refinancing Indebtedness.

Register.  See §18.2.

Release.  See §6.20(c).

Rent Roll.  As defined in the Specified Senior Secured Credit Agreement.

Representative.  See §14.17.

Required Lenders.  As of any date, the Lender or Lenders whose aggregate Commitment Percentage is equal to or greater than fifty-one percent (51%) of the aggregate amount of the Total Commitment, or, if the Total Commitment has been terminated or reduced to zero, Lenders whose aggregate Commitment Percentage is equal to or greater than fifty-one percent (51%) of the principal amount of the Aggregate Credit Exposure; provided that (a) in determining such Commitment Percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded and the Commitment Percentages of the Lenders shall be redetermined, for voting purposes only, to exclude the Commitment Percentages of such Defaulting Lenders, and (b) at all times when two or more Lenders are party to this Agreement, the term “Required Lenders” shall in no event mean less than two (2) Lenders.

Reserve Percentage.  For any Interest Period, that percentage which is specified three (3) Business Days before the first day of such Interest Period by the Board of Governors of the Federal Reserve System (or any successor) or any other governmental or quasi-governmental authority with jurisdiction over Agent or any Lender for determining the maximum reserve requirement (including, but not limited to, any marginal reserve requirement) for Agent or any Lender with respect to liabilities constituting of or including (among other liabilities) Eurocurrency liabilities in an amount equal to that portion of the Loan affected by such Interest Period and with a maturity equal to such Interest Period.

S&P.  Standard & Poor’s Ratings Group.

Sanctioned Entity.  Means (a) an agency, political subdivision, or instrumentality of the government of, (b) an organization directly or indirectly controlled by or (c) a Person or group resident in, in each case, a country that is itself subject to Sanctions.

Sanctioned Person.  A Person or group named on the list of Specially Designated Nationals or Blocked Persons maintained by the OFAC as published from time to time or any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State, the United Nations Security Council, the European Union, or any EU member state.

Sanctions.   Economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

SEC.  The federal Securities and Exchange Commission.

Secured Indebtedness.  As defined in the Specified Senior Secured Credit Agreement.

Secured Recourse Indebtedness. As defined in the Specified Senior Secured Credit Agreement.

Security Documents.  Collectively, the Ownership Interest Pledges, the Distribution Interest Pledges, the Equity Issuance Pledges, UCC-1 financing statements, and any further collateral security agreements or assignments to the Agent for the benefit of the Lenders, respecting the Collateral, previously, now or hereafter  delivered to secure the Obligations, as the same may be modified or amended; provided, however, that only Hedge Obligations relating to the Obligations arising under the Facility shall be secured by the Security Documents and only to the extent that: (x) such Hedge Obligations are subject and subordinate to such Obligations arising under the Facility and (y) the Agent has received a notice from the “Representative” (as defined in §14.17) or the holder of such Hedge Obligations (except where Agent or its Affiliate is the Lender Hedge Provider) advising Agent of the existence of such conforming Hedge Obligation.

Solvent. As defined in the Specified Senior Secured Credit Agreement.

Specified Hedging Party. Any Loan Party that is not then a Qualified ECP Loan Party (determined prior to giving effect to Section §7.21).

Specified Senior Secured Credit Agreement.  That certain Credit Agreement dated as of the Original Closing Date among Borrower, as “Parent Borrower”, Guarantor, as “Guarantor”, certain of the Borrower Subsidiaries, as “Subsidiary Borrowers”, KeyBank, as “Agent,” and KeyBank and certain other financial institutions as “Lenders” respecting the Specified Senior Secured Credit Facility.

Specified Senior Secured Credit Facility.  That certain senior secured credit facility as of the Original Closing Date in the original principal amount of up to Three Hundred Twenty-Five Million Dollars ($325,000,000.00) (and subject to increase or decrease as therein provided) evidenced by, among other instruments, documents, and agreements, the Specified Senior Secured Credit Agreement.  For the avoidance of doubt, the Specified Senior Secured Credit Facility is not part of the Facility hereunder.

State.  A state of the United States of America and the District of Columbia.

Subsidiary.  For any Person, any corporation, partnership, limited liability company or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership, limited liability company or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, and shall include all Persons the accounts of which are consolidated with those of such Person pursuant to GAAP.

Syndication Agent.  As defined in the preamble hereto.

Taxes.  Any present or future taxes, levies, imposts, duties, charges, fees, or similar deductions or withholdings that are imposed by any Governmental Authority.

Term Base Rate Loans.  Term Loans bearing interest calculated by reference to the Base Rate, subject to the provisions of §2.6(a).

Term LIBOR Rate Loans.  Term Loans bearing interest calculated by reference to the LIBOR Rate.

Term Loan or Loans.  An individual Term Loan or the aggregate Term Loans, as the case may be, in the maximum principal amount of the Term Loan Facility Amount, to be made by the Term Loan Lenders hereunder as more particularly described in §2.

Term Loan Commitment.  As to each Term Loan Lender, its obligation to make Term Loans to Borrower pursuant to §2.1, in an amount up to, but not exceeding, the amount set forth for such Lender on Schedule 1.1 attached hereto as such Lender’s “Term Loan Commitment Amount” or as set forth in the applicable Assignment and Assumption Agreement.

Term Loan Commitment Percentage.  As to each Term Loan Lender, the ratio, expressed as a percentage, of (a) the amount of such Term Loan Lender’s Term Loan Commitment to (b) the aggregate amount of the Term Loan Commitments of all Term Loan Lenders; provided, however, that if at the time of determination the Term Loan Lender’s Term Loan Commitments have terminated or been reduced to zero (0), the “Term Loan Commitment Percentage” of each Term Loan Lender shall be the Term Loan Commitment Percentage of such Term Loan Lender in effect immediately prior to such termination or reduction.

Term Loan Exposure.  The aggregate Term Loans held by the Term Loan Lenders.

Term Loan Facility.  At any time, the Term Loans which the Term Loan Lenders have agreed to make in accordance with the terms of this Agreement in the aggregate amount of the Term Loan Lenders’ Term Loan Commitments at such time.

Term Loan Facility Amount.  Forty Million Dollars ($40,000,000.00).

Term Loan Lender.  Any Lender that has a Term Loan Commitment.

Term Loan Notes.  See §2.2.

Titled Agents.  The Arranger, the Syndication Agent, or any documentation agent.

Total Commitment.  The sum of the Term Loan Commitments as in effect from time to time.

Total Indebtedness. As defined in the Specified Senior Secured Credit Agreement.

Type.  As to any Loan, its nature as a Base Rate Loan or a LIBOR Rate Loan.

Unhedged Variable Rate Indebtedness.  As defined in the Specified Senior Secured Credit Agreement.

Unimproved Land.  As defined in the Specified Senior Secured Credit Agreement.

Unrestricted Cash and Cash Equivalents.  As of any date of determination, the sum of (a) the aggregate amount of Unrestricted cash and (b) the aggregate amount of Unrestricted Cash Equivalents (valued at fair market value).  As used in this definition, “Unrestricted cash” and “Unrestricted Cash Equivalents” means, as of any date of determination, the aggregate amount of cash and Cash Equivalents included in the cash accounts that would be listed on the consolidated balance sheet of the Consolidated Group prepared in accordance with GAAP as of the end of the most recently ended fiscal quarter ending prior to the date of such determination for which consolidated financial statements of the Consolidated Group are available to the extent such cash is not classified as restricted for financial statement purposes (unless so classified solely because of any provision under this Agreement, the Loan Documents and/or the documentation related to the Specified Senior Secured Credit Facility or because they are subject to a Lien securing the Obligations hereunder or  the obligations thereunder).

U.S. Lender.  See §4.4(c).

Wholly Owned Subsidiary.  As defined in the Specified Senior Secured Credit Agreement.

Write-Down and Conversion Powers. As to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

§1.2Rules of Interpretation.

(a)A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms and the terms of this Agreement.

(b)The singular includes the plural and the plural includes the singular.

(c)A reference to any law includes any amendment or modification of such law.

(d)A reference to any Person includes its permitted successors and permitted assigns.

(e)Accounting terms not otherwise defined herein have the meanings assigned to them by GAAP applied on a consistent basis by the accounting entity to which they refer.

(f)The words “include”, “includes” and “including” are not limiting.

(g)The words “approval” and “approved”, as the context requires, means an approval in writing given to the party seeking approval.

(h)All terms not specifically defined herein or by GAAP, which terms are defined in the Uniform Commercial Code as in effect in the State of New York, have the meanings assigned to them therein.

(i)Reference to a particular “§”, refers to that section of this Agreement unless otherwise indicated.

(j)The words “herein”, “hereof”, “hereunder” and words of like import shall refer to this Agreement as a whole and not to any particular section or subdivision of this Agreement.

(k)The words “the date hereof” or words of like import shall mean the date that this Agreement is fully executed by all parties.

(l)In the event of any change in generally accepted accounting principles after the date hereof or any other change in accounting procedures pursuant to §7.3 which would affect the computation of any financial covenant, ratio or other requirement set forth in any Loan Document, then upon the request of Borrower or Agent, the Borrower and the Agent shall negotiate promptly, diligently and in good faith in order to amend the provisions of the Loan Documents such that such financial covenant, ratio or other requirement shall continue to provide substantially the same financial tests or restrictions of the Borrower as in effect prior to such accounting change, as determined by the Borrower and the Agent in good faith.  Until such time as such amendment shall have been executed and delivered by the Borrower and the Agent, such financial covenants, ratio and other requirements, and all financial statements and other documents required to be delivered under the Loan Documents, shall be calculated and reported as if such change had not occurred.

§2.THE CREDIT FACILITY.

§2.1The Term Loan

.  Subject to the terms and conditions set forth in this Agreement, on the Effective Date the Term Loan Lenders severally agree to make the Term Loans in the original principal amount of the Term Loan Facility Amount to the Borrower.

§2.2Notes

.  The Loans shall, if requested by each Lender, be evidenced by separate promissory notes of the Borrower in substantially the form of Exhibit A hereto (collectively, the “Term Loan Notes”), dated of even date with this Agreement (except as otherwise provided in §18.3) and completed with appropriate insertions.  One Term Loan Note shall be payable to the order of each Term Loan Lender which so requests the issuance of a Term Loan Note in the principal amount equal to such Term Loan Lender’s Term Loan Commitment.

§2.3[Reserved]

.

§2.4[Reserved]

.

§2.5  [Reserved].

§2.6Interest on Loans.

(a)Each Term Base Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the date on which such Term Base Rate Loan is repaid or converted to a Term LIBOR Rate Loan at the rate per annum equal to the Base Rate.

(b)[Reserved].

(c)Each Term LIBOR Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of each Interest Period with respect thereto at the rate per annum equal to the sum of LIBOR determined for such Interest Period plus the Applicable Margin for Term LIBOR Rate Loans.

(d)[Reserved].

(e)The Borrower promises to pay interest on each Loan in arrears on each Interest Payment Date with respect thereto.

(f)Base Rate Loans and LIBOR Rate Loans may be converted to Loans of the other Type as provided in §4.1.

(g)[Reserved]

§2.7[Reserved]

.

§2.8[Reserved].

§2.9Use of Proceeds

.  The Borrower will use the proceeds of the Term Loans solely to (a) pay closing costs in connection with this Agreement; (b) repay then existing loans outstanding under the Existing Credit Agreement; (c) fund the direct or indirect acquisition of additional

Multifamily Properties located within the fifty (50) States of the continental United States or the District of Columbia, (d) fund capital and construction expenditures, tenant improvements, leasing or other commissions and property and equipment acquisitions within the fifty (50) States of the continental United States or the District of Columbia; and (e) for general working capital purposes (including without limitation to finance interest shortfalls, general operating expenses, including without limitation taxes, insurance and other expenses, and the payment of fees and expenses related to the Facility).

§2.10Acknowledgement and Consent to Bail-In of EEA Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)the effects of any Bail-in Action on any such liability, including, if applicable:

(i)a reduction in full or in part or cancellation of any such liability;

(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

§2.11 [Reserved].

§2.12[Reserved]

.

§3.REPAYMENT OF THE LOANS.

§3.1Repayment of Principal

.

(a)Commencing on July 24, 2017, and on the first Business Day of each month thereafter, the Borrower shall pay the principal amount of the Term Loans in an amount equal to $100,000 each month.

(b)The Borrower promises to pay on the Maturity Date and there shall become absolutely due and payable on the Maturity Date all of the Term Loans outstanding on such date, together with any and all accrued and unpaid interest thereon.

§3.2Mandatory Prepayments

.  Borrower shall and shall cause Parent Guarantor to comply with the following covenants (and by its execution and delivery of the Guaranty, Parent Guarantor hereby covenants and agrees that):

(a)An amount equal to fifty (50%) percent of any and all “Net Equity Issuance Proceeds” (as defined in the Equity Issuance Pledge and so referred to herein) of Borrower and/or Parent Guarantor, respectively, as and when received or otherwise payable to Borrower and/or Parent Guarantor (to the extent Borrower and/or Parent Guarantor, respectively, is entitled to receive the same) from time to time, as applicable, shall be paid by Borrower and/or Parent Guarantor, respectively, to Agent in reduction of the then outstanding principal balance of the Loans, as mandatory prepayments hereunder, together with any additional amounts payable pursuant to §4.8 (it being understood that any such payment by or on behalf of a Loan Party or any of its Subsidiaries will be subject to (i) the terms and provisions of any loan document or other agreement to which such Loan Party or Subsidiary or any of its direct or indirect parent entities is subject and (ii) permissibility under applicable laws for distributing such Net Proceeds to Borrower (including fraudulent transfer and corporate benefit restrictions)).  Without limiting the foregoing, Borrower and Parent Guarantor, respectively, shall provide Agent with at least five (5) Business Days’ prior written notice of any “Equity Issuance” (as defined in the Equity Issuance Pledge and so referred to herein), detailing with specificity the terms and conditions applicable with respect thereto (and such other information as Agent shall reasonably request with respect to any such Equity Issuance).

(b)An amount equal to fifty (50%) percent of any and all Net Proceeds received or payable to any Loan Party or its Subsidiaries from the sale or Refinancing of any Real Estate or Material Assets of such Loan Party or its Subsidiaries, respectively, as and when received or otherwise payable to such Loan Party or its Subsidiaries from time to time, as applicable, shall be paid (or caused to be paid) by such Loan Party, respectively, to Agent in reduction of the then outstanding principal balance of the Loans, as mandatory prepayments hereunder, together with any additional amounts payable pursuant to §4.8 (it being understood that any such payment by or on behalf of a Loan Party or any of its Subsidiaries will be subject to (i) the terms and provisions of any loan document or other agreement to which such Loan Party or Subsidiary or any of its direct or indirect parent entities is subject and (ii) permissibility under applicable laws for distributing such net proceeds to Borrower (including fraudulent transfer and corporate benefit restrictions)).  Without limiting the foregoing, each Loan Party, respectively, shall provide Agent with at least ten (10) Business Days’ prior written notice of any such sale or Refinancing, detailing with specificity the terms and conditions applicable with respect thereto (and such other information as Agent shall reasonably request with respect to any such sale or Refinancing); provided, however, that no such mandatory prepayment shall be applicable with respect to the proceeds of the sale of that certain Real Estate owned by MTC-East, LLC, with an address of 1000 Winterfield Road, Midlothian, Virginia  23113, GPIN#725-709-5083.  Upon receipt of the Net Proceeds resulting from a sale or Refinancing of any Real Estate, provided no Default or Event of Default shall have occurred and be continuing (or would exist immediately after giving effect to such sale or Refinacing), any Lien created by the Security Documents affecting the Subsidiary that owns such sold or Refinanced Real Estate shall be released by Agent upon the request of Parent Borrower or, in the case of a Refinancing, such Security Documents will be modified to reflect the maximum allowable Lien that can be granted in accordance with the terms of this Agreement.

§3.3Optional Prepayments.

(a)Subject to the terms and provisions of the Agreement Regarding Fees, Borrower shall have the right, at its election, to prepay the outstanding amount of the Loans, as a whole or in part, at any time without penalty or premium; provided, that if any prepayment of the outstanding amount of any LIBOR Rate Loans pursuant to this §3.3 is made on a date that is not the last day of the Interest Period relating thereto, such prepayment shall be accompanied by the payment of any amounts due pursuant to §4.8.

(b)The Borrower shall give the Agent, no later than 1:00 p.m. (Eastern time) at least three (3) days prior written notice of any prepayment pursuant to this §3.3, in each case specifying the proposed date of prepayment of the Loans and the principal amount to be prepaid (provided that (i) any such notice may be revoked or modified upon one (1) day’s prior notice to the Agent) and/or (ii) any such notice or repayment may be conditioned upon the consummation of a transaction.

§3.4Partial Prepayments

.  Each partial prepayment of the Loans under §3.3 shall be in a minimum amount of $100,000.00, shall be accompanied by the payment of accrued interest on the principal prepaid to the date of payment. Each partial payment under §3.2 and §3.3 shall be applied first to the principal of the Loans (first to the principal of Base Rate Loans, and then to the principal of LIBOR Rate Loans).

§3.5Effect of Prepayments

.  Amounts of the Term Loans prepaid under §3.3 prior to the Maturity Date may not be reborrowed.

§4.CERTAIN GENERAL PROVISIONS.

§4.1Conversion Options.

(a)The Borrower may elect from time to time to convert any of its outstanding Loans to a Loan of another Type and such Loans shall thereafter bear interest as a Base Rate Loan or a LIBOR Rate Loan, as applicable; provided that (i) with respect to any such conversion of a LIBOR Rate Loan to a Base Rate Loan, the Borrower shall give the Agent at least one (1) Business Day’s prior written notice of such election, and such conversion shall only be made on the last day of the Interest Period with respect to such LIBOR Rate Loan unless the Borrower pays Breakage Costs as required under this Agreement; (ii) with respect to any such conversion of a Base Rate Loan to a LIBOR Rate Loan, the Borrower shall give the Agent at least three (3) LIBOR Business Days’ prior written notice of such election and the Interest Period requested for such Loan, the principal amount of the Loan so converted shall be in a minimum aggregate amount of $100,000.00 and, after giving effect to the making of such Loan, there shall be no more than seven (7) LIBOR Rate Loans outstanding at any one time; and (iii) no Loan may be converted into a LIBOR Rate Loan when any Default or Event of Default has occurred and is continuing.  All or any part of the outstanding Loans of any Type may be converted as provided herein, provided that no partial conversion shall result in a Base Rate Loan in a principal amount of less than $100,000.00 or a

LIBOR Rate Loan in a principal amount of less than $100,000.00.  On the date on which such conversion is being made, each Lender shall take such action as is necessary to transfer its Commitment Percentage of such Loans to its Domestic Lending Office or its LIBOR Lending Office, as the case may be.  Each Conversion/Continuation Request relating to the conversion of a Base Rate Loan to a LIBOR Rate Loan shall be irrevocable by the Borrower.

(b)Any LIBOR Rate Loan may be continued as such Type upon the expiration of an Interest Period with respect thereto by compliance by the Borrower with the terms of §4.1; provided that no LIBOR Rate Loan may be continued as such when any Default or Event of Default has occurred and is continuing, but shall be automatically converted to a Base Rate Loan on the last day of the Interest Period relating thereto ending during the continuance of any Default or Event of Default.

(c)In the event that the Borrower does not notify the Agent of its election hereunder with respect to any LIBOR Rate Loan, such Loan shall be automatically continued at the end of the applicable Interest Period as a LIBOR Rate Loan for an Interest Period of one (1) month unless such Interest Period shall be greater than the time remaining until the Maturity Date, in which case such Loan shall be automatically converted to a Base Rate Loan at the end of the applicable Interest Period.

§4.2Fees

.  In addition to all fees specified herein, the Borrower agrees to pay to KeyBank for its own account certain fees for services rendered or to be rendered in connection with the Loans as provided pursuant to that certain fee letter dated May 13, 2016 between the Borrower, KeyBank and KeyBanc Capital Markets (the “Agreement Regarding Fees”).

§4.3[Reserved].

§4.4Funds for Payments.

(a)All payments of principal, interest, facility fees, closing fees and any other amounts due hereunder or under any of the other Loan Documents shall be made to the Agent, for the respective accounts of the Lenders and the Agent, as the case may be, at the Agent’s Head Office, not later than 3:00 p.m. (Eastern time) on the day when due (or such later time as is acceptable to the Agent in the event of a payment in full of all Loans and a termination of Commitments hereunder), in each case in lawful money of the United States in immediately available funds.  Subject to the foregoing, all payments made to Agent on behalf of the Lenders, and actually received by Agent, shall be deemed received by the Lenders on the date actually received by Agent.

(b)All payments by the Borrower hereunder and under any of the other Loan Documents shall be made without setoff or counterclaim and free and clear of and without deduction or withholding for any Taxes, excluding any income Taxes, franchise or similar Taxes and any Taxes imposed by a jurisdiction (i) as a result of the Agent or Lender being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) as a result of any present or former connection between the Agent or a Lender and such jurisdiction other than any connection arising solely from executing, delivering, performing its obligations under, or enforcing any Loan Document (such Taxes, other than those so excluded as specifically set forth in this sentence and elsewhere in this §4.4(b), referred to as “Non-Excluded Taxes”), unless the Borrower are required by law to make such deduction or withholding.  If any such obligation is imposed upon the Borrower with respect to any amount payable by the Borrower hereunder or under any of the other Loan Documents, the Borrower will pay to the Agent, for the account of the Lenders or (as the case may be) the Agent, on the date on which such amount is due and payable hereunder or under such other Loan Document, such additional amount in Dollars as shall be necessary to enable the Lenders or the Agent to receive, after such deduction or withholding has been made, the same net amount which the Lenders or the Agent would have received on such due date had no such obligation been imposed upon the Borrower; provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender’s failure to comply with the requirements of §4.4(c); (ii) that are branch profits taxes imposed by the United States or any similar taxes imposed by any other jurisdiction under the laws of which a Lender is organized or in which its applicable lending office is located; (iii) in the case of a Non-U.S. Lender and notwithstanding any consent given pursuant to §18.1, that are imposed on amounts payable to such Lender pursuant to a law in effect on the date on which such Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment) to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this §4.4(b); or (iv) that are U.S. federal withholding Taxes imposed under FATCA.  The Borrower shall indemnify each of the Agent and the Lenders, as applicable, within 10 days after demand therefor, for the full amount of any Non-Excluded (including Non-Excluded Taxes imposed or asserted on or attributable to amounts payable under this §4) payable or paid by the Agent or Lenders or required to be withheld or deducted from a payment to such the Agent or Lenders and any reasonable expenses arising therefrom or with respect thereto, whether or not such Non-Excluded Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.  The Borrower will deliver promptly to the Agent certificates or other valid vouchers for all Taxes or other charges deducted from or paid with respect to payments made by the Borrower hereunder or under any other Loan Document. In the event a Lender receives a refund or credit of any Non-Excluded Taxes paid by the Borrower pursuant to this section, such Lender will pay to the Borrower the amount of such refund or credit (and any interest received with respect thereto) promptly upon receipt thereof; provided that if at any time thereafter such Lender is required to return such refund or credit, the Borrower shall promptly repay to such Lender the amount of such refund or credit, net of any reasonable incremental additional costs.

(c)If a Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document it shall deliver to the Borrower, at the time or times reasonably requested by the Borrower, such properly completed and executed documentation reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, if reasonably requested by the Borrower the Lender shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower as will enable the Borrower or to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Notwithstanding the generality of the foregoing, each Lender that is not a United States Person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. federal income tax purposes (a “Non-U.S. Lender”), to the extent such Lender is lawfully able to do so, shall provide the Borrower on or prior to the Effective Date (in the case of each Lender listed on the signature pages hereof on the Effective Date) or on or prior to the date of the Assignment and Acceptance Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of the Borrower, with (x) two (2) original copies of Internal Revenue Service Form W-8BEN, W-8BEN-E, W-8ECI and/or W-8IMY (or, in each case, any successor forms), properly completed and duly executed by such Lender, and any other such duly executed form(s) or statement(s) (including whether such Lender has complied with the FATCA) which may, from time to time, be prescribed by law and, which, pursuant to applicable provisions of  (i) an income tax treaty between the United States and the country of residence of such Lender, (ii) the Code, or (iii) any applicable rules or regulations in effect under (i) or (ii) above, establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Loan Documents, or (y) if such Lender is not a “bank” or other Person described in Section 881(c)(3) of the Code, a Certificate Regarding Non-Bank Status together with two (2) original copies of Internal Revenue Service Form W-8BEN or W-8BEN-E (or any successor form), properly completed and duly executed by such Lender, and such other documentation required under the Code and requested by the Borrower to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of interest payable under any of the Loan Documents.  Each Lender that is a United States Person (as such term is defined in Section 7701(a)(30) of the Code) for United States federal income tax purposes (a “U.S. Lender”) shall provide the Borrower on or prior to the Effective Date (or, if later, on or prior to the date on which such Lender becomes a party to this Agreement) two (2) original copies of Internal Revenue Service From W-9 (or any successor form), properly completed and duly executed by such Lender, certifying that such U.S. Lender is entitled to an exemption from United States backup withholding tax, or otherwise prove that it is entitled to such an exemption.  If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower at the time or times prescribed by law and at such time or times reasonably requested by the Borrower such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower as may be necessary for the Borrower to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment (for purposes of this sentence, “FATCA” shall include any amendments made to FATCA after the date of this Agreement).  Each Lender required to deliver any forms, certificates or other evidence with respect to United States federal income tax withholding matters pursuant to this section hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Lender shall promptly provide the Borrower two (2) new original copies of Internal Revenue Service Form W-9, W-8BEN, W-8BEN-E, W-8ECI and/or W-8IMY (or, in each case, any successor form), a Certificate Regarding Non-Bank Status and two (2) original copies of Internal Revenue Service Form W-8BEN or W-8BEN-E (or any successor form), or any documentation required under applicable reporting requirements of FATCA, as the case may be, properly completed and duly executed by such Lender, and such other documentation required under the Code and requested by the Borrower to confirm or establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to payments to such Lender under the Loan Documents, or notify the Borrower of its inability to deliver any such forms, certificates or other evidence.

(d)In the event it is reasonably necessary to determine the fair market value of the Commitments, Loans and/or other obligations under the Loan Documents for purposes of Treasury Regulation Section 1.1273-2(f), the Agent shall assist Borrower as reasonably requested in connection with making such determination (including by using commercially reasonable efforts to obtain quotes and sales prices for the Commitments, Loans and/or other obligations), and the Agent shall promptly make any such determination by Borrower available to the Lenders in accordance with Treasury Regulation Section 1.1273-2(f)(9).

(e)The obligations of the Borrower to the Lenders under this Agreement shall be absolute, unconditional and irrevocable, and shall be paid and performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including, without limitation, the following circumstances: (i) any lack of validity or enforceability of this Agreement or any of the other Loan Documents; (ii) [Reserved]; (iii) the existence of any claim, set-off, defense or any right which the Borrower or any of its Subsidiaries or Affiliates may have at any time against any of the Lenders (other than the defense of payment to the Lenders in accordance with the terms of this Agreement) or any other person, whether in connection with this Agreement, any other Loan Document, or any unrelated transaction; (iv) [Reserved]; (v) any breach of any agreement between Borrower or any of its Subsidiaries or Affiliates; (vi) [Reserved]; (vii) [Reserved]; (viii) [Reserved]; (ix) [Reserved]; (x) [Reserved]; (xi) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; (xii) the occurrence of any Default or Event of Default; and (xiii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, provided that nothing contained herein shall relieve Agent or any Lender for liability to Borrower arising as a result of gross negligence or willful misconduct on the part of the Agent or any Lender, as applicable, as determined by a court of competent jurisdiction after the exhaustion of all applicable appeal periods.

§4.5Computations

.  All computations of interest on the Loans and of other fees to the extent applicable shall be based on a 360-day year and paid for the actual number of days elapsed.  Except as otherwise provided in the definition of the term “Interest Period” with respect to LIBOR Rate Loans, whenever a payment hereunder or under any of the other Loan Documents becomes due on a day that is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest shall accrue during such extension.  The Outstanding Loans as reflected on the records of the Agent from time to time shall be considered prima facie evidence of such amount.

§4.6Suspension of LIBOR Rate Loans

.  In the event that, prior to the commencement of any Interest Period relating to any LIBOR Rate Loan, the Agent shall determine that adequate and reasonable methods do not exist for ascertaining LIBOR for such Interest Period, or the Agent shall reasonably determine that LIBOR will not accurately and fairly reflect the cost of the Lenders making or maintaining LIBOR Rate Loans for such Interest Period, the Agent shall forthwith give notice of such determination (which shall be conclusive and binding on the Borrower and the Lenders absent manifest error) to the Borrower and the Lenders.  In such event (a) any Loan Request with respect to a LIBOR Rate Loan shall be automatically withdrawn and shall be deemed a request for a Base Rate Loan and (b) each LIBOR Rate Loan will automatically, on the last day of the then current Interest Period applicable thereto, become a Base Rate Loan, and the obligations of the Lenders to make LIBOR Rate Loans shall be suspended until the Agent determines that the circumstances giving rise to such suspension no longer exist, whereupon the Agent shall so notify the Borrower and the Lenders.

§4.7Illegality

.  Notwithstanding any other provisions herein, if any Change in Law shall make it unlawful, or any central bank or other governmental authority having or claiming jurisdiction over a Lender or its LIBOR Lending Office shall assert that it is unlawful, for any Lender to make or maintain LIBOR Rate Loans, such Lender shall forthwith give notice of such circumstances to the Agent and the Borrower and thereupon (a) the commitment of the Lenders to make LIBOR Rate Loans shall forthwith be suspended and (b) the LIBOR Rate Loans then outstanding shall be converted automatically to Base Rate Loans on the last day of each Interest Period applicable to such LIBOR Rate Loans or within such earlier period as may be required by law.  Notwithstanding the foregoing, before giving such notice, the applicable Lender shall designate a different lending office if such designation will void the need for giving such notice and will not, in the reasonable judgment of such Lender, be otherwise materially disadvantageous to such Lender or increase any costs payable by Borrower hereunder.

§4.8Additional Interest

.  If any LIBOR Rate Loan or any portion thereof is repaid or is converted to a Base Rate Loan for any reason on a date which is prior to the last day of the Interest Period applicable to such LIBOR Rate Loan, or if repayment of the Loans has been accelerated as provided in §12.1, the Borrower will pay to the Agent upon demand for the account of the applicable Lenders in accordance with their respective Commitment Percentages, in addition to any amounts of interest otherwise payable hereunder, the Breakage Costs.  Borrower understands, agrees and acknowledges the following:  (i) no Lender has any obligation to purchase, sell and/or match funds in connection with the use of LIBOR as a basis for calculating the rate of interest on a LIBOR Rate Loan; (ii) LIBOR is used merely as a reference in determining such rate; and (iii) Borrower has accepted LIBOR as a reasonable and fair basis for calculating such rate and any Breakage Costs.  Borrower further agrees to pay the Breakage Costs, if any, whether or not a Lender elects to purchase, sell and/or match funds.

§4.9Additional Costs, Etc.

  Notwithstanding anything herein to the contrary, if any Change in Law, shall:

(a)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in determining LIBOR);

(b)subject Agent or any Lender to any Tax (other than Taxes addressed by §4.4(b)) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(c)impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender; or

(d)impose on any Lender or the Agent any other conditions or requirements with respect to this Agreement, the other Loan Documents, the Loans, such Lender’s Commitment, or any class of loans or commitments of which any of the Loans or such Lender’s Commitment forms a part; and the result of any of the foregoing is:

(i)to increase the cost to any Lender of making, funding, issuing, renewing, extending or maintaining any of the Loans or such Lender’s Commitment, or

(ii)to reduce the amount of principal, interest or other amount payable to any Lender or the Agent hereunder on account of such Lender’s Commitment or any of the Loans, or

(iii)to require any Lender or the Agent to make any payment or to forego any interest or other sum payable hereunder, the amount of which payment or foregone interest or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by such Lender or the Agent from the Borrower hereunder, then, and in each such case, the Borrower will (and as to clauses (a) and (b) above, subject to the provisions of §4.4), within thirty (30) days of demand made by such Lender or (as the case may be) the Agent at any time and from time to time and as often as the occasion therefor may arise, pay to such Lender or the Agent such additional amounts as such Lender or the Agent shall reasonably determine in good faith to be sufficient to compensate such Lender or the Agent for such additional cost, reduction, payment or foregone interest or other sum.  For the avoidance of doubt, the provisions of this §4.9 shall not apply with respect to Taxes, which shall be governed by §4.4(b) and §4.4(c).

§4.10Capital Adequacy

.  If after the date hereof any Lender determines that (a) as a result of a Change in Law, or (b) compliance by such Lender or its parent bank holding company with any directive of any such entity regarding liquidity or capital adequacy, has the effect of reducing the return on such Lender’s or such holding company’s capital as a consequence of such Lender’s commitment to make Loans hereunder to a level below that which such Lender or holding company could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such holding company’s then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by such Lender to be material, then such Lender may notify the Borrower thereof.  The Borrower agrees to pay to such Lender the amount of such reduction in the return on capital as and when such reduction is reasonably determined, upon presentation by such Lender of a statement of the amount setting forth the Lender’s calculation thereof.  In determining such amount, such Lender may use any reasonable averaging and attribution methods generally applied by such Lender.

§4.11Breakage Costs

.  Borrower shall pay all Breakage Costs required to be paid by them pursuant to this Agreement and incurred from time to time by any Lender within fifteen (15) days from receipt of written notice from Agent, or such earlier date as may be required by this Agreement.

§4.12Default Interest; Late Charge

.  Following the occurrence and during the continuance of any Event of Default, and regardless of whether or not the Agent or the Lenders shall have accelerated the maturity of the Loans, all Loans shall bear interest payable on demand at a rate per annum equal to three percent (3.0%) above the interest rate that would otherwise be in effect hereunder (the “Default Rate”), until such amount shall be paid in full (after as well as before judgment).  In addition, the Borrower shall pay a late charge equal to three percent (3.0%) of any amount of interest and/or principal payable on the Loans (other than amounts due on the Maturity Date or as a result of acceleration), which is not paid by the Borrower within ten (10) days of the date when due.

§4.13Certificate

.  A certificate setting forth any amounts payable pursuant to §4.8, §4.9, §4.10, §4.11 or §4.12 and a reasonably detailed explanation of such amounts which are due, submitted by any Lender or the Agent to the Borrower, shall be conclusive in the absence of manifest error.  A Lender shall be entitled to reimbursement under §4.9, or §4.10 from and after notice to Borrower that such amounts are due given in accordance with §4.9 or §4.10 and for a period of nine (9) months prior to receipt of such notice.

§4.14Limitation on Interest

.  Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, all agreements between or among the Borrower, the Lenders and the Agent, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of acceleration of the maturity of any of the Obligations or otherwise, shall the interest contracted for, charged or received by the Lenders exceed the maximum amount permissible under applicable law.  If, from any circumstance whatsoever, interest would otherwise be payable to the Lenders in excess of the maximum lawful amount, the interest payable to the Lenders shall be reduced to the maximum amount permitted under applicable law; and if from any circumstance the Lenders shall ever receive anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal balance of the Obligations and to the payment of interest or, if such excessive interest exceeds the unpaid balance of principal of the Obligations, such excess shall be refunded to the Borrower.  All interest paid or agreed to be paid to the Lenders shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full period until payment in full of the principal of the Obligations (including the period of any renewal or extension thereof) so that the interest thereon for such full period shall not exceed the maximum amount permitted by applicable law.  This Section shall control all agreements between or among the Borrower, the Lenders and the Agent.

§4.15Certain Provisions Relating to Increased Costs and Non-Funding Lenders

.  If a Lender gives notice of the existence of the circumstances set forth in §4.7 or any Lender requests compensation for any losses or costs to be reimbursed pursuant to any one or more of the provisions of §4.4(b), §4.9 or §4.10, then, upon the request of the Borrower, such Lender, as applicable, shall use reasonable efforts in a manner consistent with such institution’s practice in connection with loans like the Loan of such Lender to eliminate, mitigate or reduce amounts that would otherwise be payable by Borrower under the foregoing provisions, provided that such action would not be otherwise prejudicial to such Lender, including, without limitation, by designating another of such Lender’s offices, branches or affiliates; the Borrower agreeing to pay all reasonably incurred costs and expenses incurred by such Lender in connection with any such action.  Notwithstanding anything to the contrary contained herein, if no Default or Event of Default shall have occurred and be continuing, and if any Lender (a) has given notice of the existence of the circumstances set forth in §4.7 or has requested payment or compensation for any losses or costs to be reimbursed pursuant to any one or more of the provisions of §4.4(b), §4.9 or §4.10 and following the request of Borrower has been unable to take the steps described above to mitigate such amounts (each, an “Affected Lender”) or (b) has failed to make available to Agent its pro rata share of any Loan and such failure has not been cured (a “Non-Funding Lender”), then, within ninety (90) days after such notice or request for payment or compensation or failure to fund, as applicable, Borrower shall have the one-time right as to such Affected Lender or Non-Funding Lender, as applicable, to be exercised by delivery of written notice delivered to the Agent and the Affected Lender or Non-Funding Lender, within ninety (90) days of receipt of such notice or failure to fund, as applicable, to elect to cause the Affected Lender or Non-Funding Lender, as applicable, to transfer its Commitment.  The Agent shall promptly notify the remaining Lenders that each of such Lenders shall have the right, but not the obligation, to acquire a portion of the Commitment, pro rata based upon their relevant Commitment Percentages, of the Affected Lender or Non-Funding Lender, as applicable (or if any of such Lenders does not elect to purchase its pro rata share, then to such remaining Lenders in such proportion as approved by the Agent).  In the event that the Lenders do not elect to acquire all of the Affected Lender’s or Non-Funding Lender’s Commitment, then the Agent shall endeavor to obtain a new Lender to acquire such remaining Commitment.  Upon any such purchase of the Commitment of the Affected Lender or Non-Funding Lender, as applicable, the Affected Lender’s or Non-Funding Lender’s interest in the Obligations and its rights hereunder and under the Loan Documents shall terminate at the date of purchase, and the Affected Lender or Non-Funding Lender, as applicable, shall promptly execute all documents reasonably requested to surrender and transfer such interest.  The purchase price for the Affected Lender’s or Non-Funding Lender’s Commitment shall equal any and all amounts outstanding and owed by Borrower to the Affected Lender or Non-Funding Lender, as applicable, including principal, prepayment premium or fee, and all accrued and unpaid interest or fees.

§5.COLLATERAL SECURITY.

§5.1Collateral

.  The Obligations and the Hedge Obligations (subject to the provisions set forth in the definition of Security Documents) shall be secured by a perfected first priority lien and security interest to be held by the Agent for the benefit of the Lenders on the Collateral, pursuant to the terms of the Security Documents, and in each case subject to Permitted Liens.  If Borrower enters into any interest rate agreements or hedging agreements which are in any manner related to the Loans or the the Facility, Borrower agrees to assign the same to Agent, for the benefit of the Lenders, by entering into Agent’s reasonable form of assignment of interest rate agreements or hedging agreements at the time Borrower enters into such agreements.  The Borrower shall (and shall cause IR OpCo) to comply, in all material respects, with the terms and provisions of the Security Documents, including, without limitation, with respect to all additional Collateral to be provided to Agent, for the benefit of Lenders, as and when therein provided, on account of any and all additional Subsidiaries of Borrower and/or IR OpCo which shall exist from and after the Effective Date.  Borrower shall provide Agent with at least five (5) Business Days’ notice prior to the Borrower and/or IR OpCo acquiring or creating any such additional Borrower Subsidiary, together with such information, documents, and materials reasonably requested by Agent (including, without limitation, ownership certificates, stock/transfer powers, and other documentation required to be provided to Agent pursuant to the terms and provisions of the Ownership Interest Pledge, the Distribution Interest Pledge, or any other applicable Security Document, including, without limitation, all “know your customer” and other materials reasonably requested by Agent to ensure that each such Borrower Subsidiary is in compliance with §6.1(e)).  Without limiting the foregoing or the terms and provisions of each Ownership Interest Pledge and each Distribution Interest Pledge (and as further provided therein) provided hereunder, with respect to each additional Borrower Subsidiary which is established from and after the Effective Date, Borrower shall, or shall cause IR OpCo and/or such Borrower Subsidiary, as applicable (in each case to the extent such Ownership Interest Pledge, Distribution Interest Pledge, or Guaranty of Obligations is permitted to be provided (and/or not prohibited from being provided) as reasonably determined in good faith), (w) to confirm to Agent the applicable Ownership Interest Pledge or Distribution Interest Pledge in the Equity Interests of such Borrower Subsidiary, and the ability of such Borrower Subsidiary to enter into a Guaranty of Obligations, (x) to provide such other stock or ownership certificates, executed transfer powers, and documentation (as further provided therein) as reasonably required by Agent to perfect or vest more securely its pledge and security interest to and in the applicable “Collateral” (as defined in each such applicable Ownership Interest Pledge or Distribution Interest Pledge), (y) to, if applicable, provide written notice to, or obtain consent of, each lender or other third party required for it to grant the applicable Ownership Interest Pledge, Distribution Interest Pledge, or Guaranty, and (z) if applicable, to execute and deliver a corresponding joinder to the Guaranty, in form and substance reasonably satisfactory to Agent , together with all “know your customer” and other materials reasonably requested by Agent to ensure that each such Borrower Subsidiary is in compliance with §6.1(e).

§5.2[Reserved].

§5.3[Reserved]

.

§5.4[Reserved]

.

§5.5[Reserved]

.

§5.6[Reserved]

.

§5.7Release of Collateral

. In addition to any release of Collateral in accordance with Section 3.2(b), upon the refinancing or repayment of the Obligations in full, in cash, then the Agent shall release the Collateral from the lien and security interest of the Security Documents; provided, however, that Agent shall not be required to release such Collateral until such time as (x) Borrower has provided Agent with evidence reasonably satisfactory to Agent confirming the discharge, assumption or other satisfaction of all Hedge Obligations secured by the Collateral (subject to the provisions set forth in the definition of Mortgages) or (y) Required Lenders, at their option, direct Agent to release such Collateral, notwithstanding that any such Hedge

Obligations may then remain outstanding (and each Lender Hedge Provider hereby agrees to be bound by any such direction of Required Lenders, notwithstanding any provision herein or in the Security Documents to the contrary).

§6.REPRESENTATIONS AND WARRANTIES.

The Borrower represents and warrants to the Agent and the Lenders as follows, each as of the Effective Date hereof, and as of the date of the funding of any Loan hereunder:

§6.1Corporate Authority, Etc.

(a)Incorporation; Good Standing.  Borrower is a Delaware limited partnership duly organized pursuant to its certificate of limited partnership filed with the Delaware Secretary of State, and is validly existing and in good standing under the laws of the State of Delaware.  Parent Guarantor is a Maryland corporation duly incorporated pursuant to its articles of incorporation filed with the Maryland Secretary of State, and is validly existing and in good standing under the laws of the State of Maryland.  IR OpCo is a Delaware limited liability company organized pursuant to its certificate of formation filed with the Delaware Secretary of State, and is validly existing and in good standing under the laws of the State of Delaware.  Each of Borrower and each Guarantor (i) has all requisite power to own its property and conduct its business as now conducted and as presently contemplated, except where the failure to be so qualified would not be reasonably likely to have a Material Adverse Effect and (ii) is in good standing in its jurisdiction of organization or formation and in each other jurisdiction where a failure to be so qualified in such other jurisdiction would be reasonably likely to have a Material Adverse Effect.

(b)Subsidiaries.  Each of the Borrower Subsidiaries (i) is a corporation, limited partnership, general partnership, limited liability company or trust duly organized under the laws of its State of organization and is validly existing and in good standing under the laws thereof, (ii) has all requisite power to own its property and conduct its business as now conducted and as presently contemplated except where the failure to be so qualified would not be reasonably likely to have a Material Adverse Effect and (iii) is in good standing and is duly authorized to do business in its jurisdiction of organization or formation and in each jurisdiction where a Collateral Property is owned or leased by it (to the extent required to do so under applicable law), and in each other jurisdiction where a failure to be so qualified would be reasonably likely to have a Material Adverse Effect.

(c)Authorization.  The execution, delivery and performance of this Agreement and the other Loan Documents to which any of the Loan Parties is a party and the transactions contemplated hereby and thereby (i) are within the corporate or other organizational  authority of the Loan Parties, (ii) have been duly authorized by all necessary actions on the part of the Loan Parties, (iii) do not and will not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which any Loan Party is subject or any judgment, order, writ, injunction, license or permit applicable to any Loan Party, in each case except as would not be reasonably likely to have a Material Adverse Effect, (iv) do not and will not conflict with or constitute a default (whether with the passage of time or the giving of notice, or both) under any provision of the partnership agreement, limited liability company agreement, articles of incorporation or other charter documents or bylaws of any Loan Party, (v) do not and will not result in or require the imposition of any lien or other encumbrance on any of the properties, assets or rights of any Loan Party other than Permitted Liens, and (vi) do not require the approval or consent of any Governmental Authority other than those already obtained and delivered to Agent or except as would not reasonably be likely to have a Material Adverse Effect.

(d)Enforceability.  The execution and delivery of this Agreement and the other Loan Documents to which any of the Loan Parties is a party are valid and legally binding obligations of the Loan Parties enforceable in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’  rights and general principles of equity.

(e)Foreign Assets Control

.  To the knowledge of each Loan Party, none of the Loan Parties or any Subsidiaries of the Loan Parties: (i) is a Sanctioned Person, (ii) has any of its assets in Sanctioned Entities, or (iii) derives any of its operating income from investments in, or transactions with, Sanctioned Persons or Sanctioned Entities.  To the knowledge of each Loan Party, each Loan Party and its respective officers, employees, directors and agents, are in compliance, in all material respects, with Anti-Corruption Laws and applicable Sanctions.  No use of the proceeds of any Loan will violate Anti-Corruption Laws or applicable Sanctions.  Neither the making of the Loans nor the use of the proceeds thereof will violate the Patriot Act, the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or successor statute thereto.  Each Loan Party and its Subsidiaries are in compliance, in all material respects, with the Patriot Act.

§6.2Governmental Approvals

.  The execution, delivery and performance of this Agreement and the other Loan Documents to which any Loan Party is a party and the transactions contemplated hereby and thereby do not require the approval or consent of, or filing or registration with, or the giving of any notice to, any court, department, board, governmental agency or authority other than those already obtained and the filing of the Security Documents in the appropriate records office with respect thereto, in each case, except as would not be reasonably likely to result in a Material Adverse Effect.

§6.3[Reserved]

.

§6.4Financial Statements

.  Parent Guarantor has furnished to Agent on or prior to the Effective Date: (a) the consolidated balance sheet of Parent Guarantor and its Consolidated Subsidiaries as of the Balance Sheet Date and the related consolidated statement of income and cash flow for the most recent period then ended (and available) certified by an Authorized Officer or the chief financial or accounting officer of Parent Guarantor and (b) certain other financial information relating to the Borrower.  Such balance sheet and statement have been prepared in accordance with generally accepted accounting principles and fairly present in all material respects the consolidated financial condition of Parent Guarantor and its Consolidated Subsidiaries as of such dates and the consolidated results of the operations of Parent Guarantor and its Consolidated Subsidiaries for such periods.

§6.5No Material Changes

.  Since the later of Balance Sheet Date or the date of the most recent financial statements delivered pursuant to §7.4(a), as applicable, except as otherwise disclosed in writing to Agent, there has occurred no materially adverse change in the financial condition, or business of the Loan Parties, and their respective Subsidiaries taken as a whole as shown on or reflected in the consolidated balance sheet of Parent Guarantor as of the Balance Sheet Date (or as of the last day of the fiscal year of Parent Guarantor most recently ended, as applicable), or its consolidated statement of income or cash flows for the fiscal year then ended, other than changes that have not and would not be reasonably likely to have a Material Adverse Effect.

§6.6Franchises, Patents, Copyrights, Etc.

  To the knowledge of the Borrower, each of the Borrower and the Borrower Subsidiaries possesses all franchises, patents, copyrights, trademarks, trade names, service marks, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of their business substantially as now conducted without known conflict with any rights of others, except where failure to possess such franchises, patents, copyrights, trademarks, trade names, service marks, licenses and permits, and any rights in respect of the foregoing, would not be reasonably likely to have a Material Adverse Effect.

§6.7Litigation

.  Except as stated on Schedule 6.7, as of the Effective Date, there are no actions, suits, proceedings or investigations of any kind pending or to the knowledge of the Borrower threatened against Borrower or any of the Borrower Subsidiaries before any court, tribunal, arbitrator, mediator or administrative agency or board which question the validity of this Agreement or any of the other Loan Documents, any action taken or to be taken pursuant hereto or thereto or any lien, security title or security interest created or intended to be created pursuant hereto or thereto, in each case which would be reasonably likely to have a Material Adverse Effect.  Except as set forth on Schedule 6.7 as of the Effective Date, there are no judgments, final orders or awards outstanding against or affecting Borrower or the Borrower Subsidiaries individually or in the aggregate in excess of $5,000,000.00.

§6.8No Material Adverse Contracts, Etc.

  To the knowledge of the Borrower, none of the Loan Parties or Borrower Subsidiaries is subject to any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation that has or would be reasonably likely to have a Material Adverse Effect.  To the knowledge of the Borrower, none of the Loan Parties or Borrower Subsidiaries is a party to any contract, agreement, or instrument that has or would be reasonably likely to have a Material Adverse Effect.  To the knowledge of Borrower, no event of default or unmatured event of default under any of the Borrower’s, any Borrower Subsidiary’s, or Guarantor’s financial obligations exists at the time of, or after giving effect to the making of, the Loans under the Facility that has or would be reasonably likely to have a Material Adverse Effect.

§6.9Compliance with Other Instruments, Laws, Etc.

  To the knowledge of the Borrower, none of the Loan Parties or Borrower Subsidiaries is in violation of any provision of its charter or other organizational documents, bylaws, or any agreement or instrument to which it is subject or by which it or any of its properties is bound or any decree, order, judgment, statute, license, rule or regulation, in any of the foregoing cases in a manner that has had or would be reasonably likely to have a Material Adverse Effect.

§6.10Tax Status

.  Except as would not reasonably be likely to have a Material Adverse Effect, each of the Borrower and each Borrower Subsidiary (a) has made or filed all federal and state income and all other material Tax returns, reports and declarations required by any jurisdiction to which it is subject or has obtained an extension for filing, (b) has paid prior to delinquency all Taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and by appropriate proceedings or for which any of the Borrower or its respective Subsidiaries, as applicable has set aside on its books provisions reasonably adequate for the payment of such Taxes, and (c) has made provisions reasonably adequate for the payment of all accrued Taxes not yet due and payable.  In each case, except as would not reasonably be likely to have a Material Adverse Effect, there are no unpaid Taxes claimed by the taxing authority of any jurisdiction to be due by the Borrower or its respective Subsidiaries, the officers or partners of such Person know of no basis for any such claim, and there are no audits pending or to the knowledge of Borrower threatened with respect to any Tax returns filed by Borrower or its respective Subsidiaries.

§6.11No Event of Default

.  No Default or Event of Default has occurred and is continuing.

§6.12Investment Company Act

.  None of the Loan Parties or any of their respective Subsidiaries is an “investment company”, or an “affiliated company” or a “principal underwriter” of an “investment company”, as such terms are defined in the Investment Company Act of 1940.

§6.13Absence of UCC Financing Statements, Etc.

  Except with respect to Permitted Liens or as disclosed on the lien search reports delivered to and approved by the Agent, to the knowledge of Borrower, there is no financing statement (but excluding any financing statements that may be filed against Borrower or Borrower Subsidiaries without the consent or agreement of such Persons), security agreement, chattel mortgage, real estate mortgage or other document filed or recorded with any applicable filing records, registry, or other public office, that purports to cover, affect or give notice of any present or possible future lien on, or security interest or security title in, any Collateral.

§6.14Setoff, Etc.

  The Collateral and the rights of the Agent and the Lenders with respect to the Collateral are not subject to any setoff, claims, withholdings or other defenses by the Borrower or any of its Subsidiaries or Affiliates or, to the best knowledge of Borrower, any other Person other than Permitted Liens described in §8.2.

§6.15[Reserved].

]

§6.16Employee Benefit Plans

.  Except as would not reasonably be likely to have a Material Adverse Effect, each Borrower and each Borrower Subsidiary and each ERISA Affiliate that is subject to ERISA has fulfilled its obligation, if any, under the minimum funding standards of ERISA and the Code with respect to each Plan or Multiemployer Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code with respect to each Plan or Multiemployer Plan.  Except as would not reasonably be likely to result in a Material Adverse Effect, neither Borrower or Borrower Subsidiaries nor any ERISA Affiliate has (a) sought a waiver of the minimum funding standard under Section 412 of the Code in respect of any Multiemployer Plan or Plan or (b) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.  Neither Borrower or Borrower Subsidiaries nor any ERISA Affiliate has failed to make any contribution or payment to any Multiemployer Plan or Plan, or made any amendment to any Multiemployer Plan or Plan, which has resulted or would reasonably be likely to result in the imposition of a Lien.

§6.17Disclosure

.  All information, taken as a whole, contained in this Agreement, the other Loan Documents or otherwise furnished to or made available to the Agent or the Lenders by Borrower or any Guarantor (other than projections, estimates, budgets, and other forward-looking information), is and will be, to the best of the Borrower’s or Guarantors’ knowledge, true and correct in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading when taken as a whole.  Without limiting the foregoing, the written information, reports and other papers and data with respect to the Borrower or any Borrower Subsidiary (other than projections and estimates) furnished to the Agent or the Lenders by the Borrower or Guarantor in connection with this Agreement was, at the time so furnished, correct in all material respects, or has been subsequently supplemented by other written information, reports or other papers or data, to the extent necessary to give in all material respects a true and accurate knowledge of the subject matter in all material respects; provided that such representation shall not apply to the accuracy of any appraisal, title commitment, survey, or engineering and environmental reports prepared by third parties.

§6.18Trade Name; Place of Business

.  None of the Loan Parties uses any trade name and conducts business under any name other than its actual name (and Independence Realty Trust, Inc. or abbreviations thereof) set forth in the Loan Documents.  The principal place of business of the Loan Parties, as of the Effective Date, is Two Logan Square, 100 N. 18th Street, 23rd Floor, Philadelphia, Pennsylvania 19103.

§6.19Regulations T, U and X

.  No portion of any Loan is to be used for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 220, 221 and 224.  Neither Borrower nor any Borrower Subsidiary is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 220, 221 and 224.

§6.20Environmental Compliance

.  Except as set forth on Schedule 6.20 or as specifically set forth in the written environmental site assessment reports of any environmental engineer provided to the Agent on or before the date hereof, or in the case of any Collateral Property acquired after the date hereof, taken as a whole, the environmental site assessment reports with respect thereto provided to the Agent, Borrower makes the following representations and warranties:

(a)To the knowledge of the Borrower, the Collateral Properties and/or any tenant or operations thereon, taken as a whole, is not in violation, or alleged violation, of any Environmental Law, which violation would be reasonably likely to have a Material Adverse Effect.

(b)Neither Borrower nor any Borrower Subsidiary has received written notice from any third party including, without limitation, any federal, state or local governmental authority, (i) that it has been identified by the United States Environmental Protection Agency (“EPA”) as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B (1986); (ii) that any Hazardous Substance(s) which it has generated, transported or disposed of have been found at any site at which a federal, state or local agency or other third party has conducted, or has demanded that Borrower conduct a remedial investigation, removal or other response action pursuant to any Environmental Law, except in cases that would not reasonably be likely to have a Material Adverse Effect; or (iii) that it is or shall be a named party to any claim, action, cause of action, complaint, or legal or administrative proceeding (in each case, contingent or otherwise) arising out of any third party’s incurrence of costs, expenses, losses or damages in connection with the release of Hazardous Substances, which in the case of any of the matters set forth in this §6.20(b) involves a Collateral Property and would be reasonably likely to have a Material Adverse Effect.

(c)(i) To the knowledge of the Borrower, no portion of the Collateral Properties, taken as a whole, is used for the handling, processing, storage or disposal of Hazardous Substances except in compliance, in all material respects, with applicable Environmental Laws, and no underground tank or other underground storage receptacle for Hazardous Substances is located on any portion of the Collateral Properties except those which are being operated and maintained, and, if required, remediated, in compliance, in all material respects, with Environmental Laws, except in cases that would not reasonably be likely to have a Material Adverse Effect; (ii) in the course of any business activities conducted by the Borrower or Borrower Subsidiaries, their respective Subsidiaries or, to the Borrower’s knowledge, the tenants and operators of their properties, no Hazardous Substances have been generated or are being used on the Collateral Properties except in the ordinary course of Borrower’s, any Borrower Subsidiary’s, or its respective tenants’ and operators’ business and in compliance, in all material respects, with applicable Environmental Laws, except in cases that would not reasonably be likely to have a Material Adverse Effect; (iii) to Borrower’s knowledge, there has been no past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping (other than in reasonable quantities to the extent necessary in the ordinary course of operation of Borrower’s, any Borrower Subsidiary’s, its respective tenants’ or operators’ business and, in any event, in compliance, in all material respects, with all Environmental Laws) (a “Release”) or threatened Release of Hazardous Substances on, upon, into or from the Collateral Properties, which Release would be reasonably likely to have a Material Adverse Effect; (iv) to Borrower’s knowledge, there have been no Releases on, upon, from or into any real property in the vicinity of any of the Collateral Properties which, through soil or groundwater contamination, have come to be located on the Collateral Properties, and which would be reasonably likely to have a Material Adverse Effect; and (v) to Borrower’s knowledge, any Hazardous Substances that have been generated on any of the Collateral Properties have been transported off site in accordance with all applicable Environmental Laws and in a manner that would not reasonably be likely to have a Material Adverse Effect.

(d)[Reserved].

(e)To the knowledge of the Borrower, there are no existing or closed sanitary waste landfills, or hazardous waste treatment, storage or disposal facilities on the Collateral

Properties except where such existence would not reasonably be likely to have a Material Adverse Effect.

(f)Neither the Borrower nor any Borrower Subsidiary has received any written notice from any party that any use, operation, or condition of any Collateral Properties has caused any adverse condition on any other property that would reasonably be likely to result in a claim under applicable Environmental Law that would have a Material Adverse Effect, nor does Borrower have actual knowledge of any existing facts or circumstances that could reasonably be likely to form the basis for such a claim.

§6.21Subsidiaries; Organizational Structure

.  Schedule 6.21(a) sets forth, as of the Effective Date, all of the Borrower Subsidiaries, the form and jurisdiction of organization of such Borrower Subsidiaries, and the owners of the direct ownership interests therein.  On the Effective Date, no Person owns any legal, equitable or beneficial interest in any of the Borrower Subsidiaries except as set forth on such Schedule, other than pursuant to the Security Documents. As of the Effective Date, the Parent Guarantor owns in excess of 94% of the Equity Interests in the Borrower.

§6.22[Reserved]

.

§6.23[Reserved]

.

§6.24Brokers

.  None of the Borrower or any of its respective Subsidiaries has engaged or otherwise dealt with any broker, finder or similar entity in connection with this Agreement or the Loans contemplated hereunder.

§6.25Other Debt

.  Without limiting the provisions of §8.1 or §8.2, none of the Borrower or Borrower Subsidiaries is a party to or bound by any agreement, instrument or indenture that requires the subordination in right or time or payment of any of the Obligations to any other Indebtedness of Borrower or Borrower Subsidiaries.

§6.26Solvency

.  As of the Effective Date and after giving effect to the transactions contemplated by this Agreement and the other Loan Documents, including all Loans made or to be made hereunder, the Loan Parties, taken as a whole, are Solvent.

§6.27No Bankruptcy Filing

.  As of the Effective Date, no Loan Party or Borrower Subsidiary is contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of its assets or property, and the Loan Parties have no knowledge of any Person contemplating the filing of any such petition against it.

§6.28No Fraudulent Intent

.  Neither the execution and delivery of this Agreement or any of the other Loan Documents nor the performance of any actions required hereunder or thereunder is being undertaken by any Loan Party with or as a result of any actual intent by any of such Persons to hinder, delay or defraud any entity to which any of such Persons is now or will hereafter become indebted.

§6.29Transaction in Best Interests of Loan Parties; Consideration

.  The transaction evidenced by this Agreement and the other Loan Documents is in the best interests of each Loan

Party.  The direct and indirect benefits to inure to the Loan Parties pursuant to this Agreement and the other Loan Documents constitute at least “reasonably equivalent value” (as such term is used in §548 of the Bankruptcy Code) and “valuable consideration,” “fair value,” and “fair consideration,” (as such terms are used in any applicable state fraudulent conveyance law), in exchange for the benefits to be provided by the Loan Parties pursuant to this Agreement and the other Loan Documents, and but for the willingness of the Guarantors to guarantee the Loan, the Borrower would be unable to obtain the financing contemplated hereunder which financing will enable the Borrower to have available financing to conduct and expand its business.  The Loan Parties further acknowledge and agree that the Loan Parties and Borrower Subsidiaries constitute a single integrated and common enterprise and that each receives a benefit from the availability of credit under this Agreement.

§6.30OFAC

.  None of the Borrower or Borrower Subsidiaries is (or will be) a person with whom any Lender is restricted from doing business under OFAC (including, those Persons named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism.  In addition, Borrower hereby agrees to provide to the Lenders any additional information that a Lender reasonably deems necessary from time to time in order to ensure compliance with all applicable laws concerning money laundering and similar activities.

§6.31REIT Status

.  Parent Guarantor is qualified to elect or has elected status as a real estate investment trust under Section 856 of the Code and currently is in compliance in all material respects with all provisions of the Code applicable to the qualification of Parent Guarantor as a real estate investment trust.

§7.AFFIRMATIVE COVENANTS.

The Borrower covenants and agrees that, so long as any Loan or Note is outstanding or any Lender has any obligation to make any Loans:

§7.1Punctual Payment

.  The Borrower will duly and punctually pay or use commercially reasonable efforts to cause to be paid (but without limiting the provisions of §4.12, §12.1(a), and/or §12.1(b)) the principal and interest on the Loans and all interest and fees provided for in this Agreement, all in accordance with the terms of this Agreement and the Notes, as well as all other sums owing pursuant to the Loan Documents in accordance with the terms hereof.

§7.2Maintenance of Office

.  The Loan Parties will maintain their respective chief executive office at Two Logan Square, 100 N. 18th Street, 23rd Floor, Philadelphia, Pennsylvania 19103, or at such other place in the United States of America as the Loan Parties shall designate upon prompt written notice to the Agent, where notices, presentations and demands to or upon the Loan Parties in respect of the Loan Documents may be given or made.

§7.3Records and Accounts

.  The Loan Parties will (a) keep, and cause each of their respective Subsidiaries to keep true and accurate records and books of account in which full, true and correct entries will be made in accordance with GAAP (in each case, in all material respects) and (b) maintain, in all material respects in accordance with GAAP, adequate accounts and reserves for the payment of all Taxes (including income taxes), depreciation and amortization of its properties and the properties of their respective Subsidiaries, contingencies and other reserves.  Neither Borrower nor any of its respective Subsidiaries shall, without the prior written consent of the Agent (x) make any material change to the accounting policies/principles used by such Person in preparing the financial statements and other information described in §6.4 or §7.4 (unless required or permitted by GAAP or other applicable accounting standards), or (y) change its fiscal year.

§7.4Financial Statements, Certificates and Information

.  Borrower will deliver or cause to be delivered to the Agent which the Agent shall promptly deliver to each of the Lenders:

(a)not later than one hundred twenty (120) days after the end of each fiscal year, the audited Consolidated balance sheet of the Parent Guarantor and its Subsidiaries at the end of such fiscal year, and the related audited Consolidated statements of income, and cash flows for such year, setting forth in comparative form the figures for the previous fiscal year and all such statements to be in reasonable detail, prepared in accordance with GAAP, and accompanied by an auditor’s report and opinion prepared without qualification as to the scope of the audit by KPMG or another nationally recognized accounting firm, and any other information the Agent may reasonably request to complete a financial analysis of Borrower and its Subsidiaries;

(b)not later than sixty (60) days after the end of each fiscal quarter (or ninety (90) days in the case of fiscal year end) of each fiscal year, copies of the unaudited Consolidated balance sheet of the Parent Guarantor and its Subsidiaries as at the end of such fiscal quarter, and the related unaudited Consolidated statements of income and cash flows for the portion of the Parent Guarantor’s fiscal year then elapsed, all in reasonable detail and prepared in all material respects in accordance with GAAP, together with a certification by an Authorized Officer or the chief financial officer or accounting officer of Parent Guarantor that the information contained in such financial statements fairly presents in all material respects the financial position of the Parent Guarantor and its Subsidiaries on the date thereof (subject to year-end adjustments and the absence of footnotes);

(c)simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above a statement (a “Compliance Certificate”) certified by an Authorized Officer or the chief financial officer or chief accounting officer of Parent Guarantor in the form of Exhibit G hereto (or in such other form as the Agent may reasonably approve from time to time) setting forth in reasonable detail computations evidencing compliance or non-compliance (as the case may be) with the covenants contained in §9.  All income, expense, debt and value associated with Real Estate or other Investments acquired or disposed of during any fiscal quarter will be added or eliminated from calculations, on a pro forma basis, where applicable.

(d)[Reserved];

(e)[Reserved];

(f)[Reserved];

(g)from time to time such other financial data and information in the possession of the Borrower (including without limitation finalized auditors’ management letters,

status of material litigation or material investigations against the Borrower or Borrower Subsidiaries and any settlement discussions relating thereto (unless the Borrower in good faith believe that such disclosure could result in a waiver or loss of attorney work product, attorney-client or any other applicable privilege).

Any material to be delivered pursuant to this §7.4 may be delivered electronically directly to Agent or made available to Agent pursuant to an accessible website and the Lenders provided that such material is in a format reasonably acceptable to Agent, and such material shall be deemed to have been delivered to Agent and the Lenders upon Agent’s receipt thereof or access to the website containing such material.  Upon the request of Agent, Borrower shall deliver paper copies thereof to Agent and the Lenders.  Borrower authorize Agent and Arranger to disseminate any such materials through the use of Intralinks, SyndTrak or any other electronic information dissemination system, and the Borrower releases Agent and the Lenders from any liability in connection therewith (other than the liability based on Agent’s gross negligence or willful misconduct).

§7.5Notices.

(a)Defaults.  The Borrower will promptly upon becoming aware of same notify the Agent in writing of the occurrence of any Default or Event of Default, which notice shall describe such occurrence with reasonable specificity and shall state that such notice is a “notice of default”. If any Person shall give any written notice or take any other action in respect of a claimed default (whether or not constituting an Event of Default) under this Agreement or under any note, evidence of indebtedness, indenture or other obligation to which or with respect to which Borrower or any Borrower Subsidiary is a party or obligor, whether as principal or surety, and such default would permit the holder of such note or obligation or other evidence of indebtedness to accelerate the maturity thereof, which acceleration would be reasonably likely to have a Material Adverse Effect, the Borrower shall forthwith give written notice thereof to the Agent and each of the Lenders, describing the notice or action and the nature of the claimed default.

(b)Environmental Events.  The Borrower will give notice to the Agent within five (5) Business Days of becoming aware of (i) any potential or known Release, or threat of Release, of any Hazardous Substances in violation of any applicable Environmental Law; (ii) any violation of any Environmental Law that Borrower or any Borrower Subsidiary reports in writing or is reportable by such Person in writing (or for which any written report supplemental to any oral report is made) to any federal, state or local environmental agency or (iii) any inquiry, proceeding, investigation, or other action including a notice from any agency of potential environmental liability, of any federal, state or local environmental agency or board, that in the case of either clauses (i) – (iii) above would reasonably be expected to have a Material Adverse Effect.

(c)Notification of Claims Against Collateral.  The Borrower will give notice to the Agent in writing within five (5) Business Days of becoming aware of any material setoff, claims, withholdings or other defenses to which any of the Collateral, or the rights of the Agent or the Lenders with respect to the Collateral, are subject, in each case which would be reasonably likely to have a Material Adverse Effect.

(d)Notice of Litigation and Judgments.  The Borrower will give notice to the Agent in writing within five (5) Business Days of becoming aware of any litigation or proceedings threatened in writing or any pending litigation and proceedings affecting any Loan Party or Borrower Subsidiary or to which any Loan Party or Borrower Subsidiary is a party involving an uninsured claim against Borrower or Borrower Subsidiaries that could reasonably be likely to have a Material Adverse Effect and stating the nature and status of such litigation or proceedings.  The Borrower will give notice to the Agent, in writing, in form and detail reasonably satisfactory to the Agent within ten (10) days of any single judgment not covered by insurance, whether final or otherwise, against Borrower or any of its respective Subsidiaries in an amount in excess of $5,000,000.00.

(e)ERISA.  The Borrower will give notice to the Agent within ten (10) Business Days after the Borrower, any Borrower Subsidiary, or any ERISA Affiliate (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in §4043 of ERISA) with respect to any Plan or Multiemployer Plan, or knows that the plan administrator of any such plan has given or is required to give notice of any such reportable event; (ii) gives a copy of any notice (including any received from the trustee of a Multiemployer Plan) of complete or partial withdrawal liability under Title IV of ERISA; or (iii) receives any notice from the PBGC under Title IV or ERISA of an intent to terminate or appoint a trustee to administer any such plan, in each case if such event or occurrence would reasonably be likely to have a Material Adverse Effect.

(f)Notification of Lenders.  Within five (5) Business Days after receiving any notice under this §7.5, the Agent will forward a copy thereof to each of the Lenders, together with copies of any certificates or other written information that accompanied such notice.

§7.6Existence.

The Loan Parties will (and will cause Borrower Subsidiaries to) preserve and keep in full force and effect their legal existence in the jurisdiction of its incorporation or formation.  The Borrower will (and will cause Borrower Subsidiaries to) preserve and keep in full force and effect all of their rights and franchises, except where failure to do so would reasonably be likely to have a Material Adverse Effect.

§7.7Insurance.

At all times, the Borrower will (and will cause Borrower Subsidiaries to) maintain with financially sound and reputable insurance companies not Affiliates of any Person in the Consolidated Group, insurance with respect to the properties and business of the Consolidated Group against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.

§7.8Taxes; Liens

.  The Borrower shall cause the Borrower Subsidiaries to duly pay and discharge, or cause to be paid and discharged, before the same shall become delinquent, all material Taxes, material assessments and other material governmental charges imposed upon them, as well as all material claims for labor, materials or supplies, that if unpaid might by law become a lien or charge upon any of the Collateral; provided that any such Tax, assessment, charge or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings which shall suspend the collection thereof with respect to such property (such that in the reasonable determination of Agent neither such property nor any portion thereof or interest therein would be in any danger of sale, forfeiture or loss by reason of such proceeding), and such Borrower Subsidiary or the Borrower shall have set aside on its books adequate reserves for such Tax, assessment, charge or claim in accordance with GAAP; and

provided, further, that forthwith upon the commencement of proceedings to foreclose any lien that may have attached as security therefor, Borrower or such Borrower Subsidiary either (i) will provide a bond issued by a surety reasonably acceptable to the Agent and sufficient to stay all such proceedings or (ii) if no such bond is provided, will pay each such Tax, assessment, charge or claim.  With respect to all material Real Estate of the Consolidated Group, the Borrower shall (or shall cause Borrower Subsidiaries to) pay and discharge (or shall cause to be paid and discharged) as the same shall become due and payable all material Taxes, material assessments and other material governmental charges or claims upon it or its properties or assets, unless (a) the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Consolidated Group or (b) the failure to do so would not have a Material Adverse Effect.

§7.9Inspection of Books and Records

.  The Borrower will (and will cause each Borrower Subsidiary to) permit the Agent and the Lenders, at the Borrower’s expense (subject to the limitation set forth below) and upon reasonable prior notice, to visit and inspect any of the Borrower Subsidiaries during normal business hours, to examine the books of account of the Borrower or Borrower Subsidiaries (and to make copies thereof and extracts therefrom) and to discuss the affairs, finances and accounts of the Borrower or Borrower Subsidiaries with, and to be advised as to the same by, their respective officers, partners or members, all at such reasonable times and intervals as the Agent may reasonably request, provided that so long as no Event of Default shall have occurred and be continuing, the Borrower shall not be required to pay for such visits and inspections more often than once in any twelve (12) month period. The Agent shall use good faith efforts to coordinate such visits and inspections so as to minimize the interference with and disruption to the normal business operations of the Borrower or Borrower Subsidiaries.

§7.10Compliance with Laws, Contracts, Licenses, and Permits

.  The Borrower will (and will cause Borrower Subsidiaries to) comply in all material respects with (i) all applicable laws  (including without limitation Anti-Corruption Laws and applicable Sanctions) and regulations now or hereafter in effect wherever its business is conducted, (ii) the provisions of its corporate charter, partnership agreement, limited liability company agreement or declaration of trust, as the case may be, and other charter documents and bylaws, (iii) all agreements and instruments to which it is a party or by which it or any of its properties may be bound, (iv) all applicable decrees, orders, and judgments, and (v) all licenses and permits required by applicable laws and regulations for the conduct of its business or the ownership, use or operation of its properties, except where a failure to so comply with any of clauses (i) through (v) would not reasonably be likely to have a Material Adverse Effect.  If any authorization, consent, approval, permit or license from any officer, agency or instrumentality of any government shall become necessary or required in order that the Borrower or its respective Subsidiaries may fulfill any of its obligations hereunder, the Borrower or such Subsidiary will immediately take or cause to be taken all steps necessary to obtain such authorization, consent, approval, permit or license and furnish the Agent and the Lenders with evidence thereof, except to the extent any failure by Borrower to do so would not be reasonably likely to have a Material Adverse Effect.  Borrower shall develop and implement such programs, policies and procedures as are necessary to comply, in all material respects, with the Patriot Act and Anti-Corruption Laws.

§7.11Further Assurances

.  The Borrower will (and will cause Borrower Subsidiaries to) cooperate with the Agent and the Lenders and execute such further instruments and documents as the Agent may reasonably request to carry out to its reasonable satisfaction the transactions contemplated by this Agreement and the other Loan Documents.

§7.12Management

.  At all times, the Borrower will (and will cause Borrower Subsidiaries to) professionally manage the Collateral Properties using a qualified property manager (which may be a Loan Party or an Affiliate of a Loan Party) which is a reputable and experienced regionally-recognized management organization at the time of its appointment as property manager and in manner customary in the multi-family housing industry with respect to reasonably comparable properties.

§7.13[Reserved]

.

§7.14Business Operations

.  The Consolidated Group will not engage to any material extent in any business if, as a result, the general nature of the business in which the Consolidated Group, taken as a whole, would then be engaged would be substantially changed from the general nature of the business in which the Consolidated Group, taken as a whole, are engaged on the date of this Agreement.

§7.15[Reserved]

.

§7.16[Reserved]

.

§7.17Distributions of Income to Borrower.

  Borrower shall use commercially reasonable efforts to cause all of its Borrower Subsidiaries (subject to (i) the terms and provisions of any loan document or other agreement to which such Subsidiary or any of its direct or indirect parent entities is subject and (ii) permissibility under applicable laws for distributing such net profits, net proceeds or other net income (including fraudulent transfer and corporate benefit restrictions)) to distribute to Borrower (but, to the extent possible by virtue of the foregoing restriction, not less frequently than once each calendar quarter, unless otherwise approved by the Agent), whether in the form of dividends, distributions or otherwise, all net profits, net proceeds or other net income relating to or arising from such Borrower Subsidiaries’ use, operation, financing, refinancing, sale or other disposition of their respective assets and properties after (a) the payment by each such Borrower Subsidiary of its debt service, operating expenses, capital improvements and leasing commissions for such quarter and (b) the establishment of reasonable reserves for the payment of operating expenses not paid on at least a quarterly basis and capital improvements and tenant improvements to be made to such Borrower Subsidiary’s assets and properties approved by such Borrower Subsidiary in the course of its business consistent with its past practices.

§7.18Plan Assets

.  The Borrower shall use commercially reasonable efforts to (and shall cause Borrower Subsidiaries to use commercially reasonable efforts to) do, or cause to be done, all things necessary to ensure that none of the Collateral Properties will be deemed to be Plan Assets at any time.

§7.19Parent Guarantor Covenants

. Borrower shall use commercially reasonable efforts to cause Parent Guarantor to comply with the following covenants (and by its execution and delivery of the Guaranty, Parent Guarantor covenants and agrees that):

(a)Parent Guarantor will not make or permit to be made, by voluntary or involuntary means, any transfer or encumbrance of its interest in Borrower which would result in a Change of Control;

(b)Parent Guarantor shall not dissolve, liquidate or otherwise wind‑up its business, affairs or assets, except to the extent permitted by §8.4;

(c)Parent Guarantor shall maintain at least one class of common shares having trading privileges on the New York Stock Exchange or the NYSE MKT LLC or which is the subject of price quotations in the over-the-counter market as reported by the National Association of Securities Dealers Automated Quotation System; and

(d)Parent Guarantor will at all times comply with all applicable provisions of the Code necessary to allow Parent Guarantor to qualify for status as a real estate investment trust.

§7.20[Reserved]

.

§7.21Keepwell

.  Each Loan Party that is a Qualified ECP Loan Party at the time any Specified Hedging Party either becomes jointly and severally liable for any Hedge Obligations pursuant to the terms of this Agreement or grants a security interest to secure Hedge Obligations, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Hedging Party with respect to such Hedge Obligation as may be needed by such Specified Hedging Party from time to time to honor all of its obligations under the Loan Documents in respect of such Hedge Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Loan Party’s obligations and undertakings hereunder voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount).  The obligations and undertakings of each Qualified ECP Loan Party under this paragraph shall remain in full force and effect until all Obligations have been paid in full, in cash.  Each Borrower intends this paragraph to constitute, and this paragraph shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of, each Specified Hedging Party for all purposes of the Commodity Exchange Act and applicable CFTC Regulations.

§8.NEGATIVE COVENANTS.

The Borrower covenants and agrees that, so long as any Loan or Note is outstanding or any of the Lenders has any obligation to make any Loans:

§8.1Restrictions on Indebtedness.

The Loan Parties will not (and will not cause or permit Borrower Subsidiaries to) create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness other than:

(i)(A) Indebtedness to (x) the Lenders arising under any of the Loan Documents, (y) Hedge Obligations to a Lender Hedge Provider, and (z) to any counterparty other than a Lender Hedge Provider with respect to any Derivative Contracts made in the ordinary course of business (and not for speculative purposes) which are not secured by any portion of the collateral granted to the Agent under any of the Loan Documents; and (B) Indebtedness evidenced by the Specified Senior Credit Facility (including, without limitation, any Hedge Obligations in respect thereof);

(ii)current liabilities incurred in the ordinary course of business but not incurred through (i) the borrowing of money, or (ii) the obtaining of credit except for credit on an open account basis customarily extended and in fact extended in connection with normal purchases of goods and services;

(iii)Indebtedness in respect of taxes, assessments, governmental charges or levies and claims for labor, materials and supplies to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of §7.8;

(iv)Indebtedness in respect of judgments only to the extent, for the period and for an amount not resulting in an Event of Default;

(v)endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;

(vi)Indebtedness incurred to any other landowners, government or quasi-government or entity or similar entity in the ordinary course of business in connection with the construction or development of any Real Estate, including, without limitation, subdivision improvement agreements, development agreements, reimbursement agreements, infrastructure development agreements, agreements to construct or pay for on-site or off-site improvements and similar agreements incurred in the ordinary course of business in connection with the development of Real Estate or construction of infrastructure in connection therewith;

(vii)Recourse Indebtedness (whether unsecured or Secured Recourse Indebtedness) of the Parent Guarantor, the Borrower, and IR OpCo as and to the extent expressly permitted (and subject to the limitations set forth) in §9.6;

(viii)(a) the Indebtedness set forth on Schedule 8.1 hereto, and any Permitted Refinancing Indebtedness in respect of any such Indebtedness, (b) Indebtedness (including Capitalized Leases) financing the acquisition or replacement of equipment and, limited as to each of the Loan Parties, to $25,000.00 per fiscal year, and (c) intercompany Indebtedness of the Loan Parties and their Subsidiaries outstanding from time to time; provided that all such intercompany Indebtedness of any Loan Party owed to any Subsidiary of Parent Guarantor that is not a Loan Party shall be subordinated to the Obligations pursuant to an Intercompany Note;

(ix)Non-Recourse Indebtedness entered into in the ordinary course of business of the Loan Parties and their Subsidiaries (other than the Loan Parties) (including, without limitation, any Indebtedness referred to in the proviso to the definition of Secured Recourse Indebtedness);

(x)[Reserved];

(xi)Recourse Indebtedness consisting of the Non-Recourse Exclusions in respect of Non-Recourse Indebtedness permitted to be incurred pursuant to §8.1(ix);

(xii)Indebtedness of Parent Guarantor and its Subsidiaries (other than a Loan Party) in an amount not to exceed $100,000.00 in the aggregate assumed in connection with an Investment permitted by this Agreement and any Permitted Refinancing Indebtedness incurred, issued or otherwise obtained to Refinance (in whole or in part) such Indebtedness; provided that, (A) immediately after giving effect to such Indebtedness, no Event of Default exists or is continuing or would result therefrom, and (B) such Indebtedness is and remains solely the obligation of the Person and/or such Person’s subsidiaries that are acquired and such Indebtedness was not incurred in anticipation of such Investment;

(xiii)(a) Indebtedness in respect of any bankers’ acceptance, bank guarantees, letters of credit, warehouse receipt or similar facilities entered into in the ordinary course of business (including in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims) and (b) Indebtedness represented by letters of credit, to the extent such letters of credit support Indebtedness otherwise permitted under this §8.1(xiii);

(xiv)Indebtedness arising from agreements providing for deferred compensation, indemnification, adjustments of purchase price (including “earnouts”) or similar obligations, in each case entered into in connection with any Investments permitted pursuant to this Agreement;

(xv)Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds, performance and completion guarantees and similar obligations incurred in the ordinary course of business and not in connection with the borrowing of money;

(xvi)Indebtedness consisting of obligations to pay insurance premiums arising in the ordinary course of business and not in connection with the borrowing of money;

(xvii)Indebtedness representing deferred compensation to employees, consultants or independent contractors of, the Parent Guarantor and its Subsidiaries incurred in the ordinary course of business or in connection with any Investments permitted pursuant to this Agreement;

(xviii)obligations, under cash management agreements, cash management services and other Indebtedness in respect of netting services, automatic clearing house arrangements, employees’ credit or purchase cards, overdraft protections and similar arrangements in each case incurred in the ordinary course of business;

(xix)Indebtedness comprising take or pay obligations contained in supply agreements entered into the ordinary course of business; and

(xx)all customary premiums (if any), interest (including post-petition and capitalized interest), fees, expenses, charges and additional or contingent interest on obligations described in each of §8.1(i) through §8.1(xix) above.

§8.2Restrictions on Liens, Etc.

  The Loan Parties, respectively and as applicable, will not (and will not cause or permit Borrower Subsidiaries to) (a) create or incur or suffer to be created or incurred or to exist any lien, security title, encumbrance, mortgage, pledge, negative pledge, charge, restriction, or other security interest of any kind upon (i) [Reserved], (ii) any direct or indirect Equity Interests in (A) any Borrower Subsidiary held by the Borrower or IR OpCo, or (B) in the Borrower held by the Parent Guarantor, or (iii) any Borrower Subsidiary’s material respective property or assets of any character whether now owned or hereafter acquired, or upon such Borrower Subsidiary’s interest in the income or profits therefrom; (b) transfer any of their material property or assets or the income or profits therefrom for the purpose of subjecting the same to the payment of Indebtedness or performance of any other material obligation in priority to payment of its general creditors; (c) acquire, or agree or have an option to acquire, any property or assets upon conditional sale or other title retention or purchase money security agreement, device or arrangement; (d) [Reserved]; (e) sell, assign, pledge or otherwise transfer any accounts, contract rights, general intangibles, chattel paper or instruments, with or without recourse; or (f) incur or maintain any obligation to any holder of Indebtedness of any of such Persons which prohibits the creation or maintenance of any lien securing the Obligations (collectively, “Liens”); provided that notwithstanding anything to the contrary contained herein, the Loan Parties and the Borrower Subsidiaries, respectively as applicable, may create or incur or suffer to be created or incurred or to exist:

(i)Liens on properties to secure taxes, assessments and other governmental charges (excluding any Lien imposed pursuant to any of the provisions of ERISA) or claims for labor, material or supplies incurred in the ordinary course of business, in each case to the extent not yet due or not overdue by more than sixty (60) days or are being contested in good faith and by appropriate proceedings diligently conducted with adequate reserves being maintained by the Loan Parties in accordance with GAAP or not otherwise required to be paid or discharged under the terms of this Agreement or any of the other Loan Documents;

(ii)deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pensions or other social security obligations;

(iii)Liens incurred or deposits made to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(iv)judgment liens and judgments that do not constitute an Event of Default;

(v)Liens consisting of pledges and/or security interests (x) in the Equity Interests of any Subsidiary of Parent Guarantor which is not the Borrower, IR OpCo, or another Loan Party or (y) in the assets or properties of any Person which is the direct or indirect holder of Equity Interests in any Subsidiary of Parent Guarantor which is not the Borrower, IR OpCo, or another Loan Party, in each case securing Indebtedness which is not prohibited by §8.1 and which does not constitute (1) Collateral or (2) Equity Interests (including, without limitation, interests in Distributions) which a Borrower Subsidiary has not granted as Collateral hereunder on account of the granting of the respective Ownership Interest Pledge and/or Distribution Interest Pledge not being permitted (and/or prohibited from being provided) as further set forth in §5.1;

(vi)encumbrances on a Collateral Property or any other Real Estate consisting of easements, rights of way, zoning restrictions, restrictions on the use of real property and defects and irregularities in the title thereto, landlord’s or lessor’s liens under leases to which Borrower is a party, purchase money security interests and other liens or encumbrances, which do not individually or in the aggregate have a Material Adverse Effect;

(vii)(A) Liens in favor of the Agent and the Lenders under the Loan Documents to secure the Obligations and the Hedge Obligations; (B) Liens in favor of the agent and the lenders under the documentation in respect of the Specified Senior Secured Credit Facility; and (C) Liens to secure the obligations in respect of Derivatives Contracts permitted to be entered into pursuant to §8.1(i)(A)(z) hereof, but in no event secured by a Lien on the Collateral;

(viii)Liens and encumbrances on a Collateral Property or any other Real Estate expressly permitted under the terms of a mortgage or as set forth in a title report relating thereto, subject to any other provisions herein contained;

(ix)Liens securing or entered into in connection with any Indebtedness permitted under §8.1(vii), §8.1(viii), §8.1(ix), §8.1(x), §8.1(xi), and §8.1(xii), and in each case any Refinancing thereof as Permitted Refinancing Indebtedness, in each case to the extent applicable (and subject to the limitations set forth in §9.6), but in no event secured by a Lien on the Collateral;

(x)Liens not securing Indebtedness in respect of property or assets imposed by law that were incurred in the ordinary course of business, including, but not limited to carriers’, suppliers’, warehousemen’s, materialmen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business which do not individually or in the aggregate have a Material Adverse Effect;

(xi)Liens or deposits made or other security provided to secure liabilities to insurance carriers under insurance or self-insurance arrangements;

(xii)leases or subleases granted in the ordinary course of business to others, and, any interest or title of a lessor under any lease not in violation of this Agreement;

(xiii)Liens arising from the rights of lessors under leases (including financing statements regarding property subject to lease) not in violation of the requirements of this Agreement, provided that such Liens are only in respect of the property subject to, and secure only, the respective lease (and any other lease with the same or an affiliated lessor);

(xiv)Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(xv)Liens (a) of a collection bank arising under Section 4-210 of the Uniform Commercial Code (or Section 4-208 of the Uniform Commercial Code) or any comparable or successor provision on items in the course of collection, and (b) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(xvi)Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness or (ii) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business;

(xvii)Liens solely on any cash earnest money deposits made by Borrower or any Borrower Subsidiary in connection with any letter of intent or purchase agreement permitted under this Agreement;

(xviii)security given to a public utility or any municipality or Governmental Authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of business;

(xix)operating leases of vehicles or equipment which are entered into in the ordinary course of the business or otherwise permitted under this Agreement;

(xx)statutory Liens incurred or pledges or deposits made, in each case in the ordinary course of business, in favor of a Governmental Authority to secure the performance of obligations of Borrower or any Borrower Subsidiary under Environmental Laws to which any such Person is subject; and

(xxi)Subject to the provisions of any Security Documents: (A) other than with respect to a Loan Party: to the extent constituting negative pledges, Liens consisting of (a) contractual obligations that exist on the date hereof and any agreement evidencing any permitted renewal, extension or refinancing of such contractual obligations so long as such renewal, extension or refinancing does not expand the scope of such agreement or obligation, (b) contractual obligations relating to any Permitted Lien or any asset sale or other disposition not prohibited by this Agreement and relate solely to assets or Persons subject to such Permitted Lien, asset sale or disposition, (c) contractual obligations in respect of customary provisions in joint venture agreements and other similar agreements applicable to joint ventures and applicable solely to such joint venture entered into in the ordinary course of business, (d) contractual obligations that include negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Paragraph 8.1 above, but solely to the extent any negative pledge relates to the property financed by or the subject of such Indebtedness and the proceeds thereof, (e) contractual obligations that include customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto, (f) contractual obligations relating to secured Indebtedness permitted pursuant to §8.1 above, to the extent that such restrictions apply only to the property or assets securing such Indebtedness or in the case of Indebtedness incurred in connection with an Investment permitted by this Agreement, only to the Person incurring or guaranteeing such Indebtedness, (g) contractual obligations that include customary provisions restricting subletting or assignment of any lease governing a leasehold interest, (h) contractual obligations that include customary provisions restricting assignment of any agreement entered into in the ordinary course of business, and (i) contractual obligations that include customary restrictions that arise in connection with cash or other deposits permitted under this §8.2 and limited to such cash deposit; and (B) in respect of any Loan Party, to the extent constituting negative pledges, Liens consisting of (a) contractual obligations that include negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under §8.1 above (to the extent permitted to be incurred by a Loan Party), but solely to the extent any negative pledge relates to the property financed by or the subject of such Indebtedness and the proceeds thereof (but not with respect to any Distributions to be made, directly or indirectly, to a Loan Party), (b) contractual obligations that include customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto, (c) contractual obligations relating to secured Indebtedness permitted pursuant to §8.1 above (to the extent permitted to be incurred by a Loan Party but not with respect to any Distributions to be made, directly or indirectly, to a Loan Party), (d) contractual obligations that include customary provisions restricting subletting or assignment of any lease governing a leasehold interest, (e) contractual obligations that include customary provisions restricting assignment of any agreement entered into in the ordinary course of business, and (f) contractual obligations that include customary restrictions that arise in connection with cash or other deposits permitted under this §8.2 and limited to such cash deposit.

§8.3Restrictions on Investments

.  From and after the Effective Date, the Borrower shall not, nor shall it permit any of the other Loan Parties or Borrower Subsidiaries to, engage in any material line of business other than the businesses engaged in by the Loan Parties and the Borrower Subsidiaries, respectively, on the Effective Date and similar, incidental, complementary, ancillary or related businesses and Investments.  In furtherance of the foregoing, the Borrower shall not permit Investments by Borrower, the Parent Guarantor, and IR OpCo in Unimproved Land, in Construction in Process, in Other Real Estate Investments, and in Non-Wholly-Owned Subsidiaries (including real estate funds or privately held companies) exceeding the following limits set forth below:

(i)Investments in Unimproved Land not to exceed five percent (5%) of Gross Asset Value;

(ii) Investments in Construction in Process not to exceed ten percent (10%) of Gross Asset Value;

(iii)Investments consisting of Other Real Estate Investments not to exceed five percent (5%) of Gross Asset Value; and

(iv)Investments in Non-Wholly Owned Subsidiaries (including real estate funds or privately held companies) not to exceed ten percent (10%) of Gross Asset Value.

Notwithstanding the foregoing, in no event shall the aggregate value of the Investments of Borrower, the Parent Guarantor, and IR OpCo described in §8.3(i) through (iv) above exceed twenty percent (20%) of Gross Asset Value at any time; provided, further, that a violation of the restrictions set forth in this §8.3 (including the restriction set forth above in this sentence) shall not result in a Default hereunder, but the excess value of any such restricted Investment(s) shall be excluded when calculating Gross Asset Value.

For the purposes of this §8.3, the Investment of Borrower, Parent Guarantor, or IR OpCo in any Non-Wholly Owned Subsidiaries will equal (without duplication) the sum of (i) such Person’s pro rata share of their Non-Wholly Owned Subsidiary’s Investment in Real Estate assets; plus (ii) such Person’s pro rata share of any other Investments valued at the GAAP book value.

§8.4Merger, Consolidation

.  No Loan Party or Borrower Subsidiary will dissolve, liquidate, dispose of all or substantially all of its assets or business, merge, reorganize, consolidate or consummate any other business combination, in each case without the prior written consent of the Required Lenders, except (i) for the merger or consolidation of one or more of the Subsidiaries of Borrower with and into Borrower (it being understood and agreed that in any such event Borrower will be the surviving Person), (ii) for the merger or consolidation of two or more Subsidiaries of Borrower or a Borrower Subsidiary, (iii) for the merger or consolidation of two or more Borrower Subsidiaries, (iv) in connection with the release of all Collateral owned by a Borrower Subsidiary, or (v) the merger or consolidation of the Borrower or the Parent Guarantor to the extent it does not result in a Change of Control.

§8.5[Reserved].

§8.6Compliance with Environmental Laws

.  Borrower shall not cause or permit any of Borrower Subsidiaries to do any of the following: (a) use any of the Collateral Properties or any portion thereof as a facility for the handling, processing, storage or disposal of Hazardous Substances, except for quantities of Hazardous Substances used in the ordinary course of such Borrower’s or its tenants’ business and in material compliance with all applicable Environmental Laws, (b) cause or permit to be located on any of the Collateral Properties any underground tank or other underground storage receptacle for Hazardous Substances except in material compliance with Environmental Laws, (c) generate any Hazardous Substances on any of the Collateral Properties except in material compliance with Environmental Laws, (d) conduct any activity at any Collateral Properties or use any Collateral Properties in any manner that would reasonably be likely to cause a Release of Hazardous Substances on, upon or into the Collateral Properties or any surrounding properties which would reasonably be likely to give rise to material liability under CERCLA or any other Environmental Law, or (e) directly or indirectly transport or arrange for the transport of any Hazardous Substances (except in compliance with all material Environmental Laws) in connection with any Collateral Properties, except, any such use, generation, conduct or other activity described in clauses (a) to (e) of this §8.6 would not reasonably be likely to have a Material Adverse Effect.

Borrower shall cause and take all actions to ensure that Borrower Subsidiaries shall:

(i)in the event of any change in applicable Environmental Laws governing the assessment, release or removal of Hazardous Substances with respect to any Collateral Property, take all reasonable action as required by such Laws and in a manner that would not reasonably be likely to have a Material Adverse Effect, and

(ii)if any Release or disposal of Hazardous Substances which Borrower Subsidiaries are legally obligated to contain, correct or otherwise remediate shall occur or shall have occurred on any Collateral Property (including without limitation any such Release or disposal occurring prior to the acquisition or leasing of such Collateral Property by the Borrower), the relevant Borrower Subsidiary shall, after obtaining knowledge thereof, cause the performance of actions required by applicable Environmental Laws at the Collateral Property in material compliance with all applicable Environmental Laws and in a manner that would not reasonably be likely to have a Material Adverse Effect; provided, that each of the Borrower and Borrower Subsidiaries shall be deemed to be in compliance with Environmental Laws for the purpose of this clause (ii) so long as it or a responsible third party with sufficient financial resources is taking reasonable action to remediate or manage such event to the reasonable satisfaction of the Agent or has taken and is diligently pursuing a challenge to any such alleged legal obligation through appropriate administrative or judicial proceedings.

§8.7[Reserved]

.

§8.8Asset Sales

.  The Borrower shall not cause or permit Borrower Subsidiaries to sell, transfer or otherwise dispose of any material asset other than pursuant to a bona fide arm’s length transaction.

§8.9[Reserved]

.

§8.10Restriction on Prepayment of Indebtedness

.  Borrower shall not cause or permit any Borrower Subsidiary to (a) voluntarily prepay, redeem, defease, purchase or otherwise retire the principal amount, in whole or in part, of any Indebtedness that is junior in right of payment to the Obligations, except in accordance with the subordination provisions applicable thereto; provided, that the foregoing shall not prohibit (x) any Permitted Refinancing Indebtedness, (y) the prepayment, redemption, defeasance or other retirement of Indebtedness which is financed solely from the proceeds of a new loan or external equity which would otherwise be permitted by the terms of §8.1; and (z) the prepayment, redemption, defeasance or other retirement of the principal of Indebtedness secured by Real Estate which is satisfied solely from the proceeds of a sale of the Real Estate securing such Indebtedness or external equity; and (b) modify any document evidencing any Indebtedness that is junior in right of payment to the Obligations to accelerate the maturity date of such Indebtedness after the occurrence and during the continuance of an Event of Default.

§8.11[Reserved]

.

§8.12Derivatives Contracts

  Borrower shall not cause or permit any Borrower Subsidiary to contract, create, incur, assume or suffer to exist any Derivatives Contracts except for Derivative Contracts made in the ordinary course of business and not prohibited pursuant to §8.1 which are not secured by any portion of the collateral granted to the Agent under any of the Loan Documents (other than Hedge Obligations).  All Derivative Contracts (including, without limitation, any and all guarantees provided in connection therewith) shall at all times be in compliance, in all material respects, with the Commodity Exchange Act and all CFTC Regulations.

§8.13Transactions with Affiliates

.  Borrower shall not cause or permit any Borrower Subsidiary to permit to exist or enter into any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate (but not including any member of the Consolidated Group), except (i) transactions in connection with the

Management Agreements, (ii) transactions pursuant to the reasonable requirements of the business of such Person and upon fair and reasonable terms which are no less favorable to such Person than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate, (iii) Indebtedness permitted under §8.1(viii) or §8.1(ix), (iv) Investments permitted under §8.3, and Distributions permitted under §7.17 and §9.4 and (v) the issuance of Equity Interests by the Parent Guarantor or any other applicable Loan Party.

§8.14Management Fees

. Other than fees set forth on Schedule 8.14 attached hereto, Borrower shall not cause or permit any Borrower Subsidiary to pay, and shall not permit to be paid, (x) any fees or payments (other than actual management fees or other payments under any Management Agreement in the ordinary course) for any Collateral Property to any manager that is an Affiliate of any Borrower and/or (y) any advisory fees or other payments in excess of fifty percent (50%) of those payable in the ordinary course pursuant to that certain Second Amended and Restated Advisory Agreement dated May 7, 2013, as amended, with Independence Realty Advisors, LLC , in each case, in the event that an Event of Default shall have occurred and be continuing.

§9.FINANCIAL COVENANTS.

The Borrower covenants and agrees that, so long as any Loan or Note is outstanding, the Loan Parties shall comply with the following covenants, with such compliance being tested quarterly, as of the close of each fiscal quarter.

§9.1Maximum Consolidated Leverage Ratio

.  Parent Guarantor’s Consolidated Leverage Ratio shall not exceed: (x) seventy-two and one half percent (72.5%), from and after the Original Closing Date through and including September 17, 2016 and (y) sixty-five percent (65%), from and after September 17, 2016.

§9.2Minimum Consolidated Fixed Charge Coverage Ratio

.  Parent Guarantor’s Consolidated Fixed Charge Ratio shall not be less than 1.50 to 1.0, determined based on information for the most recent fiscal quarter annualized.

§9.3Minimum Consolidated Tangible Net Worth

.  Parent Guarantor’s Consolidated Tangible Net Worth shall not be less than the sum of (x) $333,507,000.00 plus (y) seventy-five percent (75%) of the aggregate proceeds received by the Parent Guarantor, Borrower, or any “Subsidiary Borrower” (as defined in the Specified Senior Secured Credit Agreement) (net of reasonable and customary related fees and expenses and net of any intercompany contributions among the Parent Guarantor and its Subsidiaries) in connection with any offering of stock or other Equity Interests of such Person (but excluding any such offering to Parent Guarantor or any of its Subsidiaries), on a cumulative basis, from and after the Original Closing Date.

§9.4Maximum Distributions

.  Parent Guarantor shall not make any Distributions (a) which, after giving effect to the making of any such Distribution, would exceed an amount equal to (x) one hundred ten percent (110%), for the period from and after the Orginal Closing Date through and including September 17, 2017, and (y) one hundred percent (100%), at any time after September 17, 2017, of Funds from Operations of the Consolidated Group for the four (4) fiscal quarter period then most recently ended and (b) at any time that an Event of Default shall exist

(or if an Event of Default would result from the making of any such Distribution); provided, however, that so long as no Event of Default under §12.1(a), §12.1(b), §12.1(h), §12.1(i), and/or §12.1(j) shall have occurred and be continuing Distributions shall be permitted to the extent required for the Parent Guarantor to comply with all applicable provisions of the Code necessary or required to allow Parent Guarantor to maintain its status as a real estate investment trust (but, for the avoidance of doubt, if any Event of Default under §12.1(a), §12.1(b), §12.1(h), §12.1(i), and/or §12.1(j) shall have occurred and be continuing, no Distributions shall be permitted).

§9.5Minimum Liquidity

.  Consolidated Group shall maintain Liquidity in an amount equal to or greater than Five Million Dollars ($5,000,000.00).

§9.6Maximum Recourse Indebtedness

.  The aggregate amount of Recourse Indebtedness (excluding the Obligations under the Facility) of the Parent Guarantor, the Borrower, and IR OpCo shall not exceed the aggregate amount of (x) the Indebtedness arising under the Specified Senior Secured Credit Facility and (y) an aggregate amount of up to One Million Dollars ($1,000,000.00) at any one time outstanding. The Parent Guarantor, the Borrower, and IR OpCo shall have no unsecured Indebtedness, except to the permitted pursuant to §8.1

§9.7Maximum Unhedged Variable Rate Indebtedness

.  The aggregate amount of Unhedged Variable Rate Indebtedness of Consolidated Group shall not exceed thirty percent (30%) of Gross Asset Value.

§9.8Intentionally Deleted.

.

§9.9Business Assets of IRT

.  At all times not less than ninety percent (90.0%) of the assets of Parent Guarantor shall be held, directly or indirectly, by Borrower or the direct or indirect Subsidiaries of Borrower.

§10.CLOSING CONDITIONS.

The obligation of the Lenders to make the Loans on the Effective Date shall be subject to the satisfaction (or waiver) of the following conditions precedent:

§10.1Loan Documents

.  Each of the Loan Documents, and any amendments or confirmations of such Loan Documents, shall have been duly executed and delivered by the respective parties thereto and shall be in full force and effect.  The Agent shall have received a fully executed counterpart of each such document.

§10.2Certified Copies of Organizational Documents

.  The Agent shall have received from each Loan Party (and for such constituent entities as is necessary to confirm each Loan Party’s authority to enter into the Loan Documents): (i) a copy of such Person’s formation document, certified, as of a recent date, by the appropriate officer of each State in which such Person is organized, (ii) a certificate of good standing from the appropriate officer of each State in which such Person is organized and (iii) a copy, certified by a duly authorized officer, partner or member of such Person, as applicable, to be true and complete, of the partnership agreement, corporate charter or operating agreement and/or other organizational agreements of such Person, as applicable, as in effect on such date of certification.

§10.3Resolutions

.  All action on the part of Borrower and each Guarantor, as applicable, necessary for the valid execution, delivery and performance by such Person of this Agreement and the other Loan Documents, and any amendments or confirmations of such Loan Documents, to which such Person is or is to become a party shall have been duly and effectively taken, and evidence thereof reasonably satisfactory to the Agent shall have been provided to the Agent.

§10.4Incumbency Certificate; Authorized Signers

.  The Agent shall have received from Parent Guarantor an incumbency certificate, dated as of the Effective Date, signed by a duly authorized officer of Parent Guarantor and giving the name and bearing a specimen signature of each individual who shall be authorized to sign, in the name and on behalf of Parent Guarantor, on its own behalf or in its capacity as the direct or indirect, as applicable, owner of any other Loan Party, each of the Loan Documents, and any amendments or confirmations of such Loan Documents, to which any such Loan Party is or is to become a party.

§10.5Opinion of Counsel

.  The Agent shall have received an opinion addressed to the Lenders and the Agent and dated as of the Effective Date from counsel to the Loan Parties in form and substance reasonably satisfactory to the Agent.

§10.6Payment of Fees

.  The Borrower shall have paid to the Agent the fees payable pursuant to §4.2 and any other fees due to Agent pursuant to the terms of this Agreement.

§10.7Insurance

.  The Agent shall have received certificates evidencing that the Agent and the Lenders are named as additional insured, as applicable, on all policies of insurance as required by this Agreement or the other Loan Documents.

§10.8Performance; No Default

.  The Loan Parties shall have performed and complied with all terms and conditions herein required to be performed or complied with by it on or prior to the Effective Date, and on the Effective Date there shall exist no Default or Event of Default.

§10.9Representations and Warranties

.  The representations and warranties made by the Loan Parties in the Loan Documents or otherwise made by or on behalf of the Borrower and their respective Subsidiaries in connection therewith or after the date thereof shall have been true and correct in all material respects when made and shall also be true and correct in all material respects on the Effective Date.

§10.10Proceedings and Documents

.  All proceedings in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be reasonably satisfactory to the Agent and the Agent’s counsel in form and substance, and the Agent shall have received all information and such counterpart originals or certified copies of such documents and such other certificates, opinions, assurances, consents, approvals or documents as the Agent and the Agent’s counsel may reasonably require and are customarily required in connection with similar transactions.

§10.11Security Documents

(a).  The Security Documents, and any UCC financing statements related thereto and delivery of all certificates or similar instruments with respect to stock or certificated membership interests, or the like, and assignments in blank, stock transfer powers and the like, required to be delivered in accordance with the terms hereof (as further described in the Security Documents), shall constitute a valid first priority lien on the Collateral, subject in each case to Permitted Liens.

§10.12Compliance Certificate

.  The Agent shall have received a Compliance Certificate dated as of the date of the Effective Date demonstrating compliance with each of the covenants calculated therein.  Further, the calculation in such Compliance Certificate of Property NOI for any Collateral Properties which have been owned for less than a calendar quarter shall be based upon financial data and information with respect to Collateral Properties as of the end of the most recent calendar month as to which data and information is available.

§10.13[Reserved]

.

§10.14Consents

.  The Agent shall have received evidence reasonably satisfactory to the Agent that all necessary stockholder, partner, member or other consents required in connection with the consummation of the transactions contemplated by this Agreement and the other Loan Documents and any amendments or certifications thereto have been obtained.

§10.15[Reserved]

.

§10.16Other

.  The Agent shall have reviewed such other documents, instruments, certificates, opinions, assurances, consents and approvals as the Agent or the Agent’s Special Counsel may reasonably have requested.

§10.17No Materal Adverse Effect

.  There shall not have occurred a Material Adverse Effect since December 31, 2015.

§11.[RESERVED].

§12.EVENTS OF DEFAULT; ACCELERATION; ETC.

§12.1Events of Default and Acceleration

.  If any of the following events (“Events of Default” or, if the giving of notice or the lapse of time or both is required, then, prior to such notice or lapse of time, “Defaults”) shall occur:

(a)the Borrower shall fail to pay any principal of the Loans when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

(b)the Borrower shall fail to pay any interest on the Loans within five (5) Business Days of the date that the same shall become due and payable or any fees or other sums due hereunder (other than any voluntary prepayment) or under any of the other Loan Documents within five (5) Business Days after notice from Agent, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

(c)[Reserved];

(d)the Borrower shall fail to perform any other term, covenant or agreement contained in §9.1,§9.2, §9.3, §9.4, §9.5, §9.6, §9.7, or §9.9 which they are required to perform;

(e)Borrower or any other Loan Party shall fail to perform any other term, covenant or agreement contained herein or in any of the other Loan Documents which it is required to perform (other than those specified in the other subclauses of this §12 (including, without limitation, §12.2 below) or in the other Loan Documents), and such failure shall continue for thirty (30) days after Borrower receives from Agent written notice thereof; provided that the foregoing cure provisions shall not pertain to any default consisting of a failure to comply with any provision of §8 or §7.17, or to any Default excluded from any provision of cure of defaults contained in any other of the Loan Documents;

(f)any material representation or warranty made by or on behalf of the Borrower or any of its respective Subsidiaries in this Agreement or any other Loan Document, or any report, certificate, financial statement, request for a Loan, or in any other document or instrument delivered pursuant to or in connection with this Agreement, any advance of a Loan, or any of the other Loan Documents shall prove to have been false in any material respect upon the date when made or deemed to have been made;

(g)Borrower, any Guarantor (or any Subsidiary thereof) defaults under (i) any Recourse Indebtedness in an aggregate amount equal to or greater than $5,000,000.00 with respect to all uncured defaults at any time, or (ii) any Non-Recourse Indebtedness in an aggregate amount equal to or greater than $50,000,000.00 with respect to all uncured defaults at any time;

(h)any of the Borrower, Borrower Subsidiaries, or Guarantors, (i) shall make an assignment for the benefit of creditors, or admit in writing its general inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver for it or any substantial part of its assets, (ii) shall commence any case or other proceeding relating to it under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or (iii) shall take any action to authorize any of the foregoing;

(i)a petition or application shall be filed for the appointment of a trustee or other custodian, liquidator or receiver of any of the Borrower, Borrower Subsidiaries, or Guarantors or any substantial part of the assets of any thereof, or a case or other proceeding shall be commenced against any such Person under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, and any such Person shall indicate its approval thereof, consent thereto or acquiescence therein or such petition, application, case or proceeding shall not have been dismissed within sixty (60) days following the filing or commencement thereof;

(j)a decree or order is entered appointing a trustee, custodian, liquidator or receiver for any of the Borrower, Borrower Subsidiaries, or Guarantors or adjudicating any such Person, bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of any such Person in an involuntary case under federal bankruptcy laws as now or hereafter constituted;

(k)there shall remain in force, undischarged, unsatisfied and unstayed, for more than sixty (60) days, whether or not consecutive, one or more uninsured or unbonded final judgments against any Guarantor or Borrower (or any Subsidiary thereof) that, either individually or in the aggregate, exceed in excess of $5,000,000.00;

(l)any of the Loan Documents shall be canceled, terminated, revoked or rescinded otherwise than in accordance with the terms thereof or the express prior written agreement, consent or approval of the Required Lenders, or any action at law, suit in equity or other legal proceeding to cancel, revoke or rescind any of the Loan Documents shall be commenced by or on behalf of any of the Borrower or the Borrower Subsidiaries, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination, or issue a judgment, order, decree or ruling, to the effect that any one or more of the material Loan Documents is illegal, invalid or unenforceable in accordance with the terms thereof, and in each case of the foregoing the Borrower or any Borrower Subsidiary fails to enter into an amendment or modification to the existing Loan Documents or enter into new documentation, each in form and substance reasonably satisfactory to the Agent and Required Lenders, which have the effect of rendering the cancellation, termination, revocation, rescission, illegality, invalidity or unenforceability immaterial;

(m)any dissolution, termination, partial or complete liquidation, merger or consolidation of any of the Loan Parties or Borrower Subsidiaries shall occur or any sale, transfer or other disposition of the assets of any of the Loan Parties shall occur other, in each case, than as permitted under the terms of this Agreement or the other Loan Documents;

(n)with respect to any Plan, an ERISA Reportable Event shall have occurred and such event reasonably would be likely to result in liability of any of the Borrower or Borrower Subsidiaries to pay money to the PBGC or such Plan in an aggregate amount exceeding $5,000,000.00 and one of the following shall apply with respect to such event:  (x) such event in the circumstances occurring reasonably would be likely to result in the termination of such Plan by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer such Plan; or (y) a trustee shall have been appointed by the United States District Court to administer such Plan; or (z) the PBGC shall have instituted proceedings to terminate such Plan;

(o)the occurrence of any Change of Control;

(p)an Event of Default under any of the other Loan Documents shall occur (subject, in any case, to any applicable cure provision set forth in §12.1(e)); or

(q)without limiting the provisions of §12.1(g), the occurrence of any “Event of Default” (as defined in the Specified Senior Secured Credit Agreement)(after the expiration of all grace and cure periods thereunder).

then, and upon any such Event of Default, the Agent may, and upon the request of the Required Lenders shall, by notice in writing to the Borrower declare all amounts owing with respect to this Agreement, the Notes, and the other Loan Documents to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; provided that in the event of any Event of Default specified in §12.1(h), §12.1(i) or §12.1(j), all such amounts shall become immediately due and payable automatically and without any requirement of presentment, demand, protest or other notice of any kind from any of the Lenders or the Agent.

§12.2Certain Cure Periods

.  In the event that there shall occur any Default or Event of Default that affects only certain Collateral Property or the owner(s) thereof (if such owner is a Borrower Subsidiary), then the Borrower may elect to cure such Default or Event of Default (so long as no other Default or Event of Default would arise as a result of such Default or Event of Default) by electing to have Agent remove such Collateral Property from the calculation of the Borrowing Base Availability (as defined in the Specified Senior Secured Credit Agreement and the Borrower’s compliance with §3.2 therein as a result thereof, in which event such removal and reduction shall be completed within thirty (30) days after receipt of notice of such Default or Event of Default from the Agent or the Required Lenders therein), as further provided in the Specified Senior Secured Credit Agreement.

§12.3Termination of Commitments

.  If any one or more Events of Default specified in §12.1(h), §12.1(i) or §12.1(j) shall occur, then immediately and without any action on the part of the Agent or any Lender any unused portion of the credit hereunder shall terminate and the Lenders shall be relieved of all obligations to make Loans to the Borrower.  If any other Event of Default shall have occurred, the Agent may, and upon the election of the Required Lenders shall, by notice to the Borrower terminate the obligation to make Loans to the Borrower.  No termination under this §12.3 shall relieve the Borrower of their obligations to the Lenders arising under this Agreement or the other Loan Documents.

§12.4Remedies

.  In case any one or more Events of Default shall have occurred and be continuing, and whether or not the Lenders shall have accelerated the maturity of the Loans pursuant to §12.1, the Agent on behalf of the Lenders may, and upon the direction of the Required Lenders shall, proceed to protect and enforce their rights and remedies under this Agreement, the Notes and/or any of the other Loan Documents by suit in equity, action at law or other appropriate proceeding, including to the full extent permitted by applicable law the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents, the obtaining of the ex parte appointment of a receiver, and, if any amount shall have become due, by declaration or otherwise, the enforcement of the payment thereof.  No remedy herein conferred upon the Agent or the holder of any Note is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.  Notwithstanding the provisions of this Agreement providing that the Loans may be evidenced by multiple Notes in favor of the Lenders, the Lenders acknowledge and agree that only the Agent may exercise any remedies arising by reason of a Default or Event of Default.  If Borrower fails to perform any agreement or covenant contained in this Agreement or any of the other Loan Documents beyond any applicable period for notice and cure, Agent may itself perform, or cause to be performed, any agreement or covenant of such Person contained in this Agreement or any of the other Loan Documents which such Person shall fail to perform, and the out-of-pocket costs of such performance, together with any reasonable expenses, including reasonable attorneys’ fees actually incurred (including attorneys’ fees incurred in any appeal) by Agent in connection therewith, shall be payable by Borrower upon demand and shall constitute a part of the Obligations and shall if not paid within five (5) Business Days after demand bear interest at the rate for overdue amounts as set forth in this Agreement.  In the event that all or any portion of the Obligations is collected by or through an attorney-at-law, the Borrower shall pay all costs of collection including, but not limited to, reasonable and documented attorney’s fees.

§12.5Distribution of Collateral Proceeds

.  In the event that, following the occurrence and during the continuance of any Event of Default, any monies are received in connection with the enforcement of any of the Loan Documents, or otherwise with respect to the realization upon any of the Collateral or other assets of Borrower, such monies shall be distributed for application as follows:

(a)First, to the payment of, or (as the case may be) the reimbursement of the Agent for or in respect of, all reasonable out-of-pocket costs, expenses, disbursements and losses which shall have been paid, incurred or sustained by the Agent in accordance with the terms of the Loan Documents to protect or preserve the Collateral or in connection with the collection of such monies by the Agent, for the exercise, protection or enforcement by the Agent of all or any of the rights, remedies, powers and privileges of the Agent or the Lenders under this Agreement or any of the other Loan Documents or in respect of the Collateral or in support of any provision of adequate indemnity to the Agent against any taxes or liens which by law shall have, or may have, priority over the rights of the Agent or the Lenders to such monies;

(b)Second, to all other Obligations (including any interest, expenses or other obligations incurred after the commencement of a bankruptcy, but excluding Hedge Obligations) in such order or preference as the Required Lenders shall determine; provided, that (i) [Reserved], (ii) distributions in respect of such other Obligations shall include, on a pari passu basis, any Agent’s fee payable pursuant to §4.2; (iii) [Reserved]; and (iv) Obligations owing to the Lenders with respect to each type of Obligation such as interest, principal, fees and expenses shall be made among the Lenders, pro rata; and provided, further that the Required Lenders may in their discretion make proper allowance to take into account any Obligations not then due and payable;

(c)Third, to all Hedge Obligations secured by the Security Documents and other Collateral, on a pari passu basis among the Lender Hedge Providers pro rata;

(d)Fourth, to all other Hedge Obligations, on a pari passu basis among the Lender Hedge Providers pro rata; and

(e)Fifth, the excess, if any, shall be returned to the Borrower or to such other Persons as are entitled thereto.

§13.SETOFF.

Regardless of the adequacy of any Collateral, during the continuance of any Event of Default, any deposits (general or specific, time or demand, provisional or final, regardless of currency, maturity, or the branch where such deposits are held) or other sums credited by or due from any Lender or any Affiliate thereof to the Borrower and any securities or other property of the Borrower in the possession of such Lender or any Affiliate may, without notice to Borrower (any such notice being expressly waived by Borrower) but with the prior written approval of Agent, be applied to or set off against the payment of Obligations and any and all other liabilities, direct, or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of the Borrower to such Lender.  Each of the Lenders agrees with each other Lender that if such Lender shall receive from Borrower, whether by voluntary payment, exercise of the right of setoff, or otherwise, and shall retain and apply to the payment of the Note or Notes held by such Lender any amount in excess of its ratable portion of the payments received by all of the Lenders with respect to the Notes held by all of the Lenders, such Lender will make such disposition and arrangements with the other Lenders with respect to such excess, either by way of distribution, pro tanto assignment of claims, subrogation or otherwise as shall result in each Lender receiving in respect of the Notes held by it its proportionate payment as contemplated by this Agreement; provided that if all or any part of such excess payment is thereafter recovered from such Lender, such disposition and arrangements shall be rescinded and the amount restored to the extent of such recovery, but without interest.

§14.THE AGENT.

§14.1Authorization

.  The Agent is authorized to take such action on behalf of each of the Lenders and to exercise all such powers as are hereunder and under any of the other Loan Documents and any related documents delegated to the Agent and all other powers not specifically reserved to the Lenders, together with such powers as are reasonably incident thereto, provided that no duties or responsibilities not expressly assumed herein or therein shall be implied to have been assumed by the Agent.  The obligations of the Agent hereunder are primarily administrative in nature, and nothing contained in this Agreement or any of the other Loan Documents shall be construed to constitute the Agent as a trustee for any Lender or to create an agency or fiduciary relationship.  Agent shall act as the contractual representative of the Lenders hereunder, and notwithstanding the use of the term “Agent”, it is understood and agreed that Agent shall not have any fiduciary duties or responsibilities to any Lender by reason of this Agreement or any other Loan Document and is acting as an independent contractor, the duties and responsibilities of which are limited to those expressly set forth in this Agreement and the other Loan Documents.  The Borrower and any other Person shall be entitled to conclusively rely on a statement from the Agent that it has the authority to act for and bind the Lenders pursuant to this Agreement and the other Loan Documents.

§14.2Employees and Agents

.  The Agent may exercise its powers and execute its duties by or through employees or agents and shall be entitled to take, and to rely on, advice of counsel concerning all matters pertaining to its rights and duties under this Agreement and the other Loan Documents. The Agent may utilize the services of such Persons as the Agent may reasonably determine, and all reasonable and documented fees and expenses of any such Persons shall be paid by the Borrower.

§14.3No Liability

.  Neither the Agent nor any of its shareholders, directors, officers or employees nor any other Person assisting them in their duties nor any agent, or employee thereof, shall be liable to the Lenders for (a) any waiver, consent or approval given or any action taken, or omitted to be taken, in good faith by it or them hereunder or under any of the other Loan Documents, or in connection herewith or therewith, or be responsible for the consequences of any oversight or error of judgment whatsoever, except that the Agent or such other Person, as the case may be, shall be liable for losses due to its willful misconduct or gross negligence as finally determined by a court of competent jurisdiction after the expiration of all applicable appeal periods or (b) any action taken or not taken by Agent with the consent or at the request of the Required Lenders or such greater number of Lenders as may be required hereunder.  The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Agent for the account of the Lenders, unless the Agent has received notice from a Lender or the Borrower referring to the Loan Documents and describing with reasonable specificity such Default or Event of Default and stating that such notice is a “notice of default”.

§14.4No Representations

.  The Agent shall not be responsible for the execution or validity or enforceability of this Agreement, the Notes, any of the other Loan Documents or any instrument at any time constituting, or intended to constitute, collateral security for the Notes, or for the value of any such collateral security or for the validity, enforceability or collectability of any such amounts owing with respect to the Notes, or for any recitals or statements, warranties or representations made herein, or any agreement, instrument or certificate delivered in connection therewith or in any of the other Loan Documents or in any certificate or instrument hereafter furnished to it by or on behalf of the Borrower or any of its respective Subsidiaries, or be bound to ascertain or inquire as to the performance or observance of any of the terms, conditions, covenants or agreements herein or in any of the other Loan Documents.  The Agent shall not be bound to ascertain whether any notice, consent, waiver or request delivered to it by the Borrower or any holder of any of the Notes shall have been duly authorized or is true, accurate and complete.  The Agent has not made nor does it now make any representations or warranties, express or implied, nor does it assume any liability to the Lenders, with respect to the creditworthiness or financial condition of the Borrower or any of its respective Subsidiaries, or the value of the Collateral or any other assets of the Borrower or any of its respective Subsidiaries.  Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender, and based upon such information and documents as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender, based upon such information and documents as it deems appropriate at the time, continue to make its own credit analysis and decisions in taking or not taking action under this Agreement and the other Loan Documents.  Agent’s Special Counsel has only represented Agent and KeyBank in connection with the Loan Documents and the only attorney client relationship or duty of care is between Agent’s Special Counsel and Agent or KeyBank. Each Lender has been independently represented by separate counsel on all matters regarding the Loan Documents and the granting and perfecting of liens in the Collateral.

§14.5Payments.

(a)A payment by the Borrower to the Agent hereunder or under any of the other Loan Documents for the account of any Lender shall constitute a payment to such Lender.  The Agent agrees to distribute to each Lender not later than one Business Day after the Agent’s receipt of good funds, determined in accordance with the Agent’s customary practices, such Lender’s pro rata share of payments received by the Agent for the account of the Lenders except as otherwise expressly provided herein or in any of the other Loan Documents.  In the event that the Agent fails to distribute such amounts within one Business Day as provided above, the Agent shall pay interest on such amount at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect.

(b)If in the reasonable opinion of the Agent the distribution of any amount received by it in such capacity hereunder, under the Notes or under any of the other Loan Documents might involve it in liability, it may refrain from making such distribution until its right to make such distribution shall have been adjudicated by a court of competent jurisdiction.  If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.

§14.6Holders of Notes

.  Subject to the terms of §18, the Agent may deem and treat the payee of any Note as the absolute owner or purchaser thereof for all purposes hereof until it shall have been furnished in writing with a different name by such payee or by a subsequent holder, assignee or transferee.

§14.7Indemnity

.  The Lenders ratably agree hereby to indemnify and hold harmless the Agent from and against any and all claims, actions and suits (whether groundless or otherwise), losses, damages, costs, expenses (including any expenses for which the Agent has not been reimbursed by the Borrower as required by §15), and liabilities of every nature and character arising out of or related to this Agreement, the Notes, or any of the other Loan Documents or the transactions contemplated or evidenced hereby or thereby, or the Agent’s actions taken hereunder or thereunder, except to the extent that any of the same shall be directly caused by the Agent’s willful misconduct or gross negligence as finally determined by a court of competent jurisdiction after the expiration of all applicable appeal periods.  The agreements in this §14.7 shall survive the payment of all amounts payable under the Loan Documents.

§14.8Agent as Lender

.  In its individual capacity, KeyBank shall have the same obligations and the same rights, powers and privileges in respect to its Commitment and the Loans made by it, and as the holder of any of the Notes as it would have were it not also the Agent.

§14.9Resignation

.  The Agent may resign at any time by giving thirty (30) calendar days’ prior written notice thereof to the Lenders and the Borrower.  The Required Lenders may remove the Agent from its capacity as Agent in the event of the Agent’s gross negligence or willful misconduct.  Upon any such resignation, or removal, the Required Lenders, subject to the terms of §18.1, shall have the right to appoint as a successor Agent, (i) any Lender or (ii) any bank whose senior debt obligations are rated not less than “A” or its equivalent by Moody’s or not less than “A” or its equivalent by S&P and which has a net worth of not less than $500,000,000.00.  Unless a Default or Event of Default shall have occurred and be continuing, such successor Agent, shall be reasonably acceptable to the Borrower.  If no successor Agent shall have been appointed and shall have accepted such appointment within thirty (30) days after the retiring Agent’s giving of notice of resignation or the Required Lender’s removal of the Agent, then the retiring or removed Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be (ii) any Lender or (ii) any financial institution whose senior debt obligations are rated not less than “A2” or its equivalent by Moody’s or not less than “A” or its equivalent by S&P and which has a net worth of not less than $500,000,000.00.  Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Agent, and the retiring or removed Agent shall be discharged from its duties and obligations hereunder as Agent.  After any retiring Agent’s resignation or removal, the provisions of this Agreement and the other Loan Documents shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.   Upon any change in the Agent under this Agreement, the resigning or removed Agent shall execute such assignments of and amendments to the Loan Documents as may be necessary to substitute the successor Agent for the resigning or removed Agent.

§14.10Duties in the Case of Enforcement

.  In case one or more Events of Default have occurred and shall be continuing, and whether or not acceleration of the Obligations shall have occurred, the Agent may and, if (a) so requested by the Required Lenders and (b) the Lenders have provided to the Agent such additional indemnities and assurances in accordance with their respective Commitment Percentages against expenses and liabilities as the Agent may reasonably request, shall proceed to exercise all or any legal and equitable and other rights or remedies as it may have; provided, however, that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem to be in the best interests of the Lenders.  Without limiting the generality of the foregoing, if Agent reasonably determines payment is in the best interest of all the Lenders, Agent may without the approval of the Lenders pay taxes and insurance premiums and spend money for maintenance, repairs or other expenses which may be necessary to be incurred, and Agent shall promptly thereafter notify the Lenders of such action.  Each Lender shall, within thirty (30) days of request therefor, pay to the Agent its Commitment Percentage of the reasonable costs incurred by the Agent in taking any such actions hereunder to the extent that such costs shall not be promptly reimbursed to the Agent by the Borrower or out of the Collateral within such period.  The Required Lenders may direct the Agent in writing as to the method and the extent of any such exercise, the Lenders hereby agreeing to indemnify and hold the Agent harmless in accordance with their respective Commitment Percentages from all liabilities incurred in respect of all actions taken or omitted in accordance with such directions, except to the extent that any of the same shall be directly caused by the Agent’s willful misconduct or gross negligence as finally determined by a court of competent jurisdiction after the expiration of all applicable appeal periods, provided that the Agent need not comply with any such direction to the extent that the Agent reasonably believes the Agent’s compliance with such direction to be unlawful in any applicable jurisdiction or commercially unreasonable under the UCC as enacted in any applicable jurisdiction.

§14.11Bankruptcy

.  In the event a bankruptcy or other insolvency proceeding is commenced by or against any Loan Party or Borrower Subsidiary with respect to the Obligations, the Agent shall have the sole and exclusive right to file and pursue a joint proof claim on behalf of all Lenders.  Any votes with respect to such claims or otherwise with respect to such proceedings shall be subject to the vote of the Required Lenders or all of the Lenders as required by this Agreement.  Each Lender irrevocably waives its right to file or pursue a separate proof of claim in any such proceedings unless Agent fails to file such claim within thirty (30) days after receipt of written notice from the Lenders requesting that Agent file such proof of claim.

§14.12Request for Agent Action

.  Agent and the Lenders acknowledge that in the ordinary course of business of the Borrower and Borrower Subsidiaries, the Borrower may desire to take actions or enter into other agreements in the ordinary course of business which may require the consent, approval or agreement of the Agent.  In connection with the foregoing, and to the extent applicable at any time, the Lenders hereby expressly authorize the Agent to execute consents, approvals, or other agreements in form and substance satisfactory to the Agent in connection with such other actions or agreements as may be necessary in the ordinary course of Borrower’s and Borrower Subsidiaries’ business.

§14.13Reliance by Agent

.  The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by an Authorized Officer.  The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Agent may presume that such condition is satisfactory to such Lender unless the Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.  The Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

§14.14Approvals

.  If consent is required for some action under this Agreement, or except as otherwise provided herein an approval of the Lenders or the Required Lenders is required or permitted under this Agreement, each Lender agrees to give the Agent, within ten (10) days of receipt of the request for action together with all reasonably requested information related thereto (or such lesser period of time required by the terms of the Loan Documents), notice in writing of approval or disapproval (collectively “Directions”) in respect of any action requested or proposed in writing pursuant to the terms hereof.  To the extent that any Lender does not approve any recommendation of Agent, such Lender shall in such notice to Agent describe the actions that would be acceptable to such Lender. If consent is required for the requested action, any Lender’s failure to respond to a request for Directions within the required time period shall be deemed to constitute a Direction to take such requested action; provided, however, that without limiting the obligation of each Lender to respond to a request for Directions within the required time period specified in this §14.14, no such deemed Direction to take such requested action shall be applicable with respect to any matter requiring the written consent of each Lender adversely affected thereby as and to the extent expressly provided in §27.  In the event that any recommendation is not approved by the requisite number of Lenders and a subsequent approval on the same subject matter is requested by Agent, then for the purposes of this paragraph each Lender shall be required to respond to a request for Directions within five (5) Business Days of receipt of such request. Agent and each Lender shall be entitled to assume that any officer of the other Lenders delivering any notice, consent, certificate or other writing is authorized to give such notice, consent, certificate or other writing unless Agent and such other Lenders have otherwise been notified in writing.

§14.15Borrower Not Beneficiary

.  Except for the provisions of §14.9 relating to the appointment of a successor Agent, the provisions of this §14 are solely for the benefit of the Agent and the Lenders, may not be enforced by the Borrower, and except for the provisions of §14.9, may be modified or waived without the approval or consent of the Borrower.

§14.16Defaulting Lenders.

(a)Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Legal Requirements:

(i)That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in §27.

(ii)Any payment of principal, interest, fees or other amounts received by the Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, or otherwise, and including any amounts made available to the Agent by that Defaulting Lender pursuant to §13), shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Agent hereunder; second, [Reserved]; third, [Reserved]; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; fifth, if so determined by the Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists or non-defaulting Lenders have been paid in full all amounts then due, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a payment of the principal amount of any Loans in respect of which that Defaulting Lender has not fully funded its appropriate share, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of that Defaulting Lender.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this §14.16(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)[Reserved]

(iv)[Reserved]

(v)During any period that a Lender is a Defaulting Lender, the Borrower may, by giving written notice thereof to the Agent, such Defaulting Lender, and the other Lenders, demand that such Defaulting Lender assign its Commitment to an Eligible Assignee subject to and in accordance with the provisions of §18.1.  No party hereto shall have any obligation whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee.  In addition, any Lender who is not a Defaulting Lender may, but shall not be obligated, in its sole discretion, to acquire the face amount of all or a portion of such Defaulting Lender’s Commitment via an assignment subject to and in accordance with the provisions of §18.1.  No such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient with any applicable amounts held pursuant to the immediately preceding subsection (f), upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent or any Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) such Defaulting Lender’s full pro rata share of all Loans.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under any Legal Requirement without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(b)Defaulting Lender Cure.  If the Borrower and the Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Loans and funded by the Lenders in accordance with their Applicable Percentages (without giving effect to §14.16(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

§14.17Reliance on Hedge Provider

.  For purposes of applying payments received in accordance with §12.5, the Agent shall be entitled to rely upon the trustee, paying agent or other similar representative (each, a “Representative”) or, in the absence of such a Representative, upon the holder of the Hedge Obligations for a determination (which each holder of the Hedge Obligations agrees (or shall agree) to provide upon request of the Agent) of the outstanding Hedge Obligations owed to the holder thereof.  Unless it has actual knowledge (including by way of written notice from such holder) to the contrary, the Agent, in acting hereunder, shall be entitled to assume that no Hedge Obligations are outstanding.

§15.EXPENSES.

The Borrower agrees to pay (a) the reasonable and documented costs incurred by the Agent of producing and reproducing this Agreement, the other Loan Documents and the other agreements and instruments mentioned herein, (b) any recording taxes in connection with the Security Documents and other Loan Documents, (c) the reasonable and documented fees, expenses and disbursements of one outside counsel to the Agent and one local counsel in each applicable jurisdiction to the Agent incurred in connection with the preparation, administration, or interpretation of the Loan Documents and other instruments mentioned herein, and amendments, modifications, approvals, consents or waivers hereto or hereunder, (d) all other reasonable and documented out of pocket fees, expenses and disbursements (other than Taxes unless such payment is otherwise required pursuant to the terms of this Agreement) of the Agent incurred by the Agent in connection with the preparation or interpretation of the Loan Documents and other instruments mentioned herein, the addition or substitution of additional Collateral (in connection with each Loan and/or otherwise), the making of each Loan hereunder, and the third party out-of-pocket costs and expenses incurred in connection with the syndication of the Commitments pursuant to §18 hereof, and (e) without duplication, all reasonable and documented out-of-pocket expenses (including reasonable and documented attorneys’ fees and costs, and the fees and costs of appraisers, engineers, investment bankers or other experts retained by the Agent) incurred by the Lenders or the Agent in connection with (i) the enforcement of or preservation of rights under any of the Loan Documents against the Borrower or the administration thereof after the occurrence of a Default or Event of Default and (ii) any litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to the Agent’s or any of the Lenders’ relationship with the Borrower (provided that any attorneys’ fees and costs pursuant to this clause (e) shall be limited to those incurred by the Agent and one other counsel with respect to the Lenders as a group), (f) all reasonable and documented fees, expenses and disbursements of the Agent incurred in connection with UCC searches, UCC filings, title rundowns, title searches or mortgage recordings, (g) all reasonable and documented out-of-pocket fees, expenses and disbursements (including reasonable and documented attorneys’ fees and costs of one counsel) which may be incurred by Agent in connection with the execution and delivery of this Agreement and the other Loan Documents (without duplication of any of the items listed above), and (h) all expenses relating to the use of Intralinks, SyndTrak or any other similar system for the dissemination and sharing of documents and information in connection with the Loans.  The covenants of this §15 shall survive the repayment of the Loans and the termination of the obligations of the Lenders hereunder.  Without limiting the generality of the foregoing, it is expressly acknowledged and agreed by the Loan Parties that the provisions of §4.4, §4.9, §4.10, and §4.11 shall survive the termination of the Credit Agreement and the repayment of the Obligations.

§16.INDEMNIFICATION.

The Borrower agrees to indemnify and hold harmless the Agent, the Lenders and the Arranger and each director, officer, employee, agent and Affiliate thereof and Person who controls the Agent or any Lender or the Arranger (each, an “Indemnified Person”) against any and all claims, actions and suits, whether groundless or otherwise, and from and against any and all liabilities, losses, damages and expenses of every nature and character arising out of or relating to any claim, action, suit or litigation arising out of this Agreement or any of the other Loan Documents or the transactions contemplated hereby and thereby including, without limitation, (a) any and all claims for brokerage, leasing, finders or similar fees which may be made relating to the Collateral or the Loans by parties claiming by or through Borrower, (b) [Reserved], (c) any actual or proposed use by the Borrower or Borrower Subsidiaries of the proceeds of any of the Loans, (d) any actual or alleged infringement of any patent, copyright, trademark, service mark or similar right of the Borrower or Borrower Subsidiaries, (e) the Borrower entering into or performing this Agreement or any of the other Loan Documents, (f) any actual or alleged violation of any law, ordinance, code, order, rule, regulation, approval, consent, permit or license relating to the Collateral, (g) with respect to the Borrower and the Borrower Subsidiaries and their respective properties and assets, subject to any limitations set forth in the “Indemnity Agreements” (as such quoted term is defined in the Specified Senior Secured Credit Agreement), the violation of any Environmental Law, the Release or threatened Release of any Hazardous Substances or any action, suit, proceeding or investigation brought or threatened with respect to any Hazardous Substances (including, but not limited to, claims with respect to wrongful death, personal injury, nuisance or damage to property), and (h) to the extent used by Borrower or Borrower Subsidiaries, any use of Intralinks, SyndTrak or any other system for the dissemination and sharing of documents and information, in each case including, without limitation, the reasonable and documented fees and disbursements of one counsel incurred in connection with any such investigation, litigation or other proceeding; provided, however, that the Borrower shall not be obligated under this §16 or otherwise to indemnify any Person for liabilities to the extent  (a) found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted from such Indemnified Person’s or any of its Related Persons’ actual bad faith, gross negligence or willful misconduct or (b) being the result from any action, suit, proceeding or investigation solely among Indemnified Persons and not arising out of or in connection with any act or omission of the Loan Parties or Borrower Subsidiaries.  For purposes hereof, a “Related Person” of any Indemnified Person means its Affiliates, directors, officers, employees and agents, in each case that are controlled by such Indemnified Person.  In litigation, or the preparation therefor, the Lenders and the Agent shall be entitled to select a single law firm as their own counsel, taken as a whole, and, in addition to the foregoing indemnity, the Borrower agrees to pay promptly the reasonable and documented fees and expenses of such counsel.  If, and to the extent that the obligations of the Borrower under this §16 are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law.  The provisions of this §16 shall survive the repayment of the Loans and the termination of the obligations of the Lenders hereunder.  This §16 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

§17.SURVIVAL OF COVENANTS, ETC.

All covenants, agreements, representations and warranties made herein, in the Notes, in any of the other Loan Documents or in any documents or other papers delivered by or on behalf of the Loan Parties or any of their respective Subsidiaries pursuant hereto or thereto shall be deemed to have been relied upon by the Lenders and the Agent, notwithstanding any investigation heretofore or hereafter made by any of them, and shall survive the making by the Lenders of any of the Loans, as herein contemplated, and shall continue in full force and effect so long as any amount due under this Agreement or the Notes or any of the other Loan Documents remains outstanding or any Lender has any obligation to make any Loans.  The indemnification obligations of the Loan Parties provided herein and in the other Loan Documents shall survive the full repayment of amounts due and the termination of the obligations of the Lenders hereunder and thereunder to the extent provided herein.  All statements contained in any certificate delivered to any Lender or the Agent at any time by or on behalf of the Loan Parties or any of their respective Subsidiaries pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by such Person hereunder.  Without limiting the generality of the foregoing, it is expressly acknowledged and agreed by the Loan Parties that the provisions of §4.4, §4.9, §4.10, and §4.11 of this Agreement shall survive the termination of this Agreement and the repayment of the Obligations.

§18.ASSIGNMENT AND PARTICIPATION.

§18.1Conditions to Assignment by Lenders

.  Except as provided herein, each Lender may assign to one or more Eligible Assignee all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment Percentage and Commitment and the same portion of the Loans at the time owing to it and the Notes held by it); provided that (a) the Agent shall have given its prior written consent to such assignment, which consent shall not be unreasonably withheld or delayed (b) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Lender’s rights and obligations under this Agreement with respect to the Term Loan Commitment; (c) the parties to such assignment shall execute and deliver to the Agent, for recording in the Register (as hereinafter defined) an Assignment and Acceptance Agreement in the form of Exhibit H hereto, together with any Notes subject to such assignment, (d) in no event shall any assignment be to any Person controlling, controlled by or under common control with, or which is not otherwise free from influence or control by, Borrower or Guarantor, and (e) such assignee shall acquire an interest in the Loans of not less than $5,000,000.00 and integral multiples of $1,000,000.00 in excess thereof (or if less, the remaining Loans of the assignor), unless waived by the Agent, and so long as no Event of Default exists hereunder, Borrower.  Upon execution, delivery, acceptance and recording of such Assignment and Acceptance Agreement, (i) the assignee thereunder shall be a party hereto and all other Loan Documents executed by the Lenders and, to the extent provided in such Assignment and Acceptance Agreement, have the rights and obligations of a Lender hereunder, (ii) the assigning Lender shall, upon payment to the Agent of the registration fee referred to in §18.2, be released from its obligations under this Agreement arising after the effective date of such assignment with respect to the assigned portion of its interests, rights and obligations under this Agreement, and (iii) the Agent may unilaterally amend Schedule 1.1 to reflect such assignment.  In connection with each assignment, the assignee shall represent and warrant to the Agent, the assignor and each other Lender as to whether such assignee is controlling, controlled by, under common control with or is not otherwise free from influence or control by, the Borrower and Guarantors.

§18.2Register

.  The Agent shall maintain on behalf of the Borrower a copy of each assignment delivered to it and a register or similar list (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment Percentages of and principal amount of and interest on the Loans owing to the Lenders from time to time.  The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and the Lenders at any reasonable time and from time to time upon reasonable prior notice.  Upon each such recordation, the assigning Lender agrees to pay to the Agent a registration fee in the sum of $3,500.00.

§18.3New Notes

.  Upon its receipt of an Assignment and Acceptance Agreement executed by the parties to such assignment, together with each Note subject to such assignment, the Agent shall record the information contained therein in the Register.  Within five (5) Business Days after receipt of notice of such assignment from Agent, the Borrower, at their own expense, shall execute and deliver to the Agent, in exchange for each surrendered Note, a new Note (if requested by the subject Lender) to the order of such assignee in an amount equal to the amount assigned to such assignee pursuant to such Assignment and Acceptance Agreement and, if the assigning Lender has retained some portion of its obligations hereunder, a new Note to the order of the assigning Lender in an amount equal to the amount retained by it hereunder.  Such new Notes shall provide that they are replacements for the surrendered Notes, shall be in an aggregate principal amount equal to the aggregate principal amount of the surrendered Notes, shall be dated the effective date of such Assignment and Acceptance Agreement and shall otherwise be in substantially the form of the assigned Notes.  The surrendered Notes shall be canceled and returned to the Borrower.

§18.4Participations

.  Each Lender may sell participations to one or more Lenders or other entities in all or a portion of such Lender’s rights and obligations under this Agreement and the other Loan Documents; provided that (a) any such sale or participation shall not affect the rights and duties of the selling Lender hereunder, (b) such participation shall not entitle such participant to any rights or privileges under this Agreement or any Loan Documents, including without limitation, rights granted to the Lenders under §4.8, §4.9 and §4.10, (c) such participation shall not entitle the participant to the right to approve waivers, amendments or modifications, (d) such participant shall have no direct rights against the Borrower, (e) such participant shall be entitled to the benefits of §4.4(b) (subject to the requirements of §4.4(c); it being understood that the documentation required under §4.4(c) shall be delivered to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to §18.1, provided that such Participant (i) agrees to be subject to the provisions of §4.15 as if it were an assignee under §18.1; and (ii) shall not be entitled to receive any greater payment under §4.4(b) than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, (f) such sale is effected in accordance with all applicable laws, and (g) such participant shall not be a Person controlling, controlled by or under common control with, or which is not otherwise free from influence or control by the Borrower; provided, however, such Lender may agree with the participant that it will not, without the consent of the participant, agree to (i) increase, or extend the term or extend the time or waive any requirement for the reduction or termination of, such Lender’s Commitment, (ii) extend the date fixed for the payment of principal of or interest on the Loans or portions thereof owing to such Lender (other than pursuant to an extension of the Maturity Date pursuant to Error! Reference source not found.), (iii) reduce the amount of any such payment of principal, (iv) reduce the rate at which interest is payable thereon or (v) release Borrower (except as otherwise permitted under §3.2(b) or §5.7).  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that, except as set forth below, no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person, except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations or except, upon request of Borrower, the Lender shall provide to Borrower the identity of such participant and the amount of its participation.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Credit Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

§18.5Pledge by Lender

.  Any Lender may at any time pledge all or any portion of its interest and rights under this Agreement (including all or any portion of its Note) to any of the twelve Federal Reserve Banks organized under §4 of the Federal Reserve Act, 12 U.S.C. §341 or any other central banking authority or to such other Person as the Agent may approve to secure obligations of such lenders.  No such pledge or the enforcement thereof shall release the pledgor Lender from its obligations hereunder or under any of the other Loan Documents.

§18.6No Assignment by Loan Parties

.  The Loan Parties shall not assign or transfer any of their rights or obligations under this Agreement without the prior written consent of each of the Lenders.

§18.7Disclosure

.  Borrower agrees to promptly and reasonably cooperate with any Lender in connection with any proposed assignment or participation of all or any portion of its Commitment.  The Borrower agrees that in addition to disclosures made in accordance with standard banking practices any Lender may disclose information obtained by such Lender pursuant to this Agreement to assignees or participants and potential assignees or participants hereunder.  Each Lender agrees for itself that it shall use reasonable efforts in accordance with its customary procedures to hold confidential all non-public information obtained from Borrower that has been identified in writing as confidential by any of them, and shall use reasonable efforts in accordance with its customary procedures to not disclose such information to any other Person, it being understood and agreed that, notwithstanding the foregoing, a Lender may make (a) disclosures to its participants (provided such Persons are advised of the provisions of this §18.7), (b) disclosures to its directors, officers, employees, Affiliates, accountants, appraisers, legal counsel and other professional advisors of such Lender (provided that such Persons who are not employees of such Lender are advised of the provision of this §18.7), (c) disclosures customarily provided or reasonably required by any potential or actual bona fide assignee, transferee or participant or their respective directors, officers, employees, Affiliates, accountants, appraisers, legal counsel and other professional advisors in connection with a potential or actual assignment or transfer by such Lender of any Loans or any participations therein (provided such Persons are advised of the provisions of this §18.7), (d) disclosures to bank regulatory authorities or self-regulatory bodies with jurisdiction over such Lender, or (e) disclosures required or requested by any other governmental authority or representative thereof or pursuant to legal process; provided that, unless specifically prohibited by applicable law or court order, each Lender shall notify Borrower of any request by any governmental authority or representative thereof prior to disclosure (other than any such request in connection with any examination of such Lender by such government authority) for disclosure of any such non-public information prior to disclosure of such information.  In addition, each Lender may make disclosure of such information to any contractual counterparty in swap agreements or such contractual counterparty’s professional advisors (so long as such contractual counterparty or professional advisors agree to be bound by the provisions of this §18.7).  Non-public information shall not include any information which is or subsequently becomes publicly available other than as a result of a disclosure of such information by a Lender, or prior to the delivery to such Lender is within the possession of such Lender if such information is not known by such Lender to be subject to another confidentiality agreement with or other obligations of secrecy to the Borrower, or is disclosed with the prior approval of Borrower.  Nothing herein shall prohibit the disclosure of non-public information to the extent necessary to enforce the Loan Documents.

§18.8Titled Agents

.  The Titled Agents shall not have any additional rights or obligations under the Loan Documents, except for those rights, if any, as a Lender.

§18.9Amendments to Loan Documents

.  Upon any such assignment or participation, the Borrower shall (and shall cause Borrower Subsidiaries, if applicable, to), upon the request of the Agent, enter into such documents as may be reasonably required by the Agent to modify the Loan Documents to reflect such assignment or participation.

§19.NOTICES.

Each notice, demand, election or request provided for or permitted to be given pursuant to this Agreement (hereinafter in this §19 referred to as “Notice”) must be in writing and shall be deemed to have been properly given or served by personal delivery or by sending same by overnight courier or by depositing same in the United States Mail, postpaid and registered or certified, return receipt requested, and addressed to the parties at the address set forth on Schedule 19.

Each Notice shall be effective upon being personally delivered or upon being sent by overnight courier or upon being deposited in the United States Mail as aforesaid, or if transmitted by telegraph, telecopy, telefax or telex is permitted, upon being sent and confirmation of receipt.  The time period in which a response to such Notice must be given or any action taken with respect thereto (if any), however, shall commence to run from the date of receipt if personally delivered or sent by overnight courier, or if so deposited in the United States Mail, the earlier of three (3) Business Days following such deposit or the date of receipt as disclosed on the return receipt.  Rejection or other refusal to accept or the inability to deliver because of changed address for which no notice was given shall be deemed to be receipt of the Notice sent.  By giving at least fifteen (15) days’ prior Notice thereof, Borrower, a Lender or Agent shall have the right from time to time and at any time during the term of this Agreement to change their respective addresses and each shall have the right to specify as its address any other address within the United States of America.

§20.RELATIONSHIP.

Neither the Agent nor any Lender has any fiduciary relationship with or fiduciary duty to the Loan Parties or their respective Subsidiaries arising out of or in connection with this Agreement or the other Loan Documents or the transactions contemplated hereunder and thereunder, and the relationship between each Lender and Agent, and the Loan Parties is solely that of a lender and borrower, and nothing contained herein or in any of the other Loan Documents shall in any manner be construed as making the parties hereto partners, joint venturers or any other relationship other than lender and borrower.

§21.GOVERNING LAW; CONSENT TO JURISDICTION AND SERVICE.

THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, INCLUDING, WITHOUT LIMITATION, NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1401.  THE BORROWER, THE AGENT AND THE

LENDERS AGREE THAT ANY SUIT FOR THE ENFORCEMENT OF THIS AGREEMENT MAY BE BROUGHT IN ANY COURT OF COMPETENT JURISDICTION IN THE STATE OF NEW YORK (INCLUDING ANY FEDERAL COURT SITTING THEREIN).  THE BORROWER, THE AGENT AND THE LENDERS FURTHER ACCEPT, GENERALLY AND UNCONDITIONALLY, THE NON‑EXCLUSIVE JURISDICTION OF SUCH COURTS AND ANY RELATED APPELLATE COURT AND IRREVOCABLY (i) AGREE TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY WITH RESPECT TO THIS AGREEMENT AND (ii) WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION ANY OF THEM MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH A COURT IS AN INCONVENIENT FORUM.  IN ADDITION TO THE COURTS OF THE STATE OF NEW YORK OR ANY FEDERAL COURT SITTING THEREIN, THE AGENT OR ANY LENDER MAY BRING ACTION(S) FOR ENFORCEMENT ON A NONEXCLUSIVE BASIS WHERE ANY COLLATERAL OR ASSETS OF BORROWER OR BORROWER SUBSIDIARIES EXIST AND THE BORROWER CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURTS.  THE BORROWER EXPRESSLY ACKNOWLEDGES AND AGREES THAT THE FOREGOING CHOICE OF NEW YORK LAW WAS A MATERIAL INDUCEMENT TO THE AGENT AND THE LENDERS IN ENTERING INTO THIS AGREEMENT AND IN MAKING THE LOANS HEREUNDER.

§22.HEADINGS.

The captions in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

§23.COUNTERPARTS.

This Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument.  In proving this Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

§24.ENTIRE AGREEMENT, ETC.

This Agreement and the Loan Documents are intended by the parties as the final, complete and exclusive statement of the transactions evidenced by this Agreement and the Loan Documents.  All prior or contemporaneous promises, agreements and understandings, whether oral or written, are deemed to be superseded by this Agreement and the Loan Documents, and no party is relying on any promise, agreement or understanding not set forth in this Agreement and the Loan Documents. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated, except as provided in §27.

§25.WAIVER OF JURY TRIAL AND CERTAIN DAMAGE CLAIMS.

EACH OF THE LOAN PARTIES, THE AGENT AND THE LENDERS HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, ANY NOTE OR ANY OF THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS AND AGREE THAT NEITHER PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED.  EACH PARTY HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES AND TO THE EXTENT PERMITTED BY APPLICABLE LAW, PUNITIVE OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES; PROVIDED THAT NOTHING CONTAINED IN THIS SENTENCE SHALL LIMIT THE LOAN PARTIES’ INDEMNIFICATION OBLIGATIONS TO THE EXTENT SUCH SPECIAL, INDIRECT, CONSEQUENTIAL AND PUNITIVE DAMAGES ARE INCLUDED IN ANY THIRD PARTY CLAIM IN CONNECTION WITH WHICH ANY INDEMNIFIED PERSON IS ENTITLED TO INDEMNIFICATION HEREUNDER. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS TO WHICH THEY ARE PARTIES BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED IN THIS §25.  EACH PARTY ACKNOWLEDGES THAT IT HAS HAD AN OPPORTUNITY TO REVIEW THIS §25 WITH LEGAL COUNSEL AND THAT EACH PARTY AGREES TO THE FOREGOING AS ITS FREE, KNOWING AND VOLUNTARY ACT.

§26.DEALINGS WITH THE LOAN PARTIES.

The Agent, the Lenders and their affiliates may accept deposits from, extend credit to, invest in, act as trustee under indentures of, serve as financial advisor of, and generally engage in any kind of banking, trust or other business with the Loan Parties and their respective Subsidiaries or any of their Affiliates regardless of the capacity of the Agent or the Lender hereunder.  The Lenders acknowledge that, pursuant to such activities, KeyBank or its Affiliates may receive information regarding such Persons (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that the Agent shall be under no obligation to provide such information to them.

§27.CONSENTS, AMENDMENTS, WAIVERS, ETC.

Except as otherwise expressly provided in this Agreement, any consent or approval required or permitted by this Agreement may be given, and any term of this Agreement or of any other instrument related hereto or mentioned herein may be amended, and the performance or observance by the Borrower of any terms of this Agreement or such other instrument or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Required Lenders and, with respect to any amendment of any term of this Agreement or of any other instrument related hereto or mentioned herein, the Borrower or the Guarantors, as the case may be.  Notwithstanding the foregoing, none of the following may occur without the written consent of each Lender adversely affected thereby:  (a) a reduction in the rate of interest on the Notes (other than a reduction or waiver of default interest); (b) any increase or reduction in the amount of the Commitment of a Lender (except as provided in §2.4 and §18.1); (c) a forgiveness, reduction or waiver of the principal of any unpaid Loan or any interest thereon or fee payable under the Loan Documents; (d) a change in the amount of any fee payable to a Lender hereunder; (e) the postponement of any date fixed for any payment of principal of or interest on the Loan or any fees payable under the Loan Documents; (f) an extension of the Maturity Date (except as provided in Error! Reference source not found.); (g) a change in the manner of distribution of any payments to the Lenders or the Agent; (h) the release of Borrower, any Distribution Interest Pledge, any Equity Issuance Pledge, any Ownership Interest Pledge, or any material portion of any other Collateral (provided, however, for the avoidance of doubt, the foregoing shall not be deemed to limit the partial release by Agent of any Distribution Interest Pledge, Equity Issuance Pledge, Ownership Interest Pledge, or any such other Collateral in connection with the sale or Refinancing of Real Estate or Material Assets permitted hereunder and in accordance with the terms and provisions hereof), or the release of any Guarantor or any reduction of Guarantor’s liability under the Guaranty except as otherwise provided in §3.2 or §5.7; (i) an amendment of the definition of Required Lenders, or of any requirement for consent by all of the Lenders; (j) [Reserved]; (k) an amendment to this §27; or (l) an amendment of any provision of this Agreement or the Loan Documents which requires the approval of all of the Lenders or the Required Lenders to require a lesser number of Lenders to approve such action.  The provisions of §14 may not be amended without the written consent of the Agent.  No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon.  No course of dealing or delay or omission on the part of the Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

§28.SEVERABILITY.

The provisions of this Agreement are severable, and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Agreement in any jurisdiction.

§29.TIME OF THE ESSENCE.

Time is of the essence with respect to each and every covenant, agreement and obligation of Borrower under this Agreement and the other Loan Documents.

§30.NO UNWRITTEN AGREEMENTS.

THE LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.  ANY ADDITIONAL TERMS OF THE AGREEMENT BETWEEN THE PARTIES ARE SET FORTH BELOW.

§31.REPLACEMENT NOTES.

Upon receipt of evidence reasonably satisfactory to Borrower of the loss, theft, destruction or mutilation of any Note, and in the case of any such loss, theft or destruction, upon delivery of an indemnity agreement reasonably satisfactory to Borrower or, in the case of any such mutilation, upon surrender and cancellation of the applicable Note, Borrower will execute and deliver, in lieu thereof, a replacement Note, identical in form and substance to the applicable Note and dated as of the date of the applicable Note and upon such execution and delivery all references in the Loan Documents to such Note shall be deemed to refer to such replacement Note.

§32.NO THIRD PARTIES BENEFITED.

This Agreement and the other Loan Documents are made and entered into for the sole protection and legal benefit of the Borrower, the Lenders, the Agent, the Lender Hedge Provider, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.  All conditions to the performance of the obligations of the Agent and the Lenders under this Agreement, including the obligation to make Loans, are imposed solely and exclusively for the benefit of the Agent and the Lenders, and their permitted successors and assigns, and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that the Agent and the Lenders will refuse to make Loans in the absence of strict compliance with any or all thereof and no other Person shall, under any circumstances, be deemed to be a beneficiary of such conditions, any and all of which may be freely waived in whole or in part by the Agent and the Lenders at any time if in their sole discretion they deem it desirable to do so.  In particular, the Agent and the Lenders make no representations and assume no obligations as to third parties concerning the quality of the construction by the Borrower or any of its Subsidiaries of any development or the absence therefrom of defects.

§33.PATRIOT ACT.

Each Lender and the Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Borrower, which information includes names and addresses and other information that will allow such Lender or the Agent, as applicable, to identify Borrower in accordance with the Patriot Act.

§34.[RESERVED].

§35.[RESERVED].

§36.[RESERVED].

§37.[RESERVED].

§38.RECOURSE PROVISIONS

.

(a)Borrower Fully Liable

.  Borrower shall be fully liable for the Loan and the Obligations of Borrower to each of the Lenders.

(b)Additional Matters

.  To the extent permitted under applicable law, nothing contained in these provisions or elsewhere shall limit the right of Agent or any of the Lenders to obtain injunctive relief or to pursue equitable remedies under any of the Loan Documents, or to pursue common law remedies for matters constituting fraud, or misappropriation of rents, or insurance or condemnation proceeds, against any party.

§39.EXISTING CREDIT AGREEMENT.

Simultaneous with the initial Loans advanced hereunder, all amounts due under the Existing Credit Agreement shall be repaid in full; provided that the parties hereby agree that there is no novation of the Existing Credit Agreement.  On the Effective Date, the rights and obligations of the parties under the Existing Credit Agreement shall be subsumed within and be governed by this Agreement.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be executed by its duly authorized representatives as of the date first set forth above.

BORROWER:

INDEPENDENCE REALTY OPERATING PARTNERSHIP, LP, a Delaware limited partnership

By:Independence Realty Trust, Inc.,
a Maryland Corporation, its general partner

By:_/s/ Farrell Ender
Name:  Farrell Ender
Title:    President

(SEAL)

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

[$40MM A&R Credit Agreement – Signature Page]

AGENT AND LENDER:

KEYBANK NATIONAL ASSOCIATION, as Lender and as Agent

By: /s/ Christopher T. Neil
Name:  Christopher T. Neil
Title:    Vice President

KeyBank National Association

225 Franklin Street

Boston, Massachusetts 02110

Attention:  Christopher T. Neil

Telephone:617-385-6202

Facsimile:617-385-6293

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

[$40MM A&R Credit Agreement – Signature Page]

LENDER:

THE HUNTINGTON NATIONAL BANK, a national banking association

By:__/s/ Michael D. Mitro

Name:Michael D. Mitro
Title: Senior Vice President

The Huntington National Bank
200 Public Square, CM17
Cleveland, OH 44114
Attention: Scott Childs
Telephone:  216-515-6529

Facsimile: 888-987-9315

[$40MM A&R Credit Agreement – Signature Page]

LENDER:

MIDFIRST BANK, A FEDERALLY CHARTERED SAVINGS ASSOCIATION

By:_/s/ Todd Wright_____________
Name: Todd Wright
Title: Senior Vice President

MidFirst Bank, a federally chartered Savings Association

501 NW Grand Blvd.

Oklahoma City, OK 73118

Attention: Todd Wright

Telephone: 405-767-7108

Facsimile: 405-767-5478

[$40MM A&R Credit Agreement – Signature Page]

LENDER:

COMERICA BANK

By:_/s/ Casey L. Stevenson
Name: Casey L. Stevenson
Title: Vice President

Comerica Bank

3551 Hamlin Road MC2390

Auburn Hills Michigan 48326

Attention: Charles Weddell

Telephone: 248-371-6283

Facsimile: 248-371-7920

[$40MM A&R Credit Agreement – Signature Page]

LENDER:

CITIZENS BANK. N.A.

By:_/s/ Frank Kaplan
Name: Frank Kaplan
Title: Assistant Vice President

Citizens Bank, N.A.

1215 Superior Avenue

Cleveland, Ohio 44114

Attention: Nan E. Delahunt

Telephone: 617-725-5240

Facsimile: 216-277-7106

[$40MM A&R Credit Agreement – Signature Page]

EXHIBIT A

FORM OF TERM NOTE

$___________________________, 201_

FOR VALUE RECEIVED, the undersigned (“Maker”), hereby promise to pay to ________________ __________________ (“Payee”), or order, in accordance with the terms of that certain Amended and Restated Credit Agreement, dated as of June 24, 2016, as from time to time in effect, among INDEPENDENCE REALTY OPERATING PARTNERSHIP, LP, KeyBank National Association, for itself and as Agent, and such other Lenders as may be from time to time named therein (as may be amended, modified, supplemented and/or extended from time to time, the “Credit Agreement”), to the extent not sooner paid, on or before the Maturity Date, the principal sum of _________________ ($__________), or such amount as may be advanced by the Payee under the Credit Agreement as a Term Loan with daily interest from the date thereof, computed as provided in the Credit Agreement, on the principal amount hereof from time to time unpaid, at a rate per annum on each portion of the principal amount which shall at all times be equal to the rate of interest applicable to such portion in accordance with the Credit Agreement, and with interest on overdue principal and, to the extent permitted by applicable law, on overdue installments of interest and late charges at the rates provided in the Credit Agreement.  Interest shall be payable on the dates specified in the Credit Agreement, except that all accrued interest shall be paid at the stated or accelerated maturity hereof or upon the prepayment in full hereof.  Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Credit Agreement.

Payments hereunder shall be made to the Agent for the Payee at 127 Public Square, Cleveland, Ohio 44114-1306, or at such other address as Agent may designate from time to time, or made by wire transfer in accordance with wiring instructions provided by the Agent.

This Note is one of one or more Term Notes evidencing borrowings under and is entitled to the benefits and subject to the provisions of the Credit Agreement.  The principal of this Note may be due and payable in whole or in part prior to the Maturity Date and is subject to mandatory prepayment in the amounts and under the circumstances set forth in the Credit Agreement, and may be prepaid in whole or from time to time in part, all as set forth in the Credit Agreement.

Notwithstanding anything in this Note to the contrary, all agreements between the undersigned Maker and the Lenders and the Agent, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of acceleration of the maturity of any of the Obligations or otherwise, shall the interest contracted for, charged or received by the Lenders exceed the maximum amount permissible under applicable law.  If, from any circumstance whatsoever, interest would otherwise be payable to the Lenders in excess of the maximum lawful amount, the interest payable to the Lenders shall be reduced to the maximum amount permitted under applicable law; and if from any circumstance the Lenders shall ever receive anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal balance of the Obligations of the undersigned Maker and to the payment of interest or, if such excessive interest exceeds the unpaid balance of principal of the Obligations of the undersigned

Maker, such excess shall be refunded to the undersigned Maker.  All interest paid or agreed to be paid to the Lenders shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full period until payment in full of the principal of the Obligations of the undersigned Maker (including the period of any renewal or extension thereof) so that the interest thereon for such full period shall not exceed the maximum amount permitted by applicable law.  This paragraph shall control all agreements between the undersigned Maker and the Lenders and the Agent.

In case an Event of Default shall occur, the entire principal amount of this Note may become or be declared due and payable in the manner and with the effect provided in said Credit Agreement.

This Note shall be governed by the laws of the State of New York, including, without limitation, New York General Obligations Law Section 5‑1401.

The undersigned Maker and all guarantors and endorsers, to the extent permitted by applicable law, hereby waive presentment, demand, notice, protest, notice of intention to accelerate the indebtedness evidenced hereby, notice of acceleration of the indebtedness evidenced hereby and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note, except as specifically otherwise provided in the Credit Agreement, and assent to extensions of time of payment or forbearance or other indulgence without notice.

IN WITNESS WHEREOF, the undersigned has by its duly authorized officer executed this Note on the day and year first above written.

INDEPENDENCE REALTY OPERATING PARTNERSHIP, LP, a Delaware limited partnership

By:  Independence Realty Trust, Inc., its sole general partner

By: _______________________________
Name: _______________________________
Title: _______________________________

EXHIBIT B

[RESERVED]

B-1

EXHIBIT C

[RESERVED]

C-1

EXHIBIT D

[RESERVED]

D-1

EXHIBIT E

[RESERVED]

E-1

EXHIBIT F

         [RESERVED]

F-1

EXHIBIT g

FORM OF COMPLIANCE CERTIFICATE

Key Bank, National Association
as Administrative Agent
225 Franklin Street
Boston, MA 02110

Attn: Mr. Christopher Neil

Re:  Independence Realty Operating Partnership, LP

       Compliance Certificate for period of _________ through ________

Dear Ladies and Gentlemen:

This Compliance Certificate is made with reference to that certain Amended and Restated Credit Agreement dated as of June 24, 2016 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), among Independence Realty Operating Partnership, LP (the "Borrower"), the financial institutions party thereto, as lenders, and KeyBank, National Association, as Administrative Agent.  All capitalized terms used in this Compliance Certificate (including any attachments hereto) and not otherwise defined in this Compliance Certificate shall have the meanings set forth for such terms in the Credit Agreement.  All Section references herein shall refer to the Credit Agreement.

I hereby certify that I am the ________________ of, Independence Realty Trust, Inc., the general partner of Independence Realty Operating Partnership, LP, and that I make this Certificate on behalf of each Borrower.  I further represent and certify on behalf of the Borrower as follows as of the date of this Compliance Certificate:

I have reviewed the terms of the Loan Documents and have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and consolidated and consolidating financial condition of the Borrower and its Subsidiaries, during the accounting period (the "Reporting Period") covered by the financial reports delivered simultaneous herewith pursuant to Section 7.4, and that such review has not disclosed the existence during or at the end of such Reporting Period (and that I do not have knowledge of the existence as at the date hereof) of any condition or event which constitutes a Default or Event of Default.

As of the last day of the Reporting Period:

1.Consolidated Leverage Ratio Calculation:

(a)Total Indebtedness*$_________

(b)Gross Asset Value*$_________

(i)    Operating Property Value

(ii)   Cost basis of Construction in Process

(iii)  Cost basis of Unimproved Land

(iv)  Debt Investments (based on current book value); and

(v)   Unrestricted Cash and Cash Equivalents

Consolidated Leverage Ratio [(a) divided by (b)]_________%

Covenant:  Shall not exceed (x) seventy-two and one half percent (72.5%) (through and including September 17, 2016) and (y) sixty-five percent (65%) (after September 17, 2016)

Complies with Covenant:_______[Y/N]

2.Consolidated Fixed Charge Coverage Ratio Calculation:

(a)(i)Consolidated EBITDA$_________

(ii)Capital expenditure reserves$_________

(1) Total number of units__________
(2) Capital expenditure reserve per unit$_________
(3) Total Capital expenditure reserve (1 x 2)$_________

Adjusted EBITDA for immediately preceding calendar quarter*$_________

[(i) minus (ii)]

(b)	Fixed Charges*$_________

(i)Interest Expense ;

(ii)All principal due and payable and paid on Indebtedness

(excluding (x) balloon payments of principal due at stated maturity and (y) payments of principal under Loan and the Specified Senior Secured Credit Facility); and

(iii)aggregate of all dividends payable on preferred Equity Interests

Consolidated Fixed Charge Ratio [(a) divided by (b)]:__________

Covenant:  Shall not be less than 1.50 to 1.00

Complies with Covenant:_______[Y/N]

3.Consolidated Tangible Net Worth:

(a)(i)   Consolidated Group’s Gross Asset Value on Original

Closing Date$_________

(ii)   Total Indebtedness on Original Closing Date$_________

Actual Consolidated Tangible Net Worth on Original

Closing Date*:$_________

[(i) minus (ii)]

Multiplied by 0.75

(iii)   Adjusted Actual Consolidated Tangible Net Worth

on Original Closing Date $__________

(b)(i)    Aggregate proceeds received by the Parent Guarantor, Borrower or any “Subsidiary Borrower” (as defined in the Specified Senior Secured Credit Agreement) (net of reasonable and customary related fees and expenses) in connection with any offering of stock or other Equity Interests of such Person (but excluding any such offering to Parent Guarantor or any of its Subsidiaries), on a cumulative basis, from and after the Original Closing Date.$__________

Multiplied by 0.75

(ii)   Required Tangible Net Worth$__________

(c)   (i)    Gross Asset Value as of last day of immediately preceding

calendar quarter$_________

(ii)   Total Indebtednessas of last day of immediately preceding

calendar quarter$_________Consolidated Tangible Net Worth as of last day of immediately preceding calendar quarter*:$_________

[(i) minus (ii)]

I.Actual Consolidated Tangible Net Worth [(c)] measured for immediate preceding calendar quarter $_________

II.Amount (if any) by which Items (a)(iii) plus (b)(ii) shall exceed Item I $__________

Covenant: Parent Guarantor’s Consolidated Tangible Net Worth shall not be less than Adjusted Actual Consolidated Tangible Net Worth on Original Closing Date plus (y) seventy-five percent (75%) of the aggregate proceeds received by the Parent Guarantor, Borrower, or any “Subsidiary Borrower” (as defined in the Specified Senior Secured Credit Agreement) (net of reasonable and customary related fees and expenses and net of any intercompany contributions among the Parent Guarantor and its Subsidiaries) in connection with any offering of stock or other Equity Interests of such Person (but excluding any such offering to Parent Guarantor or any of its Subsidiaries), on a cumulative basis, from and after the Original Closing Date.

Complies with Covenant:_______[Y/N]

4.Distributions:

(a)Funds from Operations of the Consolidated Group for the four (4) fiscal quarter period most recently ended *$_________

(b)Distributions made during the four (4) fiscal quarter period most recently ended *$_________

(c)Ratio of (b) to (a) _________%

Covenant:  Parent Guarantor shall not make any Distributions (a) which, after giving effect to the making of any such Distribution, would exceed an amount equal to (x) one hundred ten percent (110%), for the period from and after the Original Closing Date through and including September 17, 2017, and (y) one hundred percent (100%), at any time after September 17, 2017, of Funds from Operations of the Consolidated Group for the four (4) fiscal quarter period then most recently ended.

Complies with Covenant:_______[Y/N]

5.Liquidity:

Unrestricted Cash and Cash Equivalents:$_________

Covenant:  At least $5,000,000.00

Complies with Covenant:_______[Y/N]

6.Investments:

(a)(i)     Investments by Borrower, Parent Guarantor and IR OpCo in Unimproved Land $_________

(ii)    Gross Asset Value$_________

(iii)   Ratio (i) to (ii)__________%

Covenant:  Not greater than five percent (5%)

(b)	(i) Investments by Borrower, Parent Guarantor and IR OpCo in Construction in Process $_________

(ii)    Gross Asset Value$_________

(iii)   Ratio (i) to (ii)__________%

Covenant:  Not greater than ten percent (10%)

(c)(i)     Investments by Borrower, Parent Guarantor and IR OpCo in Non-Wholly Owned Subsidiaries (including real estate funds or privately held companies)  $_________

(ii)    Gross Asset Value$_________

(iii)   Ratio (i) to (ii)__________%

Covenant:  Not greater than ten percent (10%)

(d)

(i)     Investments by Borrower, Parent Guarantor and IR OpCo consisting of Other Real Estate Investments$_________

(ii)    Gross Asset Value$_________

(iii)   Ratio (i) to (ii)__________%

Covenant:  Not greater than five percent (5%)

(e)(i)     Aggregate of items (a) through (d) above $_________

(ii)    Gross Asset Value$_________

(iii)   Ratio (i) to (ii)__________%

Covenant:  Not greater than twenty percent (20%)

Complies with Covenant [(a) through (e)]:_______[Y/N]

For the purposes of this §6, the Investment of Borrower, the Parent Guarantor, or IR OpCo in any Non-Wholly Owned Subsidiary will equal (without duplication) the sum of (i) such Person’s pro rata share of their Non-Wholly Owned Subsidiary’s Investment in Real Estate assets; plus (ii) such Person’s pro rata share of any other Investments valued at the GAAP book value.

7.Indebtedness:

(a)	(i) Aggregate amount of Recourse Indebtedness (excluding the Obligations under the Facility) of the Parent Guarantor, the Borrower, and IR OpCo $_________

Covenant:  Aggregate amount of Recourse Indebtedness (excluding the Obligations under the Facility) of the Parent Guarantor, the Borrower, and IR OpCo shall not exceed an amount equal to the aggregate of (x) the Indebtedness arising under the Specified Senior Secured Credit Facility and (y) an aggregate amount of up to One Million Dollars ($1,000,000.00) at any one time outstanding;

(b)(i)     Unhedged Variable Rate Indebtedness*$_________

(1)Total Indebtedness of Consolidated Group

(2)(Total Indebtedness (at a fixed rate) of Consolidated Group)

(3)(Aggregate notional amount of Derivative Contracts (with respect to all Total Indebtedness of Consolidated Group hedged by Derivatives Contracts effectively fixing or capping the per annum rate of interest thereof))

(ii)    Gross Asset Value$_________

(iii)   Ratio (i) to (ii)__________%

Covenant:  Not greater than thirty percent (30%)

Complies with Covenant [(a) and (b)]:_______[Y/N]

8.Intentionally Deleted

9.Business Assets of IRT.

(a) Percentage of the assets of Parent Guarantor held, directly or indirectly, by Borrower or the direct or indirect Subsidiaries of Borrower ____%

Covenant: At all times not less than ninety percent (90.0%) of the assets of Parent Guarantor shall be held, directly or indirectly, by Borrower or the direct or indirect Subsidiaries of Borrower.

Complies with Covenant [(a)]:_______[Y/N]

This Compliance Certificate has been executed and delivered as of the date set forth above.

INDEPENDENCE REALTY TRUST, INC., a Maryland Corporation By:__________________ Name: Title:

*     See attached detailed calculations

APPENDIX TO COMPLIANCE CERTIFICATE

WORKSHEET

EXHIBIT H

FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

THIS ASSIGNMENT AND ACCEPTANCE AGREEMENT (this “Agreement”) dated ____________________, by and between ____________________________ (“Assignor”), and ____________________________ (“Assignee”).

W I T N E S S E T H:

WHEREAS, Assignor is a party to that certain Amended and Restated Credit Agreement, dated June 24, 2016, by and among INDEPENDENCE REALTY OPERATING PARTNERSHIP, LP (“Borrower”), the other lenders that are or may become a party thereto, and KEYBANK NATIONAL ASSOCIATION, individually and as Agent (the “Loan Agreement”); and

WHEREAS, Assignor desires to transfer to Assignee [Describe assigned Commitment] under the Loan Agreement and its rights with respect to the Commitment assigned and its Outstanding Loans with respect thereto;

NOW, THEREFORE, for and in consideration of the sum of Ten and No/100 Dollars ($10) and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee hereby agree as follows:

1.Definitions.  Terms defined in the Loan Agreement and used herein without definition shall have the respective meanings assigned to such terms in the Loan Agreement.

Assignment.

Subject to the terms and conditions of this Agreement and in consideration of the payment to be made by Assignee to Assignor pursuant to Paragraph 5 of this Agreement, effective as of the “Assignment Date” (as defined in Paragraph 7 below), Assignor hereby irrevocably sells, transfers and assigns to Assignee, without recourse, a portion of its Term Loan Note in the amount of $_______________ representing a $_______________ Term Loan Commitment, and a corresponding interest in and to all of the other rights and obligations under the Loan Agreement and the other Loan Documents relating thereto (the assigned interests being hereinafter referred to as the “Assigned Interests”), including Assignor’s share of all outstanding Term Loans with respect to the Assigned Interests and the right to receive interest and principal on and all other fees and amounts with respect to the Assigned Interests, all from and after the Assignment Date, all as if Assignee were an original Lender under and signatory to the Loan Agreement having a Term Loan Commitment Percentage equal to the amount of the respective Assigned Interests.

Assignee, subject to the terms and conditions hereof, hereby assumes all obligations of Assignor with respect to the Assigned Interests from and after the Assignment Date as if Assignee were an original Lender under and signatory to the Loan Agreement and the “Intercreditor Agreement” (as hereinafter defined), which obligations shall include, but shall not be limited to, the obligation to make Loans to the Borrower with respect to the Assigned Interests and to indemnify the Agent as provided therein (such obligations, together with all other obligations set forth in the Loan Agreement and the other Loan Documents are hereinafter collectively referred to as the “Assigned Obligations”).  Assignor shall have no further duties or obligations with respect to, and shall have no further interest in, the Assigned Obligations or the Assigned Interests.

Representations and Requests of Assignor.

Assignor represents and warrants to Assignee (i) that it is legally authorized to, and has full power and authority to, enter into this Agreement and perform its obligations under this Agreement; (ii) that as of the date hereof, before giving effect to the assignment contemplated hereby the principal face amount of Assignor’s Note is $____________, and (iii) that it has forwarded to the Agent the Note held by Assignor.  Assignor makes no representation or warranty, express or implied, and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Documents or the execution, legality, validity, enforceability, genuineness or sufficiency of any Loan Document or any other instrument or document furnished pursuant thereto or in connection with the Loan, the collectability of the Loans, the continued solvency of the Borrower or the continued existence, sufficiency or value of the Collateral or any assets of the Borrower which may be realized upon for the repayment of the Loans, or the performance or observance by the Borrower of any of its respective obligations under the Loan Documents to which it is a party or any other instrument or document delivered or executed pursuant thereto or in connection with the Loan; other than that it is the legal and beneficial owner of, or has the right to assign, the interests being assigned by it hereunder and that such interests are free and clear of any adverse claim.

Assignor requests that the Agent obtain replacement notes for each of Assignor and Assignee as provided in the Loan Agreement.

Representations of Assignee.  Assignee makes and confirms to the Agent, Assignor and the other Lenders all of the representations, warranties and covenants of a Lender under Articles 14 and 18 of the Loan Agreement.  Without limiting the foregoing, Assignee (a) represents and warrants that it is legally authorized to, and has full power and authority to, enter into this Agreement and perform its obligations under this Agreement; (b) confirms that it has received copies of such documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement; (c) agrees that it has and will, independently and without reliance upon Assignor, any other Lender or the Agent and based upon such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in evaluating the Loans, the Loan Documents, the creditworthiness of the Borrower and the value of the assets of the Borrower, and taking or not taking action under the Loan Documents; (d) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers as are reasonably incidental thereto pursuant to the terms of the Loan Documents and the Intercreditor Agreement; (e) agrees that, by this Assignment, Assignee has become a party to and will perform in accordance with their terms all the obligations which by the terms of the Loan Documents and the Intercreditor Agreement are required to be performed by it as a Lender; (f) represents and warrants that Assignee does not control, is not controlled by, is not under common control with and is otherwise free from influence or control by, the Borrower or Guarantors, (g) represents and warrants that Assignee is subject to control, regulation or examination by a state or federal regulatory agency, and (h) agrees that if Assignee is not incorporated under the laws of the United States of America or any State, it has on or prior to the date hereof delivered to Borrower and Agent certification as to its exemption (or lack thereof) from deduction or withholding of any

United States federal income taxes.  Assignee agrees that Borrower may rely on the representation contained in Section 4.1.

Payments to Assignor.  In consideration of the assignment made pursuant to Paragraph 1 of this Agreement, Assignee agrees to pay to Assignor on the Assignment Date, an amount equal to $____________ representing the aggregate principal amount outstanding of the Loans owing to Assignor under the Loan Agreement and the other Loan Documents with respect to the Assigned Interests.

Payments by Assignor.  Assignor agrees to pay the Agent on the Assignment Date the registration fee required by §18.2 of the Loan Agreement.

Effectiveness.

(a)The effective date for this Agreement shall be _______________ (the “Assignment Date”).  Following the execution of this Agreement, each party hereto shall deliver its duly executed counterpart hereof to the Agent for acceptance and recording in the Register by the Agent.

(b)Upon such acceptance and recording and from and after the Assignment Date, (i) Assignee shall be a party to the Loan Agreement and the Intercreditor Agreement and, to the extent of the Assigned Interests, have the rights and obligations of a Lender thereunder, and (ii) Assignor shall, with respect to the Assigned Interests, relinquish its rights and be released from its obligations under the Loan Agreement and the Intercreditor Agreement.

(c)Upon such acceptance and recording and from and after the Assignment Date, the Agent shall make all payments in respect of the rights and interests assigned hereby accruing after the Assignment Date (including payments of principal, interest, fees and other amounts) to Assignee.

(d)All outstanding LIBOR Rate Loans shall continue in effect for the remainder of their applicable Interest Periods and Assignee shall accept the currently effective interest rates on its Assigned Interest of each LIBOR Rate Loan.

Notices.  Assignee specifies as its address for notices and its Lending Office for all assigned Loans, the offices set forth below:

Notice Address:	Attn: Facsimile:
Domestic Lending Office:	Same as above
Eurodollar Lending Office:	Same as above

Payment Instructions.  All payments to Assignee under the Loan Agreement shall be made as provided in the Loan Agreement in accordance with the separate instructions delivered to Agent.

Governing Law.  THIS AGREEMENT IS INTENDED TO TAKE EFFECT AS A SEALED INSTRUMENT FOR ALL PURPOSES AND TO BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO CONFLICT OF LAWS).

Counterparts.  This Agreement may be executed in any number of counterparts which shall together constitute but one and the same agreement.

Amendments.  This Agreement may not be amended, modified or terminated except by an agreement in writing signed by Assignor and Assignee, and consented to by Agent.

Successors.  This Agreement shall inure to the benefit of the parties hereto and their respective successors and assigns as permitted by the terms of Loan Agreement and the Intercreditor Agreement.

[signatures on following page]

IN WITNESS WHEREOF, intending to be legally bound, each of the undersigned has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, as of the date first above written.

ASSIGNEE:

By:	Title:

ASSIGNOR:

By:	Title:

RECEIPT ACKNOWLEDGED AND
ASSIGNMENT CONSENTED TO BY:

KEYBANK NATIONAL ASSOCIATION, as Agent

By:	Title:

EXHIBIT I

[RESERVED]

I-1

schedule 1.1-A

disqualified lenders

1.	Arbor Realty Trust Inc.
2.	Ares Commercial Real Estate Corp.
3.	Colony American Homes, Inc. and any affiliate thereof with “Colony” as part of its name
4.	Istar Inc.
5.	Northstar Real Estate Investment Trust, Inc. and any affiliate thereof with “Northstar” as part of its name
6.	Preferred Apartment Communities Inc.
7.	Resource Capital Corp. and any affiliate thereof with “Resource” as part of its name
8.	Starwood Waypoint Residential Trust and any affiliate thereof with “Starwood” as part of its name
9.	Bancorp

Schedule 1.1 – Page 1

SCHEDULE 1.1-B

distribution interest pledge collateral

Pledgor	Issuer	% of Ownership Interest in Issuer	% of Distribution Interest Pledged
IR TS Op Co, LLC	BSF-Arbors River Oaks, LLC	100%	100%
IR TS Op Co, LLC	TS Vintage, LLC	100%	100%
IR TS Op Co, LLC	BSF Lakeshore, LLC	100%	100%
IR TS Op Co, LLC	JLC/BUSF Associates, LLC	100%	100%
IR TS Op Co, LLC	Fox Partners, LLC	100%	100%
IR TS Op Co, LLC	Merce Partners, LLC	100%	100%
IR TS Op Co, LLC	BSF Trails, LLC	100%	100%
IR TS Op Co, LLC	TS Goose Creek, LLC	100%	100%
IR TS Op Co, LLC	TS Westmont, LLC	100%	100%
IR TS Op Co, LLC	TS Miller Creek, LLC	100%	100%
JLC/BUSF Associates, LLC	Pointe at Canyon Ridge, LLC	100%	100%
Independence Realty Operating Partnership, LP	Bayview Club Apartments Indiana, LLC	100%	100%
IRT OKC Portfolio Member, LLC	IRT OKC Portfolio Owner, LLC	100%	100%

Schedule 1.1 – Page 1

SCHEDULE 1.1-C

ownership interest pledge collateral

Pledgor	Issuer	Ownership Interest	% of Ownership Pledged
Independence Realty Operating Partnership, LP	IR TS Op Co, LLC	100%	49%
Independence Realty Operating Partnership, LP	Berkshire II Cumberland, LLC	99.5%	49%
Independence Realty Operating Partnership, LP	Berkshire Square LLC	99.5%	49%
Independence Realty Operating Partnership, LP	Bennington Pond LLC	99.5%	49%
Independence Realty Operating Partnership, LP	IRT OKC Portfolio Member, LLC	100%	49%
Independence Realty Operating Partnership, LP	IRT Copper Mill Apartments Texas, LLC	100%	49%
Independence Realty Operating Partnership, LP	IRT Crestmont Apartments Georgia, LLC	100%	49%
Independence Realty Operating Partnership, LP	IRT Heritage Trace Apartments Virginia, LLC	100%	49%
IR TS Op Co, LLC	TS Aventine, LLC	100%	49%
IR TS Op Co, LLC	TS Creekstone, LLC	100%	49%
IR TS Op Co, LLC	TS New Bern, LLC	100%	49%
IR TS Op Co, LLC	TS Talison Row, LLC	100%	49%
IR TS Op Co, LLC	Millenia 700, LLC	100%	49%
IR TS Op Co, LLC	TS Brier Creek, LLC	100%	49%
IR TS Op Co, LLC	TS Craig Ranch, LLC	100%	49%
IR TS Op Co, LLC	TS Big Creek, LLC	100%	49%
IR TS Op Co, LLC	Wake Forest Apartments LLC	100%	49%

Schedule 1.1 – Page 1

SCHEDULE 1.1

LENDERS AND COMMITMENTS

Name and Address	Term Loan Commitment	Term Loan Commitment Percentage
KeyBank National Association 225 Franklin Street Boston, Massachusetts 02110 Attention: Christopher T. Neil Telephone: 617 385 6202 Facsimile: 617- 385-6293	$19,300,000.00	48.25%
The Huntington National Bank 200 Public Square, CM17 Cleveland, OH 44114 Attention: Scott Childs Telephone: 216-515-6529 Facsimile: 888-987-9315	$11,550,000.00	28.875%
MidFirst Bank, a federally chartered Savings Association 501 NW Grand Blvd. Oklahoma City, OK 73118 Attention: Todd Wright Telephone: 405-767-7108 Facsimile: 405-767-5478	$3,800,000.00	9.5%
Comerica Bank 3551 Hamlin Road MC2390 Auburn Hills Michigan 48326 Attention: Charles Weddell Telephone: 248-371-6283 Facsimile: 248-371-7920	$3,000,000.00	7.5%
Citizens Bank, N.A. 1215 Superior Avenue Cleveland, Ohio 44114 Attention: Nan E. Delahunt Telephone: 617-725-5240 Facsimile: 216-277-7106	2,350,000.00	5.875%

Schedule 1.1 – Page 1

SCHEDULE 5.1

BORROWER SUBSIDIARIES REQUIRING NOTICE TO LENDER

None.

Schedule 5.1 – Page 1

SCHEDULE 6.7

SCHEDULE OF CURRENT LITIGATION AS OF EFFECTIVE DATE

None.

Schedule 6.7 – Page 1

SCHEDULE 6.20

ENVIRONMENTAL MATTERS

None.

Schedule 6.20 – Page 1

SCHEDULE 6.21(a)

Borrower Subsidiary

Name	Form	Jurisdiction	Direct Owner(s)
IR TS Op Co, LLC	Limited Liability Company	Delaware	Borrower (100%)
Berkshire Square Managing Member. LLC	Limited Liability Company	Delaware	Borrower (100%)
Berkshire II Cumberland, LLC	Limited Liability Company	Indiana	Borrower (99.5%) Berkshire Square Managing Member, LLC (0.5%)
Berkshire Square, LLC	Limited Liability Company	Indiana	Borrower (99.5%) Berkshire Square Managing Member, LLC (0.5%)
IRT Copper Mill Apartments Texas, LLC	Limited Liability Company	Delaware	Borrower (100%)
IRT Crossings Owner, LLC	Limited Liability Company	Delaware	Borrower (100%)
IRT Crestmont Apartments Georgia, LLC	Limited Liability Company	Delaware	Borrower (100%)
IRT Eagle Ridge Apartments Member, LLC	Limited Liability Company	Delaware	Borrower (100%)
IRT Eagle Ridge Apartments Owner, LLC	Limited Liability Company	Delaware	IRT Eagle Ridge Apartments Member, LLC (100%)
IRT Heritage Trace Apartments Virginia, LLC	Limited Liability Company	Delaware	Borrower (100%)
Oxmoor CRA-B1, LLC	Limited Liability Company	Delaware	Borrower (100%)
IRT Runaway Bay Apartments, LLC	Limited Liability Company	Delaware	Borrower (100%)
Prospect Park CRA-B1, LLC	Limited Liability Company	Delaware	Borrower (100%)
Meadows CRA-B1, LLC	Limited Liability Company	Delaware	Borrower (100%)
Jamestown CRA-B1, LLC	Limited Liability Company	Delaware	Borrower (100%)
Brookside CRA-B1, LLC	Limited Liability Company	Delaware	Borrower (100%)
IRT Arbors Apartments Owner, LLC	Limited Liability Company	Delaware	Borrower (100%)
IRT Carrington Apartments Owner, LLC	Limited Liability Company	Delaware	Borrower (100%)

Schedule 6.21(a) – Page 1

Kings Landing LLC	Limited Liability Company	Delaware	Borrower (100%)
IRT OKC Portfolio Member, LLC	Limited Liability Company	Delaware	Borrower (100%)
IRT OKC Portfolio Owner, LLC	Limited Liability Company	Delaware	IRT OKC Portfolio Member, LLC (100%)
Stonebridge at the Ranch Apartments Owner, LLC	Limited Liability Company	Delaware	Borrower (100%)
IRT Lenoxplace Apartments Owner, LLC	Limited Liability Company	Delaware	Borrower (100%)
IRT Stonebridge Crossing Apartments Owner, LLC	Limited Liability Company	Delaware	Borrower (100%)
IRT Walnut Hill Apartments Owner, LLC	Limited Liability Company	Delaware	Borrower (100%)
Bennington Pond Managing Member, LLC	Limited Liability Company	Delaware	Borrower (100%)
Bennington Pond LLC	Limited Liability Company	Ohio	Borrower (99.5%) Bennington Pond Managing Member, LLC (0.5%)
Bayview Club Apartments Indiana, LLC	Limited Liability Company	Delaware	Borrower (100%)
Iron Rock Ranch Apartments Owner, LLC	Limited Liability Company	Delaware	Borrower (100%)
BSF-Arbors River Oaks, LLC	Limited Liability Company	Florida	IR OpCo (100%)
TS Vintage, LLC	Limited Liability Company	Delaware	IR OpCo (100%)
TS Craig Ranch, LLC	Limited Liability Company	Delaware	IR OpCo (100%)
BSF Lakeshore, LLC	Limited Liability Company	Florida	IR OpCo (100%)
JLC/BUSF Associates, LLC	Limited Liability Company	Delaware	IR OpCo (100%)
Pointe at Canyon Ridge, LLC	Limited Liability Company	Georgia	JLC/BUSF Associates, LLC (100%)
Fox Partners, LLC	Limited Liability Company	Texas	IR OpCo (100%)
Merce Partners, LLC	Limited Liability Company	Texas	IR OpCo (100%)
BSF Trails, LLC	Limited Liability Company	Florida	IR OpCo (100%)
TS Big Creek, LLC	Limited Liability Company	Delaware	IR OpCo (100%)
TS Goose Creek, LLC	Limited Liability Company	Delaware	IR OpCo (100%)
TS Westmont, LLC	Limited Liability Company	Delaware	IR OpCo (100%)
TS Aventine, LLC	Limited Liability Company	Delaware	IR OpCo (100%)
TS Creekstone, LLC	Limited Liability Company	Delaware	IR OpCo (100%)
TS Miller Creek, LLC	Limited Liability Company	Delaware	IR OpCo (100%)
TS New Bern, LLC	Limited Liability Company	Delaware	IR OpCo (100%)
Wake Forest Apartments, LLC	Limited Liability Company	Delaware	IR OpCo (100%)

Schedule 6.21(a) – Page 2

1663350.3

TS Talison Row, LLC	Limited Liability Company	Delaware	IR OpCo (100%)
Millenia 700, LLC	Limited Liability Company	Delaware	IR OpCo (100%)
TS Brier Creek, LLC	Limited Liability Company	Delaware	IR OpCo (100%)

Schedule 6.21(a) – Page 3

1663350.3

SCHEDULE 8.1

specified indebtedness

Borrower	Originating Lender	Original Principal Amount	Maturity Date	Encumbered Asset
Millenia 700, LLC	Prudential Mortgage Capital Company	$29,175,000	March 5, 2021	Millenia 700 4150 Eastgate Drive Orlando, Florida 72839
TS Brier Creek, LLC	Prudential Mortgage Capital Company	$20,425,000	April 5, 2022	Waterstone at Brier Creek 10002 Sellona Street Raleigh, North Carolina 27617
TS Aventine, LLC	Prudential Mortgage Capital Company	$30,600,000	March 5, 2021	Aventine Greenville 97 Market Point Drive Greenville, South Carolina 29607
TS New Bern, LLC	Prudential Mortgage Capital Company	$23,750,000	February 5, 2024	Fountains at Southend 120 New Bern Street Charlotte, North Carolina 28217
TS Creekstone, LLC	New York Life Insurance Company	$23,250,000	June 10, 2023	Woodfield Creekstone Apartments 5508 South Miami Boulevard Durham, North Carolina 27703
TS Talison Row, LLC	New York Life Insurance Company	$33,635,000	September 10, 2023	Talison Row Apartments 480 Seven Farms Drive Charleston, South Carolina 29492
Berkshire Square, LLC and Berkshire II Cumberland, LLC	Grandbridge Real Estate Capital LLC	$8,612,000	January 1, 2021	Berkshire Square Apartments 11415 Knollridge Lane Indianapolis, Indiana 46229
Bennington Pond LLC	NorthMarq Capital, LLC	$11,375,000	December 1, 2024	Bennington Pond 4261 Hamilton Square Boulevard Groveport, Ohio 43125

Schedule 8.1 – Page 1

Borrower	Originating Lender	Original Principal Amount	Maturity Date	Encumbered Asset
IRT Copper Mill Apartments Texas, LLC	RAIT Partnership, L.P.	$7,150,000	May 1, 2021	Copper Mill Apartments 10000 North Lamar Boulevard Austin, Texas 78753
IRT Crestmont Apartments Georgia, LLC	RAIT Partnership, L.P.	$6,566,000	May 1, 2021	Crestmont Apartments 500 Williams Drive Marietta, Georgia 30066
IRT Heritage Trace Apartments Virginia, LLC	RAIT Partnership, L.P.	$5,350,000	May 1, 2021	Heritage Trace Apartments 168 A Heritage Way Newport News, Virginia 23602
IRT Runaway Bay Apartments, LLC	Walker & Dunlop, LLC	$9,935,000	November 1, 2022	Runaway Bay Apartments 2030 Runaway Bay Drive Indianapolis, Indiana 46224
IRT Eagle Ridge Apartments Owner, LLC	Bank of America, N.A.	$18,850,000	March 1, 2024	Reserve at Eagle Ridge 1947 Eagle Ridge Drive Waukegan, Illinois 60087
King’s Landing LLC	CWCapital LLC	$21,200,000	June 1, 2022	King’s Landing 618 New Ballas Road Creve Coeur, Missouri 63141
IRT Crossings Owner, LLC	Amerisphere Multifamily Finance, L.L.C.	$15,313,000	June 1, 2024	Crossings 5880 Ridgewood Road Jackson, Mississippi 32911
IRT Carrington Apartments Owner, LLC	Amerisphere Multifamily Finance, L.L.C.	$14,235,000	August 1, 2024	Carrington 1801 Champlin Drive Little Rock, Arkansas 72223
IRT Arbors Apartments Owner, LLC	Amerisphere Multifamily Finance, L.L.C.	$13,150,000	August 1, 2024	Arbors at the Reservoir Park 959 Lake Harbour Drive Ridgeland, Mississippi 39157
IRT Walnut Hill Apartments Owner, LLC	NorthMarq Capital, LLC	$18,650,000	October 1, 2021	Walnut Hill 8920 Walnut Grove Road Cordova, Tennessee 38018

Schedule 8.1 – Page 2

Borrower	Originating Lender	Original Principal Amount	Maturity Date	Encumbered Asset
IRT Lenoxplace Apartments Owner, LLC	NorthMarq Capital, LLC	$15,991,000	November 1, 2021	Lenoxplace 1100 Lenoxplace Circle Raleigh, North Carolina 27603
IRT Stonebridge Crossing Apartments Owner, LLC	NorthMarq Capital, LLC	$19,370,000	January 1, 2022	Stonebridge Crossing 9135 Morning Ridge Road Cordova, Tennessee 38016
Prospect Park CRA-B1, LLC	NorthMarq Capital, LLC	$9,230,000	January 1, 2025	Prospect Park 2300 Glen Eagle Drive Louisville, Kentucky 40222
Brookside CRA-B1, LLC	NorthMarq Capital, LLC	$13,455,000	January 1, 2025	Brookside 8117 Copper Creek Drive Louisville, Kentucky 40222
Jamestown CRA-B1, LLC	NorthMarq Capital, LLC	$22,880,000	January 1, 2025	Jamestown 902 Markham Lane Louisville, Kentucky 40207
Meadows CRA-B1, LLC	NorthMarq Capital, LLC	$24,245,000	January 1, 2025	Meadows 2204 Deercross Drive Louisville, Kentucky 40220
Oxmoor CRA-B1, LLC	NorthMarq Capital, LLC	$35,815,000	January 1, 2025	Oxmoor 7400 Steeplecrest Circle Louisville, Kentucky 40222
Stonebridge at the Ranch Apartments Owner, LLC	NorthMarq Capital, LLC	$20,527,000	May 1, 2025	Stonebridge at the Ranch 1 Stonebridge Circle Little Rock, Arkansas 72223
Iron Rock Ranch Apartments Owner, LLC	NorthMarq Capital, LLC	$22,900,000	February 1, 2025	Iron Rock Ranch 1215 West Slaughter Lane Austin, Texas 78748
Wake Forest Apartments, LLC	New York Life Insurance Company	$25,050,000	June 10, 2023	Aston Apartments 1524 Woodfield Creek Drive, Wake County, Wake Forest, North Carolina 27587

Schedule 8.1 – Page 3

Borrower	Originating Lender	Original Principal Amount	Maturity Date	Encumbered Asset
TS Big Creek, LLC	Teachers Insurance and Annuity Association of America	$49,680,000	June 1, 2026	Waterstone at Big Creek 50 Estuary Trail, Alpharetta, Georgia 30005
TS Craig Ranch, LLC	Great-West Life & Annuity Insurance Co.	$31,250,000	June 1, 2023	Avenues at Craig Ranch 8700 Stacy Road, McKinney, Texas 75070

Schedule 8.1 – Page 4

SCHEDULE 8.14

MANAGEMENT FEES

None.

Schedule 8.1 – Page 1

SCHEDULE 19

NOTICE ADDRESSES

If to the Agent or KeyBank:

KeyBank National Association

225 Franklin Street, 18th Floor

Boston, Massachusetts 02110

Attn: Mr. Christopher T. Neil

and

Riemer & Braunstein LLP

Three Center Plaza

Boston, Massachusetts 02108

Attn: Kevin J. Lyons, Esquire

If to Guarantor or any Borrower:

Independence Realty Trust, Inc.

Two Logan Square
100 N. 18th Street

Philadelphia, Pennsylvania  19103

Attn: Farrell Ender, President

With a copy to:

RAIT Financial Trust, Inc.

Two Logan Square
100 N. 18th Street

Philadelphia, Pennsylvania  19103

Attn: Jamie Reyle, SMD – CLO

to any other Lender which is a party hereto, at the address for such Lender set forth on its signature page hereto, and to any Lender which may hereafter become a party to this Agreement, at such address as may be designated by such Lender.

1986367.8

Schedule 19 – Page 1